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EXHIBIT 99.1

Information included herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2010

Allied Holdings US, Inc.
Common Stock
(par value $0.01 per share)

        Tyco International Ltd. ("Tyco") is furnishing this Information Statement to its shareholders in connection with the planned distribution by Tyco to its shareholders of all of the outstanding shares of common stock of its wholly-owned subsidiary, Allied Holdings US, Inc. ("Allied Holdco"), which owns and operates the Electrical and Metal Products business of Tyco.

        Tyco will distribute all of the outstanding shares of common stock of Allied Holdco on a pro rata basis to holders of Tyco common shares, which we refer to as the "Distribution" or the "spin-off". Each Tyco common share outstanding as of [    •    ], the record date for the Distribution, will entitle its holder to receive [    •    ] shares of Allied Holdco common stock. The distribution of shares will be made in book-entry form. We expect that the spin-off will be tax-free to Tyco's shareholders for Swiss withholding tax and U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. Immediately after the Distribution is completed, we will be an independent, publicly-traded company.

        Approval of certain matters required for the Distribution is being sought from the holders of Tyco common shares at a special general meeting of Tyco's shareholders to be held on [    •    ], [    •    ] in Zurich, Switzerland. In connection with and prior to the special general meeting, Tyco will be distributing a proxy statement, which we refer to as the "Tyco Proxy Statement", to all holders of its common shares. The Tyco Proxy Statement will contain a proxy and will describe the procedures for voting your Tyco common shares and other details regarding the special general meeting. As a result, this Information Statement does not contain a proxy.

        Other than shareholder approval of the Distribution, no action will be required of you to receive shares of Allied Holdco common stock, which means that:

  •
  you will not be required to pay for the shares of our common stock that you receive in the Distribution; and

  •
  you do not need to surrender or exchange any of your Tyco shares in order to receive shares of our common stock, or take any other action in connection with the spin-off.

        There is currently no trading market for our common stock. However, we expect that a limited market, commonly known as a "when issued" trading market, for our common stock will develop as early as two days prior to the record date for the Distribution, and we expect "regular way" trading of our common stock will begin the first trading day after the completion of the Distribution. We expect to list our common stock on the New York Stock Exchange under the symbol "[    •    ]."

        In reviewing this Information Statement, you should carefully consider the matters described under "Risk Factors" for a discussion of certain factors that should be considered by recipients of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Information Statement is [    •    ], [    •    ].

        This Information Statement is being furnished solely to provide information to Tyco shareholders who will receive shares of our common stock in the Distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Tyco. This Information Statement describes our business, our relationship with Tyco and how the spin-off affects Tyco and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the Distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading "Risk Factors."

        You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

i

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE SPIN-OFF

        Set forth below are commonly asked questions and answers about the spin-off and the transactions contemplated thereby. You should read the section entitled "The Spin-Off" beginning on page 29 of this Information Statement for a more detailed description of the matters described below.

        All references in this Information Statement to "Tyco" refer to Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland; all references in this Information Statement to "Allied Holdco," "the Company," "we," "us," or "our" refer to Allied Holdings US, Inc., a Delaware corporation. Throughout this Information Statement, we refer to Tyco's registered shares, nominal value CHF 7.16 per share, as Tyco common shares or Tyco shares; and Allied Holdco common stock, $0.01 par value per share, as Allied Holdco common stock or Allied Holdco shares.

Q:
What is the spin-off?

A:
The spin-off is the overall transaction of separating Allied Holdco from Tyco, which will be accomplished through a series of transactions that will result in our shareholders owning the Electrical and Metal Products business which is currently operated by Tyco. The final step of the transactions will be the pro rata distribution of our common stock by Tyco to holders of Tyco shares.

Q:
What is Allied Holdco?

A:
We are a newly-formed wholly-owned subsidiary of Tyco. Following the spin-off, we will be an independent, publicly-traded company operating the Electrical and Metal Products business formerly operated by Tyco.

Q:
What is the reason for the spin-off?

A:
Tyco has been evaluating potential transactions involving, and structural alternatives for, its Electrical and Metal Products business. Tyco's Board of Directors has determined that pursuing a disposition of the Electrical and Metal Products business through a spin-off is in the best interests of Tyco and its shareholders and that separating Allied Holdco from Tyco would provide, among other things, financial, operational and managerial benefits to both Allied and Tyco, including but not limited to the following expected benefits:

•
Strategic Focus and Flexibility.    Tyco's Board of Directors believes that following the spin-off, Allied Holdco and Tyco will each have more focused businesses and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses.

•
Focused Management.    The spin-off will allow management of each company to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of the respective companies, and to design more tailored compensation structures that better reflect these strategies, policies, and business characteristics. In particular, in the case of Allied Holdco, separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders.

•
Investor Choice.    Tyco's Board of Directors believes that the spin-off is expected to increase investor understanding of Allied Holdco and its market position within its industry, while also allowing for a more natural and interested investor base. Separating Allied Holdco from Tyco also allows investors to make independent decisions with respect to each of Tyco and Allied Holdco based on, among other factors, their different business models, strategies and industries.

    The spin-off will enable Tyco to distribute the value of the Electrical and Metal Products business to its shareholders while allowing it to focus on its remaining segments going forward.

  •
  Improved Shareholder Value.    Although there can be no assurance, Tyco believes that, over time, following the spin-off, the spin-off and corresponding combined ownership of common shares of Tyco and Allied Holdco should, assuming the same market conditions, create superior long-term value to Tyco shareholders relative to if Tyco were not to complete the spin-off.

Q:
Why is the separation of Allied Holdco structured as a spin-off?

A:
Tyco believes that a tax-free distribution of our shares for Swiss withholding tax and U.S. federal income tax purposes is the most efficient way to separate our business from Tyco in a manner that will improve flexibility and benefit both Tyco and us, and create long-term value for Tyco shareholders.

Q:
What will I receive in the spin-off?

A:
Each Tyco common share outstanding as of [    •    ], the record date for the Distribution, will entitle its holder to receive [    •    ] shares of Allied Holdco common stock. Your proportionate ownership interest in Tyco will not change as a result of the Distribution. For a more detailed description, see "The Spin-Off" beginning on page 29 of this Information Statement.

Q:
What is being Distributed in the spin-off?

A:
Approximately [    •    ] shares of our common stock will be Distributed in the spin-off, based on the number of Tyco common shares outstanding as of the record date. The shares of our common stock to be Distributed by Tyco will constitute all of the issued and outstanding shares of our common stock immediately prior to the Distribution. For more information on the shares being Distributed in the spin-off, see "Description of Our Capital Stock—Common Stock" beginning on page 110 of this Information Statement.

Q:
What is the record date for the Distribution?

A:
Record ownership will be determined as of [    •    ] p.m., Central European Time, on [    •    ], [    •    ], which we refer to as the record date.

Q:
When will the Distribution occur?

A:
The distribution date of the spin-off is expected to be [    •    ], [    •    ]. We expect that it will take the distribution agent, acting on behalf of Tyco, up to [    •    ] days after the distribution date to fully distribute the shares of our common stock to Tyco shareholders.

Q:
Can Tyco decide to cancel the distribution of Allied Holdco common stock after the shareholders have approved the transaction if all the conditions have been met?

A:
No. Under Swiss law, the power and authority to authorize the distribution of a dividend falls within the sole competence of the shareholders of the relevant company and may not be delegated to the company's board of directors. However, at any time prior to the special general meeting to approve the matters related to the Distribution or, following receipt of shareholder approval, in the event that the any of the conditions to the Distribution have not been met by September 30, 2011, Tyco will have the ability to discontinue the Distribution.

Q:
What will happen to the listing of Tyco shares?

A:
Nothing. Tyco shares will continue to be traded on the New York Stock Exchange under the symbol "TYC".

Q:
Will the spin-off affect the trading price of my Tyco common stock?

A:
Yes. We expect the trading price of Tyco common shares immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price will no longer reflect the value of Tyco's Electrical and Metal Products business, which is being spun-off through the distribution of Allied Holdco shares. Furthermore, until the market has fully analyzed the value of Tyco without its Electrical and Metal Products business, the price of Tyco common shares may fluctuate.

  In addition, it is also anticipated that, as early as two trading days prior to the record date and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a "regular-way" market and an "ex-distribution" market. Tyco common shares that trade on the regular way market will trade with an entitlement to shares of Allied Holdco common stock Distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of Allied Holdco common stock Distributed pursuant to the Distribution. See "The Spin Off—Trading Prior to the Distribution Date" beginning on page 37 of this Information Statement for more information.

Q:
What do I have to do to participate in the spin-off?

A:
Approval of certain matters required for the Distribution is being sought from the holders of Tyco common shares at a special general meeting of Tyco shareholders. In connection with the special general meeting, the Tyco Proxy Statement will be Distributed to Tyco's shareholders. The Tyco Proxy Statement will contain a proxy and describe the procedures for voting your Tyco shares and other details regarding the special general meeting. As a result, this Information Statement does not contain a proxy. Other than shareholder approval of the Distribution, no action will be required of Tyco shareholders to receive Allied Holdco shares, which means that (1) you will not be required to pay for the Allied Holdco shares that you receive in the Distribution, and (2) you do not need to surrender or exchange any Tyco common shares in order to receive Allied Holdco shares, or take any other action in connection with the spin-off.

Q:
What if I want to sell my Tyco common shares or my shares of Allied Holdco common stock?

A:
You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Tyco nor Allied Holdco makes any recommendations on the purchase, retention or sale of Tyco common shares or the shares of Allied Holdco common stock to be Distributed in the spin-off.

  If you decide to sell any shares before the Distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Tyco common shares or the shares of Allied Holdco common stock you will receive in the Distribution. If you sell your Tyco common shares in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of Allied Holdco common stock in the Distribution. If you own Tyco common shares at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including the distribution date, you will still receive the shares of Allied Holdco common stock that you would be entitled to receive in respect of the Tyco common shares you owned at the close of business on the record date. See "The Spin-Off—Trading Prior to the Distribution Date" on page 37 of this Information Statement for more information.

Q:
How will Tyco distribute shares of our common stock?

A:
Holders of Tyco common shares on the record date will receive shares of Allied Holdco common stock in book-entry form. See "The Spin-Off—Manner of Effecting the Spin-Off" on page 30 of this Information Statement for a more detailed explanation.

Q:
How will fractional shares be treated in the spin-off?

A:
No fractional shares will be Distributed in connection with the spin-off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees and other costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share in the Distribution. See "The Spin-Off—Manner of Effecting the Spin-Off" on page 30 of this Information Statement for a more detailed explanation.

Q:
What are the U.S. federal income tax consequences to me of the spin-off?

A:
Tyco is seeking a private letter ruling from the Internal Revenue Service substantially to the effect that, for U.S. federal income tax purposes, the Distribution, except for cash received in lieu of a fractional share of our common stock, will qualify as tax-free under Section 355 of the Internal Revenue Code of 1986, as amended, or the "Code". The private letter ruling also will provide that certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distribution. The private letter ruling and the opinion will rely on certain facts and assumptions, and certain representations and undertakings, from us and Tyco regarding the past and future conduct of our respective businesses and other matters. The receipt by Tyco of the private letter ruling (and the continued accuracy of the conclusions reached therein and the assumptions upon which such conclusions are made) is a condition to effecting the spin-off.

  Assuming that the Distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes no gain or loss will be recognized by a Tyco shareholder that is subject to U.S. federal income tax, and no amount will be included in the income of a shareholder that is subject to U.S. federal income tax, upon the receipt of our common shares pursuant to the Distribution. A Tyco shareholder that is subject to U.S. federal income tax generally will recognize gain or loss with respect to any cash received in lieu of a fractional share.

  See "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off" beginning on page 31 of this Information Statement and "Risk Factors—Risks Relating to the Spin-Off—If the Distribution or certain internal transactions undertaken in anticipation of the spin-off are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and Tyco could incur significant U.S. federal income tax liabilities" on page 22 of this Information Statement for more information regarding the potential tax consequences to you of the spin-off.

  Each Tyco shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:
What are the Swiss withholding tax and income tax consequences to me of the spin-off?

A:
Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to Tyco shareholders, regardless of the place of residency of the shareholder. Beginning on January 1,

  2011, distributions by Tyco to shareholders out of contributed surplus accumulated on or after January 1, 1997 will be exempt from Swiss withholding tax. We have obtained a ruling from the Swiss Federal Tax Administration confirming that the contributed surplus (Zuschuss) at the time of the special shareholders meeting of March 12, 2009 in the amount of CHF 36.3 billion represents such contributed surplus as of such date. Accordingly, based on the Swiss Federal Withholding Tax Act, the Distribution should not be subject to Swiss federal withholding tax.

  Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax on the Distribution, including any cash received in lieu of a fractional share of our common stock.

  Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distribution, as private assets will not be subject to any Swiss federal, cantonal or communal income tax on the Distribution, including any cash received in lieu of a fractional share of our common stock.

  Corporate and individual shareholders who hold their Tyco shares and, consequently, the entitlement to the Distribution, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes), will be subject to Swiss federal, cantonal and communal income tax on the Distribution, including any cash received in lieu of a fractional share of our common stock, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation exemption (Beteiligungsabzug) is not applicable.

  For more information regarding the potential tax consequences to you of the spin-off, see "The Spin-Off—Material Swiss Tax Consequences of the Spin-Off" beginning on page 34 of this Information Statement and "Risk Factors—Risks Relating to the Spin-Off—If the Distribution is determined to be taxable for Swiss withholding tax purposes, we and Tyco could incur significant Swiss withholding tax liabilities" on page 22 of this Information Statement.

Q:
Does Allied Holdco intend to pay cash dividends?

A:
We have not yet determined our dividend policy, but we intend to do so prior to the Distribution. See "Dividend Policy" on page 40 of this Information Statement for more information.

Q:
How will Allied Holdco common stock trade?

A:
Currently, there is no public market for our common stock. We intend to list our common stock on the New York Stock Exchange under the symbol "[    •    ]."

  We anticipate that trading will commence on a "when-issued" basis on or shortly prior to the record date and before the distribution date. When-issued trading in the context of a spin-off refers to a transaction effected on or before the distribution date and made conditionally because the securities of the spun-off entity have not yet been Distributed. When-issued trades generally settle within four trading days of the distribution date. On the first trading day following the distribution date, any when-issued trading in respect of our common stock will end and "regular-way" trading will begin. Regular-way trading refers to trading after the security has been Distributed and typically involves a trade that settles on the third full trading day following the date of the sale transaction. See "The Spin-Off—Trading Prior to the Distribution Date" on

  page 37 of this Information Statement for more information. We cannot predict the trading prices for our common stock before or after the distribution date.

Q:
Do I have appraisal rights?

A:
No. Holders of Tyco common shares are not entitled to appraisal rights in connection with the spin-off.

Q:
Who is the transfer agent for Allied Holdco shares?

A:
[    •    ]

Q:
Are there risks associated with owning Allied Holdco common stock?

A:
Our business is subject to both general and specific risks and uncertainties relating to our business. Our business is also subject to risks relating to the spin-off. Following the spin-off, we will also be subject to risks relating to being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth in the section entitled "Risk Factors" beginning on page 17 of this Information Statement.

Q:
Where can I get more information?

A:
If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at:

  [    •    ]

    Before the spin-off, if you have any questions relating to the Distribution, you should contact Tyco at:

      Investor Relations
      Tyco International Ltd.
      Freier Platz 10
      CH-8200 Schaffhausen, Switzerland
      Tel: +41 52 633 02 44

    After the spin-off, if you have any questions relating to Allied Holdco, you should contact us at:

      Investor Relations
      Allied Holdings US, Inc.
      16100 S. Lathrop Avenue
      Harvey, Illinois 60426-6021
      Tel: +1 (800) 882-5543

SUMMARY

        This summary highlights information contained elsewhere in this Information Statement and may not contain all of the information that may be important to you. For a more complete understanding of our business and the spin-off, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this Information Statement. You should read this entire Information Statement carefully, including the "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" sections.

Our Company

        We are a leading global fabricated product provider that manufactures steel tubes and pipes, pre-wired armored cables, electrical support systems and metal framing systems. We pride ourselves in providing reliable and prompt service to our diversified customer base and believe we are recognized for the quality of our products, our diverse product offering and our successful product development model. We operate through two business segments: our Electrical and Infrastructure segment and our Pipe and Tube segment. The Electrical and Infrastructure segment offers a broad range of electrical raceway products which include: (1) electrical conduits, (2) armored and metal clad cable, (3) cable management and (4) metal framing systems. Our Pipe and Tube segment's products include: (1) mechanical tube, (2) fence framework, (3) fire sprinkler pipe and (4) hollow structural sections, or "HSS," each of which comes in a range of shapes, sizes and specifications. We also provide through our Pipe and Tube segment ancillary services to our customers in the form of slitting and cutting of structural steel sheets, which are sold primarily to service centers.

        Our company was founded in 1959 in Harvey, Illinois, where our corporate headquarters is currently located. Our original business, known as Allied Tube & Conduit, developed an in-line galvanizing technique (Flo-Coat™) in which zinc is applied as tube and pipe are formed. The Flo-Coat™ galvanizing process, a patented technique, was the foundation for our low-cost manufacturing of fabricated metal products. In fiscal 2009, we completed a 500,000 square foot addition to our original Harvey, Illinois facility to add additional warehouse capacity and expand our corporate offices. The warehouse addition serves as our new regional distribution center, which allows us to better serve our regional customers by fulfilling and processing orders more efficiently.

        We distribute our products through the following channels: electrical distributors, home improvement retailers, industrial distributors, HVAC/plumbing distributors, datacom distributors and directly to original equipment manufacturers and a small number of general contractors. End users, typically trade contractors, install many of our products into non-residential and multi-family residential buildings during new facility construction and facility renovation. In total, we serve over 50 end-markets including commercial construction, industrial, power generation, agricultural and federal, state and local governments. The majority of our sales and operations are in North America, with significant operations in Brazil and, to a lesser extent, in the United Kingdom, France, Australia and New Zealand. In fiscal 2009, which ended on September 25, 2009, we generated $1.4 billion in revenue.

Our Strengths

        We have established a reputation as an industry leader in quality, service and innovation and have achieved strong competitive positions in our markets, primarily as a result of the following competitive strengths:

  •
  Well positioned in key markets.  We have leading market positions in our major product categories. We have achieved these positions as a result of the performance characteristics and quality of our products, long-standing customer relationships, geographic coverage and our ability to develop and effectively market new generations of value-added products. In addition, we offer a broad portfolio or "one-stop-offering" of products that enables our customers to purchase multiple products on a single truckload and in a single order.

  •
  Low-cost producer.  We operate 24 manufacturing facilities and 13 distribution facilities that are strategically located in the markets we serve to minimize logistical costs and provide economies of scale. Many of our pipe and tube products utilize a high-speed in-line galvanizing process that is cost-advantaged when compared to traditional hot-dip galvanization, the most common galvanization process used in the industry. Over the past two years, we have implemented several restructuring initiatives to further reduce our cost structure and allow us to remain competitive through the recent economic downturn. Additionally, our ability to respond more quickly to customer demand than our competitors, which we believe will be enhanced by our warehouse addition in Harvey, Illinois, will contribute to our ability to capture market share as overall economic conditions improve.

  •
  Innovative products.  Innovation is a hallmark of our business. We work with our customers to identify evolving needs and new applications for our products to help reduce customer costs and boost product sales. Our Kwik-Fit conduit and ColorSpecID systems are examples of recent innovations. Kwik-Fit eliminates the need to purchase, inventory, and install separate couplings to connect two lengths of conduit. ColorSpec ID system allows for the instant identification of cable types. Both products significantly reduce install time for our metal conduit armor-clad wiring. By closely working with our customers and understanding the dynamics of our core markets, we are able to design innovative products that we believe help us sustain market leading positions.

  •
  Strong Historical Operating Cash Flows.  We have generated strong cash flows from operating activity even through adverse business cycles and periods of reduced demand in our end markets. We generated average net cash provided from operations of $194 million per year from fiscal 2007 to 2009. In fiscal 2009, we generated net cash from operations of $213 million. Our ability to generate strong cash flows is principally attributable to our position as a low-cost manufacturer and the effective management of our working capital. We believe that strong cash flow will help us to implement the growth strategies discussed below.

  •
  Experienced Management Team.  We have a highly experienced management team throughout our organization. Our senior management team has a proven track record of developing and marketing new products and expanding into new geographies. Members of our management team also have significant experience in executing and integrating acquisitions.

Our Vision and Strategies

        Our vision is to build upon our position as a leading provider of steel tubes and pipes, pre-wired armored cables, electrical support systems and metal framing systems, by continued leverage of our manufacturing expertise, customer relationships and product brands. In addition, we intend to grow our business in key segments and improve profitability by implementing the following strategic initiatives and priorities:

  •
  Geographic expansion.  We intend to grow our business by expanding into geographic regions that are expected to grow at a faster pace than the mature North American economies where our current operations are principally located. We expect to grow our presence in Brazil through investment in existing manufacturing operations which facilitates the expansion of our product portfolio. In particular, we intend to introduce a lower-cost in-line galvanized product designed for the Brazilian market. In February 2010, we contracted to build a 195,000 square foot manufacturing facility in Changshu, China. The facility, which is currently under construction, is expected to be completed and operational in the first half of the 2011 calendar year. The

    Changshu plant will be used as a low-cost manufacturing base for exporting our products globally and will also help establish a China and Southeast Asia sales presence.

  •
  Operations and supply chain optimization with selected capital investments.  Managing raw material volatility and optimizing our geographic footprint and operational efficiency are important components for profitable growth. Our sales, inventory and operations planning process helps us determine whether, when and how much raw material to purchase as well as how much finished goods to maintain based on end market demand. Over the last three years, we have invested more than $71 million in restructuring projects that include reducing the number of North American manufacturing facilities, improving the quality of our products, reducing raw material supply lead times (to help mitigate fluctuations in raw material pricing), and rationalizing our headcount for both salaried and hourly employees. These efforts have been complemented by a number of facility expansion initiatives, including investments in our distribution capacity at our Harvey, Illinois location. In the future, we intend to continue to evaluate and pursue similar initiatives where appropriate, but also make targeted capital investments and/or pursue strategic acquisitions that help reduce costs, enhance our product offerings, enable us to enter attractive markets, expand our technological capabilities and provide synergy opportunities.

  •
  New product development.  By focusing on customer needs to create products that enable faster installation, thus reducing construction costs, we intend to introduce new and innovative products to both new and existing customers. The benefit to us is potentially higher margins for higher valued products and increased market penetration.

Our Products and Brands

        Our Electrical and Infrastructure segment offers a broad range of electrical raceway products which include: (1) electrical conduits, (2) armored and metal clad cable, (3) cable management and (4) metal framing systems. Our Pipe and Tube segment's products include: (1) mechanical tube, (2) fence framework, (3) fire sprinkler pipe and (4) HSS, each of which comes in a range of shapes, sizes and specifications. We market our products through a number of well-established brands. We believe our brands are known for their longstanding tradition of product innovation and commitment to quality. The table below includes a description of our products by segments and the major brands under which we sell them.

Business segment	Product Category	General description and highlights	Major Brands

		• Tubular steel used for the protection and routing of electrical wire	• Allied Tube & Conduit® • Columbia-MBF
	Electrical Conduits		• Eastern Wire + Conduit
• Products include electrical metallic tubing, intermediate metal conduit, rigid steel conduit, PVC conduit and aluminum rigid conduit

		• Armored cable	• AFC Cable Systems®
Electrical and		• Metal-clad cable, including fire alarm and	• ACS/Uni-Fab
Infrastructure		super neutral	• Kaf-Tech®
Armored Cable
• Phase ID System
• MC-Quik with integrated aluminum ground
• Specialty cables
• Pre-fab wiring systems

		• Cable management systems that hold and protect electrical raceways such as cable tray, cable ladder and wire basket	• Unistrut® • Powerstrut® • Telespar® • Cope®

Support Systems
• Metal framing systems or steel support structures using strut, channel and related fittings and accessories for both electrical and mechanical applications

		• Commercial quality tubing in a variety of shapes and sizes for industrial applications	• Allied Tube & Conduit® • Flo-Coat®
	Mechanical Tube	• In-line galvanized steel tubing products for many OEM and structural applications, combining superior corrosion resistance and high yield strength	• Tectron Tube • Dinaço (formerly Tyco Dinaço) • Gatorshield®

Pipe and Tube	HSS	• Square and round steel pipe used in a broad range of applications including commercial construction, OEM applications, and water/gas well casing (A500)	• Allied Tube & Conduit®

	Fence Framework	• High strength fence framework that utilizes the in-line galvanization process to deliver consistent strength and quality	• Allied Tube & Conduit® • Razor Ribbon®
• Barbed tape products for high security perimeter fences

		• Steel pipe for low pressure applications	• Allied Tube & Conduit®
	Fire Sprinkler Pipe	• A53 pipe—low pressure conveyance of fluids and certain structural and fabrication applications

	Sheets and Plates	• Slitting and cutting of structural steel sheets sold primarily to service centers	• Dinaço (formerly Tyco Dinaço)

Corporate Information

        We are a Delaware corporation and a newly-formed wholly-owned subsidiary of Tyco. Our principal executive office is located at 16100 S. Lathrop Avenue, Harvey, Illinois, and our telephone number is (800) 882-5543. Our website address is [    •    ]. Information contained on, or connected to, our website or Tyco's website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

Summary Historical and Unaudited Pro Forma Combined Financial Data

        The following tables set forth our summary of combined financial data. The summary results of operations data for each of the three years in the period ended September 25, 2009 are derived from our audited combined financial statements included elsewhere in this Information Statement, which have been prepared in accordance with generally accepted accounting principles in the United States, or "GAAP." The results of operations data for the nine months ended June 25, 2010 and June 26, 2009 are derived from our unaudited combined financial statements included elsewhere in this Information Statement. The unaudited combined financial statements have been prepared on the same basis as our audited combined financial statements and in our opinion include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair statement of our results of operations and financial position for these periods and as of such dates.

        The following tables also present summary unaudited pro forma combined financial information. Our unaudited pro forma statements are derived from the historical combined financial statements of Tyco's Electrical and Metal Products business, which are included elsewhere in this information statement. The pro forma adjustments give effect to the spin-off and the related transactions, as described in the notes to the unaudited historical pro forma financial statements. The unaudited pro forma combined statements of operations for the fiscal year ended September 25, 2009 and for the nine months ended June 25, 2010 give effect to the spin-off and related transactions as if they had occurred on September 27, 2008, the first day of fiscal 2009. The unaudited pro forma combined balance sheet as of June 25, 2010 gives effect to the spin-off and related transactions as if they had occurred on June 25, 2010. These unaudited pro forma combined financial statements include adjustments to reflect the following transactions:

  •
  the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco's Electrical and Metal Products business;

  •
  the settlement of amounts due to/from Tyco and its affiliates and the elimination of the associated interest expense/income;

  •
  the entry by us into a new credit facility and the associated interest expense and deferred financing costs associated with such facility;

  •
  the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment; and

  •
  the elimination of separation costs incurred for legal, advisory and accounting services.

        For a more complete explanation see "Unaudited Pro Forma Combined Financial Data" beginning on page 43 of this Information Statement.

        Our historical combined financial information and pro forma combined financial data may not be indicative of our future performance and do not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that will occur in the operations and capitalization of the Company as a result of our separation from Tyco.

	Nine Months Ended
				Fiscal Year
	June 25, 2010		June 25, 2010
				2009	2009	2008	2007
	($ in millions)
	Pro Forma		Historical	Pro Forma	Historical
Combined Statement of Operations Data:
Net sales	$	[•]	$1,047	$ [•]	$1,433	$2,318	$2,027
Cost of sales		[•]	856	[•]	1,282	1,762	1,698
Gross margin		[•]	191	[•]	151	556	329
Operating income (loss)		[•]	61	[•]	(963)	311	130
Income (loss) before income taxes		[•]	26	[•]	(1,004)	289	118
Net income (loss)		[•]	12	[•]	(969)	172	64

Combined Balance Sheet Data:
Total assets	$	[•]	$1,322		$1,241	$2,768	$2,530
Long-term debt, net, including due to Tyco and affiliates		[•]	411		652	710	735

Summary of the Spin-Off

        The following is a summary of the terms of the spin-off. See "The Spin-Off" beginning on page 29 for a more detailed description of the matters described below.

Distributing company	Tyco International Ltd. After the Distribution, Tyco will not own any shares of Allied Holdings US, Inc.
Distributed company	Allied Holdings US, Inc.
Primary purposes of the spin-off	The Tyco Board of Directors believes that separating Allied Holdco from Tyco is the best way to increase long-term value for Tyco and its shareholders and is in the best interests of both Tyco and Allied Holdco.
Distribution ratio	Each Tyco common share outstanding as of [ • ], [ • ], the record date for the Distribution will entitle its holder to receive [ • ] shares of Allied Holdco common stock. Cash will be Distributed in lieu of any fractional Allied Holdco shares you are entitled to, as described below.
Securities to be Distributed	All of the shares of Allied Holdco common stock owned by Tyco, which will be 100% of our common shares outstanding immediately prior to the Distribution. Based on the approximately [ • ] common shares of Tyco outstanding on [ • ], [ • ], and applying the distribution ratio of [ • ] shares of Allied Holdco common stock for every [ • ] common shares of Tyco, approximately [ • ] of our shares of common stock will be Distributed to Tyco shareholders who hold Tyco common shares outstanding as of the record date. The number of shares of Allied Holdco common stock that Tyco will distribute to its shareholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares.
Record date	The record date for the Distribution is the close of business, Central European Time, on [ • ], [ • ].
Distribution date	The distribution date is [ • ], [ • ].
The spin-off	On the distribution date, Tyco will release all of the shares of Allied Holdco common stock to the distribution agent to distribute to Tyco shareholders. The distribution of shares will be made in book-entry form. It is expected that it will take the distribution agent up to [ • ] days to electronically issue shares of Allied Holdco common stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your Tyco common shares or take any other action to receive your shares of Allied Holdco common stock.

No fractional shares	Tyco will not distribute any fractional shares of Allied Holdco common stock. Instead, a distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the Distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient shareholders that are subject to U.S. federal income tax as described in "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution," beginning on page 31 of this Information Statement, but generally should not be subject to Swiss withholding tax, as described in "The Spin-Off—Material Swiss Tax Consequences of the Spin-Off" beginning on page 34 of this Information Statement.
Conditions to the spin-off	The Distribution requires that the parent company financial statements of Tyco International Ltd. (which do not consolidate the results of operations of Tyco's subsidiaries), Tyco's consolidated financial statements for the year ended September 24, 2010, the allocation of Tyco's fiscal year 2010 results and the distribution of Allied Holdco stock shall each have been approved at the special general meeting scheduled for [ • ], [ • ];
The resolution to be proposed at the special general meeting of shareholders called to approve the Distribution will require that the following conditions are met or waived prior to implementation of the Distribution:

•       the Securities and Exchange Commission, or "SEC", shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Securities Exchange Act of 1934, as amended, or the "Exchange Act", and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

• our common stock shall have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance;

•       Tyco shall have received a private letter ruling from the Internal Revenue Service substantially to the effect that the Distribution, for U.S. federal income tax purposes, except for cash received in lieu of a fractional share of our common stock, (i) the Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of a fractional share of our common stock and (ii) certain internal transactions will qualify for favorable treatment under the Code; and such conclusions shall still be valid and in effect as of immediately prior to the Distribution;

•       Tyco shall have received a ruling from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the distribution of shares of our common stock to Tyco shareholders substantially to the effect that the Distribution, including for cash received in lieu of a fractional share of our common stock, is not subject to Swiss withholding tax and such qualification is still applicable at the time of Distribution;

•       all permits, registrations and consents required under the securities or blue sky laws in connection with the Distribution and all other material governmental approvals and other consents necessary to consummate the Distribution shall have been received; and

•       no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the Distribution.

In addition, we expect that prior to the special general meeting approving the Distribution the following conditions are either met or waived:

•       the Separation and Distribution Agreement and each of the ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party thereto, and each of the internal transactions contemplated by such agreements to have been completed prior to the Distribution shall have been completed;

• Tyco shall have received the opinion of McDermott Will & Emery LLP confirming the tax free status of the Distribution for U.S. federal income tax purposes; and

•       Tyco shall have received the opinion of Duff & Phelps relating to the solvency of each of Tyco and Allied Holdco following completion of the Distribution, which opinion will be updated prior to the distribution date.

In the event that shareholder approval of the Distribution and the conditions to the spin-off included in the shareholders resolution are met or otherwise satisfied prior to September 30, 2011, Tyco will be obligated to effect the Distribution.
Trading market and symbol	We intend to file an application to list our common stock on the New York Stock Exchange under the ticker symbol "[ • ]." We anticipate that, on or prior to the record date for the Distribution, trading of our common stock will begin on a "when-issued" basis and will continue up to and including the distribution date. See "The Spin-Off—Trading Before the Distribution Date," beginning on page 37 of this Information Statement.
Dividend policy	We have not yet determined our dividend policy, but we intend to do so prior to the spin-off. See "Dividend Policy" on page 40 of this Information Statement.

Tax consequences to Tyco shareholders	Tyco shareholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution except to the extent of cash received in lieu of fractional shares. See "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off" beginning on page 31 of this Information Statement for a more detailed description of the U.S. federal income tax consequences of the Distribution.
Tyco shareholders are not expected to recognize any Swiss withholding tax including on any cash received in lieu of fractional shares as a result of the Distribution out of the contributed surplus . See "The Spin-Off—Material Swiss Tax Consequences of the Spin-Off" beginning on page 34 of this Information Statement for a more detailed description of the Swiss tax consequences of the Distribution.
Each shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distribution to that shareholder, including the effect of any Swiss, U.S., state, local or foreign income tax consequences of the Distribution.
Relationship with Tyco after the spin-off	We will enter into a Separation and Distribution Agreement and other agreements with Tyco related to the spin-off. These agreements will govern the relationship between Allied Holdco and Tyco up to and subsequent to the completion of the Distribution and provide for the allocation between Allied Holdco and Tyco of various assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities). The Separation and Distribution Agreement, in particular, will provide for the settlement or extinguishment of certain obligations between Allied Holdco and Tyco and will provide for certain employee compensation and benefit matters between Allied Holdco and Tyco. We will enter into a Transition Services Agreement with Tyco pursuant to which certain services will be provided on an interim basis following the Distribution. Further, we will enter into an agreement with Tyco regarding the sharing of taxes incurred before and after the spin-off, certain indemnification rights with respect to tax matters and certain restrictions to preserve the tax-free status of the spin-off. We also intend to enter into certain other commercial agreements with Tyco, including certain supply agreements pursuant to which we will provide certain of our products to certain of Tyco's businesses, in particular those operating in Tyco's Fire Protection Services segment. We describe these arrangements in greater detail under "Certain Relationships and Related Party Transactions—Agreements with Tyco" beginning on page 107 and describe some of the risks of these arrangements under "Risk Factors—Risks Relating to the Spin-Off" beginning on page 22 of this Information Statement.
Transfer Agent	[ • ]
Risk factors	You should carefully consider the matters discussed under the section entitled "Risk Factors" beginning on page 17 of this Information Statement.

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information included in this Information Statement, in evaluating the Company and our common stock. If any of the risks described below actually occurs, our business, financial results, financial condition and stock price could be materially adversely affected.

Risk Factors Relating to Our Business

         The building and construction industry account for a significant portion of our sales, and reduced demand from these industries is likely to adversely affect our profitability, financial condition and cash flow.

        The U.S. non-residential construction industry experienced declines in volume beginning in 2008, as evidenced below:

	Fiscal Year Ended September,
	2009	2008	2007
U.S. non-residential starts, mil sq ft (% growth/(decline) year-over-year)	(40.7)	(11.6)	3.1

        Approximately 66% of our sales are related to U.S. non-residential construction starts, and our sales volume typically lags U.S. non-residential starts by three to nine months. During the first quarter of fiscal year 2010, U.S. non-residential starts continued to decline from their most recent peak (measured by square footage) in the fourth calendar quarter of 2007. Conduit, armored cable, strut channel, cable tray, sprinkler pipe and metal framing are building materials that are directly impacted by U.S. non-residential construction starts. The U.S. non-residential construction industry is cyclical, with product demand based on numerous factors such as availability of credit, interest rates, general economic conditions, consumer confidence, and other factors that are beyond our control. If U.S. non-residential construction starts do not stabilize or recover in the future, our profitability, financial condition and cash flows could continue to be adversely impacted.

         The raw materials which we are dependent upon in our production process are exposed to price fluctuations that could have a significant impact on our results of operations and financial condition.

        Our results from operations are impacted by changes in commodity prices, primarily steel and copper. Substantially all of the products we sell are subject to wide and frequent price fluctuations because they are composed primarily of steel or copper, two industrial metal commodities that have been subject to extreme price volatility during the past several years. Examples of such products include steel conduit, tubing and framing, and copper wiring in our cables. As the cost of these products to the Company declines, customers seek out price concessions. Historically, the Company has not engaged in hedging strategies for raw material purchases. Because we account for product sales using the first-in, first-out method, in such a declining price environment, our revenue will decline and our gross margins will compact, or turn negative, and such declines may be material. Rising steel and copper prices have the opposite effect, increasing both revenue and gross margin, assuming the quantities of the affected products sold remain constant.

         We rely on a few customers for a significant portion of our net sales, and the loss of those customers would adversely affect us.

        Certain of our customers, in particular marketing groups which represent consortia of independent electrical distributors, are material to our business and results of operations. In 2009, 2008 and 2007, our ten largest customers (including the aforementioned marketing groups) accounted for approximately 22%, 23% and 23% of our sales, respectively. Our percentage of sales to our major customers, and ultimately end-users, may increase if we are successful in pursuing our strategy of broadening the range of products we sell to existing customers. In such an event, or in the event of any consolidation in certain segments we serve, including retailers selling building products, our sales may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with, one or more of our top customers. Our top customers are also able to exert pricing and other influences on us, requiring us to market, deliver and promote our products in a manner that may be more costly to us.

        In general, we do not have long-term contracts with our customers. As a result, although our customers periodically provide indications of their product needs and purchases, they generally purchase our products on an order-by-order basis, and the relationship, as well as particular orders, can be terminated at any time. The loss, bankruptcy, or significant decrease in business from any of our major customers could have a material adverse effect on our business, results of operations, and cash flow.

         Our business is highly competitive, and increased competition could reduce our gross profit, net income and cash flow.

        The principal markets that we serve are highly competitive. Competition is based primarily on quality, price, raw materials and inventory availability, and the ability to meet delivery schedules dictated by customers. Our competition in the markets in which we participate comes from companies of various sizes, some of which may have greater financial and other resources than we do and some of which may have more established brand names in the markets we serve. Increased competition could force us to lower our prices or to offer additional services or enhanced products at a higher cost to us, which could reduce our gross profit, net income, and cash flow and cause us to lose market share.

         We rely on the availability and cost of freight, and energy, such as electricity and diesel fuel, which are important in the manufacture and transport of our products.

        Our operating costs increase when energy or freight costs rise. During periods of increasing freight and energy costs, we might not be able to fully recover our operating cost increases through price increases without reducing demand for our products. In addition, we are dependent on third party freight carriers to transport many of our products. Our financial results could be adversely affected if we are unable to pass all of the cost increases on to our customers or if we are unable to obtain the necessary energy supplies, or if freight carrier capacity in our geographic markets were to decline significantly or otherwise become unavailable. Similarly, increasing energy costs, in particular the cost of diesel fuel could put a strain on the transportation of materials and products if it forces certain transporters to close.

         We may need to raise additional capital, and we cannot be sure that additional financing will be available.

        To support the development of our business, we may require additional financing for liquidity, capital requirements or growth initiatives. We will depend on our ability to generate cash flow from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable to us. Any ability by us to obtain financing in the future could have a negative impact on our results of operations and financial condition.

         Work stoppages, employee strikes and other production disruptions may adversely affect the Company's operations and impair its financial performance.

        Approximately 52% of the Company's employees are represented for collective bargaining purposes by labor unions. A work stoppage or other interruption of production could occur at the Company's facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons. In addition, we may encounter supplier constraints, be unable to maintain favorable supplier arrangements and relations or be affected by disruptions in the supply chain. A work stoppage or interruption of production at the Company's facilities, due to labor disputes, shortages of supplies, or any other reason could substantially adversely affect our financial condition and results of operations.

         If we are unable to hire, engage and retain key personnel, our business could be adversely affected.

        We are dependent in part on our continued ability to hire, engage and retain key employees at our operations around the world. Additionally, we rely upon experienced managerial, marketing and support personnel to manage our business effectively and to successfully promote our wide range of products. If we do not succeed in retaining and engaging our key employees and in attracting new key personnel and support personnel, we may be unable to meet our objectives and, as a result, our business and our financial condition, results of operations and cash flows could be adversely affected.

         We face risks relating to doing business internationally that could adversely affect our business.

        Our business operates and serves consumers worldwide. There are certain risks inherent in doing business internationally, including:

  •
  economic volatility and the current global economic recession;

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  currency exchange rate fluctuations;

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  import or export restrictions and changes in trade regulations;

  •
  difficulties in developing, staffing and simultaneously managing a number of foreign operations as a result of distance as well as language and cultural differences;

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  issues related to occupational safety and adherence to local labor laws and regulations;

  •
  potentially adverse tax developments;

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  longer payment cycles;

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  political or social unrest;

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  risks related to government regulation and uncertain protection and enforcement of our intellectual property rights;

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  the presence of corruption in certain countries; and

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  higher than anticipated costs of entry.

        One or more of these factors could adversely affect our business and financial condition.

        One of our primary growth strategies includes expansion into new geographic regions, including emerging markets. We could be at a competitive disadvantage in the long term if we are not able to capitalize on international opportunities in these growth economies. International expansion involves significant investment as well as risks associated with doing business abroad, as described above. Furthermore, investments in some regions can take a long period to generate an adequate return and in some cases there may not be a developed or an efficient legal system to protect foreign investment or intellectual property rights. In addition, if we expand into new international regions, we may have limited experience in operating and marketing our products and services in such regions and could be at a disadvantage compared to competitors with more experience.

         We may be subject to claims for damages for defective products, which could adversely affect our business, financial position, results of operations or cash flows.

        We warrant our products to be free of certain defects. We have and have had, from time to time, claims alleging defects in our products and are occasionally subject to litigation relating to such claims. We cannot assure you that we will not experience material product liability losses or that we will not incur significant costs to defend such claims. We have been named as a defendant in several lawsuits claiming that our ABF II anti-microbial coated sprinkler pipe allegedly causes environmental stress cracking in polyvinyl chloride pipe. We believe that these allegations are unfounded and intend to vigorously defend against these claims. While we currently have product liability insurance and intend to obtain new coverage following the spin-off, we cannot assure you that our product liability insurance coverage will cover all defective product claims or will be adequate for liability that may exist today or be incurred in the future. Further, because Tyco arranged for our insurance coverage prior to the spin-off, we cannot assure you that third-party insurance coverage will be available to us on comparable terms following the spin-off. Any claims relating to defective products that result in liability exceeding our insurance coverage could have an adverse effect on our business, financial position, results of operations or cash flows.

         We are indirectly subject to regulatory changes that may affect demand for our products.

        The market for certain of our products is influenced by federal, state, local and international governmental regulations and policies, including those imposed on the non-residential construction industry, such as the National Electrical Code and corresponding state and local laws based on the National Electrical Code. These regulations and policies are subject to change. In the event that there would be changes in the National Electrical Code and any similar state, local or non-U.S. laws, including changes that would allow for alternative products to be used in the non-residential construction industry, or that would render less restrictive or otherwise reduce the current requirements under such laws and regulations, the scope of products that would serve as alternatives to products the Company produces would increase. As a result, competition in the industries in which the Company operates could increase, with a potential corresponding decrease in the demand for the Company's products. Accordingly, any changes to such regulations, laws and policies could have an adverse effect on our business, financial position, and results of operations or cash flows.

         Future acquisitions may not be successful.

        We will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing product offering. We cannot assure that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our financial condition, results of operations and cash flows could be materially and adversely affected.

         Future acquisitions could require us to issue additional debt or equity.

        If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements. This acquisition financing might decrease our ratio of earnings to fixed charges and adversely affect other leverage criteria and our credit rating. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required. If we were to undertake an acquisition by issuing equity securities or equity-linked securities, the acquisition may have a dilutive effect on the interests of the holders of our common stock.

         Our operations expose us to the risk of material environmental liabilities and violations.

        We are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

  •
  the generation, storage, use and transportation of hazardous materials;

  •
  emissions or discharges of substances into the environment;

  •
  investigation and remediation of hazardous substances or materials at various sites; and

  •
  the health and safety of our employees.

        We have incurred, and expect to continue to incur, expenditures to comply with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial action.

        We are currently, and may in the future be, required to incur costs relating to the investigation or remediation of property, and for addressing environmental conditions. Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or uses of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination.

        While we plan for future capital and operating expenditures to maintain compliance with environmental laws, we cannot assure you that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our financial condition and results of operations or that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. Any increase in these costs, or unanticipated liabilities arising, for example, out of discovery of previously unknown conditions, could adversely affect our results of operations, and there is no assurance that they will not have a material adverse effect on our business, financial position, results of operations or cash flows.

         Our business, financial position and results of operations could be adversely affected by the level of similar product imports into North America.

        A substantial portion of our revenue is generated through our operations in North America. High levels of imports of products similar to those manufactured by the Company may reduce the volume of products sold by domestic producers and depress the selling prices of our products and those of our competitors. We believe import levels are affected by, among other things, overall worldwide product demand, the trade practices of foreign governments, government subsidies to foreign producers and governmentally imposed trade restrictions in the United States. Increased imports of products similar to those manufactured by the Company in North America could adversely affect our business, financial position, results of operations or cash flows.

Risk Factors Relating to the Spin-Off

         If the Distribution or certain internal transactions undertaken in anticipation of the spin-off are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and Tyco could incur significant U.S. federal income tax liabilities.

        Tyco is seeking a private letter ruling from the Internal Revenue Service substantially to the effect that, for U.S. federal income tax purposes, the Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of our stock. The private letter ruling also will provide that certain internal transactions undertaken in anticipation of the Distribution will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distribution. The private letter ruling and the opinion will rely on certain facts and assumptions, and certain representations and undertakings, from us and Tyco regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter ruling and the opinion, the Internal Revenue Service could determine on audit that the Distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Distribution or the internal transaction should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the Distribution. If the Distribution ultimately is determined to be taxable, the Distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, Tyco would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock Distributed to Tyco shareholders on the distribution date over Tyco's tax basis in such shares of our common stock, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we or Tyco could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the Distribution should be treated as taxable transactions.

        In addition, under the terms of the Tax Sharing Agreement that we intend to enter into in connection with the Distribution, in the event the Distribution or the Internal Transactions (as described under "Certain Relationships and Related Party Transactions—Agreements with Tyco" beginning on page 107 of this Information Statement) were determined to be taxable and such determination was the result of actions taken after the Distribution by us, any of our affiliates or our shareholders, we would be responsible for all taxes imposed on Tyco as a result thereof. Such tax amounts could be significant.

         If the Distribution is determined to be taxable for Swiss withholding tax purposes, we and Tyco could incur significant Swiss withholding tax liabilities.

        Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder. Beginning on January 1, 2011, distributions to shareholders out of contributed surplus accumulated on or after January 1, 1997 will be exempt from Swiss withholding tax. We have obtained a ruling from the Swiss Federal Tax Administration confirming that the contributed surplus (Zuschuss) at the time of the special shareholders meeting of March 12, 2009 in the amount of approximately CHF 36.3 billion represents such contributed surplus as of such date. We also expect to obtain a second tax ruling from the Swiss Federal Tax Administration confirming that the Distribution out of contributed surplus will not be subject to Swiss federal withholding tax. Accordingly, based on the Swiss Federal Withholding Tax Act, the Distribution should not be subject to Swiss federal withholding tax. These tax rulings will rely on certain facts and assumptions, and certain representations and undertakings, from Tyco regarding the past conduct of its businesses and other matters. Notwithstanding the tax rulings, the Swiss Federal Tax Administration could determine on audit that the Distribution should be treated as a taxable transaction for withholding tax purposes if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated. If the Distribution ultimately is determined to be taxable for withholding tax purposes, we and Tyco could incur material Swiss withholding tax liabilities that could significantly detract from, or eliminate, the benefits of the spin-off.

         We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Tyco.

        As an independent, publicly-traded company, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business, allowing our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. For example, it is possible that investors and securities analysts will not place a greater value on our business as an independent company than on our business as a part of Tyco.

         We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we may experience increased costs after the spin-off.

        We have historically operated as part of Tyco's corporate organization, and Tyco has assisted us by providing certain corporate functions. Following the spin-off, Tyco will have no obligation to provide assistance to us other than the interim services to be provided as described in "Certain Relationships and Related Party Transactions—Agreements with Tyco" beginning on page 107 of this Information Statement. Because our business has previously operated as part of the wider Tyco organization, we cannot assure you that we will be able to successfully implement the changes necessary to operate independently or that we will not incur additional costs that could adversely affect our business.

         Our historical and pro forma combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

        The historical financial information we have included in this Information Statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent, publicly-traded company during the periods presented, or what our results of operations, financial position and cash flows will be in the future when we are an independent company. This is primarily because:

  •
  our historical financial information reflects allocations for certain services and expenses historically provided to us by Tyco that may not reflect the costs we will incur for similar services in the future as an independent company;

  •
  our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco. We may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements; and

  •
  our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from Tyco, including changes in the cost structure, personnel needs, financing and operations of our business.

        Following the spin-off, we also will be responsible for the additional costs associated with being an independent, publicly-traded company, including costs related to corporate governance and public reporting. Therefore, our financial statements may not be indicative of our future performance as an independent company.

        However, our assumptions may prove not to be accurate, and accordingly, our pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a stand-alone company nor to be a reliable indicator of what our financial condition or results of operations actually may be in the future.

        For additional information about our past financial performance and the basis of presentation of our financial statements, see "Selected Historical Combined Financial Data" beginning on page 42, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 49 and our financial statements and the notes thereto of this Information Statement.

         As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco.

        There is a risk that, by separating from Tyco, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Tyco organizational structure. As part of Tyco, we have been able to enjoy certain benefits from Tyco's operating diversity, purchasing power, available capital for investments and opportunities to pursue integrated strategies with Tyco's other businesses. As an independent, publicly traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets. Furthermore, because our legal and capital structure and sources of revenue and income will be different than Tyco's when we are an independent company, our effective tax rate will be higher than Tyco's effective tax rate following the spin-off, and our credit rating is likely to be lower than Tyco's.

         Certain of the contracts to be transferred or assigned to us contain provisions requiring the consent of a third party in connection with the transactions contemplated by the Distribution. If such consent is not given, we may not be entitled to the benefit of such contracts in the future.

        Certain of the contracts to be transferred or assigned to us in connection with the Distribution and the Internal Transactions (described below) contain provisions which require the consent of a third party to the Internal Transactions, the Distribution or both. If we are unable to obtain such consents on commercially reasonable and satisfactory terms, our ability to obtain the benefit of such contracts in the future may be impaired.

         We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with Tyco.

        The agreements related to our separation from Tyco, including the Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing Agreement and the other commercial agreements we intend to enter into with Tyco, will be negotiated in the context of our separation from Tyco while we are still part of Tyco. Accordingly, these agreements may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties. The terms of the agreements being negotiated in the context of our separation are related to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations among Tyco and us. We may have received better terms from third parties because third parties may have competed with each other to obtain the right to enter into the corresponding agreement with us. See "Certain Relationships and Related Party Transactions" beginning on page 107 of this Information Statement for more detail.

         We might not be able to engage in desirable strategic transactions and equity issuances following the Distribution because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        Our ability to engage in significant equity transactions could be limited or restricted after the Distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distribution by Tyco. Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to Tyco under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our common stock or Tyco's common shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. For this purpose, any acquisitions or issuances of Tyco's common shares within two years before the Distribution, and any acquisitions or issuances of our common stock or Tyco's common shares within two years after the Distribution, generally are presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. We are not aware of any acquisitions or issuances of Tyco's common shares within the two years before the Distribution that would be considered to occur as part of a plan or series of related transactions that includes the Distribution. If an acquisition or issuance of shares of our common stock or Tyco's common shares triggers the application of Section 355(e) of the Code, Tyco would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain subsidiaries of Tyco or subsidiaries of ours could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

        Under the Tax Sharing Agreement, there will be restrictions on our ability to take actions that could cause the Distribution or certain internal transactions undertaken in anticipation of the Distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than a specified percentage of our common stock, a redemption of equity securities, a sale or other disposition of a specified percentage of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire in excess of a specified percentage of our common stock, or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distribution, unless, for certain transactions, we obtain the consent of Tyco or we obtain a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distribution or the internal transactions undertaken in anticipation of the spin-off to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco. Moreover, the Tax Sharing Agreement will also provide that we are responsible for any taxes imposed on Tyco or any of its affiliates as a result of the failure of the Distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distribution actions taken by or in respect of us, any of our affiliates or our shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco consents to such actions or we obtain a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party's acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders.

Risk Factors Relating to Our Common Stock and the Securities Market

         There is no existing market for our common stock and we cannot be certain that an active trading market will develop or be sustained after the spin-off, and following the spin-off our stock price may fluctuate significantly.

        There is currently no public market for our common stock. It is anticipated that before the distribution date for the spin-off, trading of shares of our common stock will begin on a "when-issued" basis and such trading will continue up to and including the distribution date. However, there can be no assurance that an active trading market for our common stock will develop as a result of the spin-off or be sustained in the future. The lack of an active market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.

        We cannot predict the prices at which our common stock may trade after the spin-off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

  •
  our business profile and market capitalization may not fit the investment objectives of some Tyco shareholders and, as a result, these Tyco shareholders may sell our shares after the Distribution;

  •
  actual or anticipated fluctuations in our operating results due to factors related to our business;

  •
  success or failure of our business strategy;

  •
  our quarterly or annual earnings, or those of other companies in our industry;

  •
  our ability to obtain third-party financing as needed;

  •
  announcements by us or our competitors of significant acquisitions or dispositions;

  •
  the failure of securities analysts to cover our common shares after the spin-off;

  •
  changes in earnings estimates by securities analysts or our ability to meet those estimates;

  •
  the operating and stock price performance of other comparable companies;

  •
  overall market fluctuations;

  •
  changes in laws and regulations affecting our business; and

  •
  general economic conditions and other external factors.

        Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

         Investors may be unable to accurately value our shares.

        Investors often value companies based on the stock prices and results of operations of other comparable companies. We believe that currently, no public company exists that is directly comparable to our size, scale and product offerings. For these reasons, investors may find it difficult to accurately value our common stock, which may cause our common stock to trade below our true value.

         Substantial sales of common shares may occur in connection with the spin-off, which could cause our stock price to decline.

        The shares of Allied Holdco common stock that Tyco distributes to its shareholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell our common shares following the spin-off, it is likely that some Tyco shareholders, possibly including some of our larger shareholders, will sell shares of our common stock received in the Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives. In particular, Tyco is a member of the S&P 500 Index, while the Company will not be and, accordingly, certain Tyco shareholders may elect or be required to sell our shares following the spin-off due to investment guidelines or other reasons. The sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock.

         Your percentage ownership in Allied Holdco will be diluted in the future.

        Your percentage ownership in Allied Holdco will be diluted in the future because of additional equity awards that we expect will be granted to our directors, officers and employees in the future. We intend to establish equity incentive plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments we may make in the future.

         Provisions in our certificate of incorporation and by-laws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

        Our proposed certificate of incorporation and by-laws and Delaware law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids more expensive to the raider and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings and the right of our board to issue preferred stock without shareholder approval.

        Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15% or more of our outstanding common stock and us. For more information, see "Description of Our Capital Stock—Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-laws" beginning on page 111 of this Information Statement.

        We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board and by providing our board with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board determines is not in the best interests of our company and our shareholders. Accordingly, in the event that our board determines that a potential business combination transaction is not in the best interests of our company and our shareholders but certain shareholders believe that such a transaction would be beneficial to the Company and its shareholders, such shareholders may elect to sell their shares in the Company and the trading price of our common stock could decrease.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Information Statement contains certain "forward-looking statements" regarding business strategies, market potential, future financial performance and other matters. Words such as "anticipates," "estimates," "expects," "projects," "forecasts," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management's current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except for our ongoing obligations to disclose material information under the federal securities laws, neither we nor Tyco are under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

        Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in "Risk Factors" beginning on page 17 of this Information Statement. Our actual results could differ materially from management's expectations because of these factors, including:

  •
  overall economic and business conditions, including the rate of GDP growth in the United States;

  •
  fluctuations in the rate of U.S. non-residential construction starts;

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  availability of and fluctuations in the prices of key raw materials, especially steel and copper;

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  failure to fully realize expected benefits from the spin-off;

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  competition in our industry;

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  difficulty in implementing our business strategies;

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  our ability to attract and retain qualified personnel; and

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  difficulty in operating as an independent public company separate from Tyco.

        These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Information Statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this Information Statement are made only as of the date of this Information Statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

 THE SPIN-OFF

General

        Tyco regularly reviews and evaluates the various businesses that Tyco conducts and the fit that these businesses have within its overall business and growth strategies to help ensure that Tyco's resources are being put to use in a manner that is in the best interests of Tyco and its shareholders.

        On April 27, 2010, Tyco announced its plan to spin-off its Electrical and Metal Products business into an independent, publicly-traded company, to be accomplished by means of a pro rata dividend to Tyco's shareholders. Following the spin-off, Tyco will cease to own any equity interest in us, and we will operate as an independent, publicly traded company.

        On [    •    ], 2011, the distribution date, each shareholder holding Tyco common shares that were outstanding as of the record date will be entitled to receive, in respect of each such Tyco common share, [    •    ] of Allied Holdco common stock, as described below. Immediately following the Distribution, Tyco's shareholders will own 100% of the outstanding common stock of Allied Holdco. You will not be required to make any payment, surrender or exchange your common shares of Tyco or take any other action to receive your shares of Allied Holdco common stock.

        The distribution of shares of our common stock as described in this Information Statement is subject to the satisfaction of certain conditions. For a more detailed description of these conditions, see "Spin-Off Conditions and Termination" beginning on page 37 of this Information Statement.

Reasons for the Spin-Off

        Tyco has been evaluating potential transactions involving, and structural alternatives for, its Electrical and Metal Products business. Tyco's Board of Directors has determined that pursuing a disposition of Allied Holdco through a spin-off is in the best interests of Tyco and its shareholders, and that separating Allied Holdco from Tyco would provide, among other things, financial, operational and managerial benefits to both Allied Holdco and Tyco, including but not limited to the following expected benefits:

  •
  Strategic Focus and Flexibility.  Tyco's Board of Directors believes that following the spin-off, Allied Holdco and Tyco will each have more focused businesses and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses.

  •
  Focused Management.  The spin-off will allow management of each company to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of the respective companies, and to design more tailored compensation structures that better reflect these strategies, policies, and business characteristics. In particular, in the case of Allied Holdco, separate equity-based compensation arrangements should more closely align the interests of management with the interests of shareholders.

  •
  Investor Choice.  Tyco's Board of Directors believes that the spin-off is expected to increase investor understanding of Allied Holdco and its market position within its industry, while also allowing for a more natural and interested investor base. Separating Allied Holdco from Tyco also allows investors to make independent decisions with respect to each of Tyco and Allied Holdco based on, among other factors, their different business models, strategies and industries. The spin-off will enable Tyco to distribute the value of the Electrical and Metal Products business to its shareholders while allowing it to focus on its remaining segments going forward.

  •
  Improved Shareholder Value.  Although there can be no assurance, Tyco believes that, over time, following the spin-off, the spin-off and corresponding combined ownership of common shares of

    Tyco and Allied Holdco should, assuming the same market conditions, create superior long-term value to Tyco shareholders relative to if Tyco were not to complete the spin-off.

        In determining whether to effect the spin-off, the Board of Directors of Tyco also considered the costs and risks associated with the transaction, including those associated with preparing Allied Holdco to become an independent, publicly-traded company, the risk of volatility in our and Tyco's stock price that may occur immediately following the spin-off, including the potential impact on our stock price due to sales by our shareholders whose investment objectives may not be met by our common stock and the time that it may take for us to attract our optimal shareholder base. Notwithstanding these costs and risks, however, Tyco's Board of Directors determined that a spin-off, in the form contemplated by the Distribution, and the combined but separate ownership of Tyco common shares and Allied Holdco common stock is the best alternative to enhance long-term shareholder value relative to other strategic alternatives involving the Electrical and Metal Products business, including continued ownership by Tyco or a possible sale of the Electrical and Metal Products business to a third party buyer, taking into account the factors discussed above and the results of Tyco management's exploration of strategic alternatives to the spin-off.

        In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, Tyco's Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

        Tyco's Board of Directors will be receiving an opinion from Duff & Phelps to the effect that Tyco and Allied Holdco will be solvent and adequately capitalized immediately after the spin-off.

Manner of Effecting the Spin-Off

        Each Tyco common share outstanding as of [    •    ], [    •    ], the record date for the Distribution, will entitle its holder to [    •    ] shares of Allied common stock. Tyco will not distribute any fractional shares to its shareholders. Instead, a distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Tyco or us, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either Tyco or us.

        The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes but will not be subject to Swiss withholding tax. See "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off" beginning on page 31 and "The Spin-Off—Material Swiss Tax Consequences of the Spin-Off" beginning on page 34 for an explanation of the tax consequences of the distribution. If you physically hold certificates for Tyco common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take approximately [    •    ] days from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Shareholders should consult their bank or broker for further detail.

        Tyco will distribute shares of our common stock on [    •    ], [    •    ], the distribution date. [    •    ] will serve as transfer agent and registrar for our common stock.

        If you own Tyco common shares which were outstanding as of the close of business on the record date, the Allied Holdco shares that you are entitled to receive in the Distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell common shares of Tyco in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of our common stock in the Distribution.

        Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of Tyco and you are the registered holder of the Tyco shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of our common shares that have been registered in book-entry form in your name.

        Most Tyco shareholders hold their common shares of Tyco through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of Allied Holdco common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," we encourage you to contact your bank or brokerage firm.

Results of the Spin-Off

        After our separation from Tyco, we will be an independent, publicly-traded company. Immediately following the Distribution, we expect to have approximately [    •    ] shareholders of record, based on the number of registered holders of Tyco common shares on [    •    ], [    •    ], and approximately [    •    ] million outstanding common shares. The actual number of shares to be Distributed will be determined on the record date and will reflect any issuance of new shares pursuant to Tyco's equity plans, including from exercises of stock options and vestings of RSUs or PSUs, and any shares repurchased by Tyco under its common share repurchase program, in each case on or prior to the record date. The Distribution will not affect the number of outstanding common shares of Tyco or any rights of Tyco's shareholders.

        Before the Distribution, we will enter into a Separation and Distribution Agreement and other agreements with Tyco to effect the Distribution and provide a framework for our relationships with Tyco after the Distribution. These agreements will govern the relationships between Tyco and us subsequent to the completion of the separation plan and provide for the allocation between Tyco and us of Tyco's assets, liabilities and obligations attributable to periods prior to our separation from Tyco. For a more detailed description of these agreements, see "Certain Relationships and Related Party Transactions—Agreements with Tyco" beginning on page 107 of this Information Statement.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following is a summary of the material U.S. federal income tax consequences to Tyco and to the holders of Tyco common shares in connection with the spin-off. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

        This summary is limited to holders of Tyco common shares that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of Tyco common shares that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

        This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers or traders in securities or currencies;

  •
  tax-exempt entities;

  •
  banks, financial institutions or insurance companies;

  •
  persons who acquired Tyco common shares pursuant to the exercise of employee stock options or otherwise as compensation;

  •
  shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Tyco equity;

  •
  holders owning Tyco common shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

  •
  certain former citizens or long-term residents of the United States;

  •
  holders who are subject to the alternative minimum tax; or

  •
  persons that own Tyco common shares through partnerships or other pass-through entities.

        This summary does not address the U.S. federal income tax consequences to Tyco shareholders who do not hold Tyco common shares as a capital asset. Moreover, this summary does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Tyco common shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its tax consequences.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

        Tyco is seeking a private letter ruling from the Internal Revenue Service substantially to the effect that, for U.S. federal income tax purposes, the distribution, except for cash received in lieu of a fractional share of our common stock, will qualify as tax-free under Sections 355 of the Code. The private letter ruling also will provide that certain internal transactions undertaken in anticipation of the distribution will qualify for favorable treatment under the Code.

        In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution. The receipt by Tyco of the private letter ruling (and the continued accuracy of the conclusions reached therein and the assumptions upon which conclusions are made) is a condition to effecting the spin-off

        Assuming the distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by Tyco as a result of the Distribution;

  •
  no gain or loss will be recognized by, or be includible in the income of, a holder of Tyco common shares, solely as a result of the receipt of our common stock in the Distribution, except with respect to any cash received in lieu of fractional shares;

  •
  the aggregate tax basis of the Tyco common shares and shares of our common stock in the hands of Tyco's shareholders immediately after the spin-off will be the same as the aggregate tax basis of the Tyco common shares held by the holder immediately before the spin-off, allocated between the common shares of Tyco and shares of our common stock, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the spin-off;

  •
  the holding period of shares of our common stock received by Tyco's shareholders will include the holding period of their Tyco common shares, provided that such Tyco common shares are held as a capital asset on the date of the spin-off; and

  •
  a Tyco shareholder who receives cash in lieu of a fractional share of our common stock in the Distribution will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the shareholder's holding period for its Tyco common shares exceeds one year.

        Although the private letter ruling, if received, generally will be binding on the Internal Revenue Service, it will be based on certain facts and assumptions, and certain representations and undertakings, from us and Tyco that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. Furthermore, the Internal Revenue Service will not rule on whether a Distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, a private letter ruling is based on representations by Tyco and us that these conditions have been or will be satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion that Tyco expects to receive from McDermott Will & Emery LLP will address all of the requirements necessary for the Distribution to obtain tax-free treatment under the Code and will be based on certain facts and assumptions, and certain representations and undertakings, from us and Tyco. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the Internal Revenue Service, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

        If, notwithstanding the conclusions that we expect to be included in the private letter ruling and the opinion, it is ultimately determined that the Distribution does not qualify as tax-free for U.S. federal income tax purposes, then Tyco would recognize gain in an amount equal to the excess of the fair market value of our common stock Distributed to Tyco shareholders on the distribution date over Tyco's tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax.

        In addition, if the Distribution were not to qualify as tax-free for U.S. federal income tax purposes, each Tyco shareholder that is subject to U.S. federal income tax and who receives shares of our common stock in the Distribution could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of the shares of our common stock that you receive, which generally would be treated first as a taxable dividend to the extent of Tyco's earnings and profits, then as a non-taxable return of capital to the extent of each shareholder's tax basis in his, her or its Tyco common shares, and thereafter as capital gain with respect to any remaining value.

        Even if the Distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to Tyco under Section 355(e) of the Code if 50% or more, by vote or value, of our common stock or Tyco's common shares are acquired or issued as part of a plan or series of related transactions that includes the Distribution. For this purpose, any acquisitions or issuances of Tyco's common shares within two years before the Distribution, and any acquisitions or issuances of our common stock or Tyco's common shares within two years after the Distribution, generally are presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. We are not aware of any acquisitions or issuances of Tyco's common shares within the two years before the Distribution that would be considered to occur as part of a plan or series of related transactions that includes the Distribution. If an acquisition or issuance of our shares or Tyco's shares triggers the application of Section 355(e) of the Code, Tyco would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain of our subsidiaries or affiliates or subsidiaries or affiliates of Tyco could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

        If, notwithstanding the conclusions that we expect to be included in the private letter ruling, it is ultimately determined that certain internal transactions undertaken in anticipation of the Distribution do not qualify for favorable treatment under the Code, we or Tyco could incur significant tax liabilities.

        Tyco's shareholders that have acquired different blocks of Tyco common shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of our common stock Distributed with respect to such blocks of Tyco common shares.

Material Swiss Tax Consequences of the Spin-Off

  Scope of Discussion

        This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation, and federal stamp duty. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Distribution and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

        This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, The Federal Withholding Tax Act of 1965, and the Federal Stamp Duty Act of 1973, as amended, which we refer to as the "Swiss tax law," existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this Information Statement or with a known future effective date. These laws may change, possibly with retroactive effect.

        For purposes of this discussion, a "Swiss holder" is any beneficial owner of shares that for Swiss federal income tax purposes is:

  •
  an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended;

  •
  a corporation or other entity taxable as a corporation organized under the laws of the Switzerland under article 50 or 51 of the Federal Income Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended; or

  •
  an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

        A "non-Swiss holder" of shares is a holder that is not a Swiss holder. For purposes of this summary, "holder" or "shareholder" means either a Swiss holder or a non-Swiss holder or both, as the context may require.

        You are advised to consult your own tax advisers in light of your particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for you in connection with the Distribution.

  Swiss Withholding Tax—Distribution to Shareholders

        Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder. Beginning on January 1, 2011, distributions to shareholders out of contributed surplus accumulated on or after January 1, 1997 will be exempt from Swiss withholding tax. We have obtained a ruling from the Swiss Federal Tax Administration confirming that the contributed surplus (Zuschuss) at the time of the special shareholders meeting of March 12, 2009 in the amount of approximately CHF 36.3 billion represents such contributed surplus as of such date. We expect to obtain a second tax ruling confirming that the Distribution will not be subject to Swiss federal withholding tax. Accordingly, based on Swiss tax law, the Distribution out of such contributed surplus should not be subject to Swiss federal withholding tax.

  Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax

  Non-Swiss Holders

        Non-Swiss holders will not be subject to any Swiss federal, cantonal and communal income tax on the Distribution.

  Swiss Private Holders and Swiss Commercial Holders

        Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distribution, as private assets ("Swiss Private Shareholders") are not required to include the Distribution in their personal income tax return. Based on Swiss tax law, the Distribution out corresponds to the repayment of the share premium and should not be subject to Swiss federal, cantonal or communal individual income tax. Capital gains resulting from the sale or other disposition of Allied Holdco shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Shareholders. If a shareholder sells 5% or more, or together with other shareholders 20% of more, of the shares in Allied Holdco, special rules may apply.

        Corporate and individual shareholders who hold their Tyco shares and, consequently, the entitlement to the Distribution, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) ("Swiss Commercial Shareholders") will be subject to Swiss federal, cantonal and communal income tax on the Distribution, including any cash received in lieu of a fractional share of our common stock, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation exemption (Beteiligungsabzug) is not applicable. In addition, a gain or loss realized on the sale or other disposition of rights must be recognized in such shareholder's income statement for the respective taxation period and such shareholders will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period, unless a participation exemption is applicable. The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as "professional securities dealers" for reasons of, inter alia, frequent dealing or leveraged investments in shares and other securities. Only Swiss Commercial Shareholders who are corporate taxpayers may be eligible for a participation exemption (Beteiligungsabzug) in respect of the Distribution if the Tyco shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million. In addition, Swiss Commercial Shareholders who are corporate taxpayers may be eligible for a participation exemption (Beteiligungsabzug) in respect of a potential gain realized on the sale or other disposition of the Allied Holdco shares if the selling price of the Allied Holdco shares held by them as part of a Swiss business exceeds their investment cost, the shares were held for at least one year and account for at least 10% of the total shares in Allied Holdco.

  Swiss Cantonal and Communal Private Wealth Tax and Capital Tax

        Non-Swiss holders are not subject to Swiss cantonal and communal private wealth tax or capital tax.

        Swiss Private Shareholders and Swiss Commercial Shareholders who are individuals are required to report their Tyco shares and Allied Holdco shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including Tyco shares and Allied Holdco shares).

        Swiss Commercial Shareholders are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Listing and Trading of Our Common Stock

        As of the date of this Information Statement, we are a wholly-owned subsidiary of Tyco. Accordingly, there is currently no public market for our common stock, although a "when-issued" market in our common stock may develop prior to the Distribution. See "The Spin-Off—Trading Prior to the Distribution Date" below for an explanation of a "when-issued" market. We intend to list our shares of common stock on the New York Stock Exchange under the symbol "[    •    ]." Following the spin-off, Tyco common shares will continue to trade on the New York Stock Exchange under the symbol "TYC."

        Neither we nor Tyco can assure you as to the trading price of Tyco common shares or our common stock after the spin-off, or as to whether the combined trading prices of our common stock and Tyco common shares after the spin-off will be less than, equal to or greater than the trading prices of Tyco common shares prior to the spin-off. The trading price of our common stock may fluctuate significantly following the spin-off. See "Risk Factors—Risks Relating to our Common Stock and the Securities Market" beginning on page 25 of this Information Statement for more detail.

        The shares of Allied Holdco common stock Distributed to Tyco shareholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the spin-off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of Allied Holdco common stock only pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (which we refer to in this Information Statement as the Securities Act), or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Distribution Date

        It is anticipated that, as early as two trading days prior to the record date and continuing up to and including the distribution date, there will be a "when-issued" market in our common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for Allied Holdco common stock that will be Distributed to Tyco shareholders on the distribution date. If you own Tyco common shares at the close of business on the record date, you will be entitled to shares of Allied Holdco common stock Distributed pursuant to the spin-off. You may trade this entitlement to shares of Allied Holdco common stock, without the Tyco common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to our common stock will end and regular-way trading will begin.

        Following the distribution date, we expect Allied Holdco common stock to be listed on the New York Stock Exchange under the trading symbol "[    •    ]." We will announce our when-issued trading symbol when and if it becomes available.

        It is also anticipated that, as early as two trading days prior to the record date and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a "regular-way" market and an "ex-distribution" market. Tyco common shares that trade on the regular way market will trade with an entitlement to shares of Allied Holdco common stock Distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of Allied Holdco common stock Distributed pursuant to the Distribution. Therefore, if you sell Tyco common shares in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of Allied Holdco common stock in the Distribution. However, if you own Tyco common shares at the close of business on the record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of Allied Holdco common stock that you would otherwise be entitled to receive pursuant to the Distribution.

Spin-Off Conditions and Termination

        The Distribution requires that Tyco's shareholders shall have approved the dividend of Allied Holdco common stock to Tyco shareholders and certain additional matters related to the Distribution at the special general meeting scheduled for [    •    ], [    •    ].

        The resolution to be proposed to the special general meeting of shareholders called to approve the Distribution will require that the following conditions are met or waived prior to implementation of the Distribution:

  •
  the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect;

  •
  our common stock shall have been accepted for listing on the New York Stock Exchange, subject to official notice of issuance; and

  •
  Tyco shall have received a private letter ruling from the Internal Revenue Service substantially to the effect that, for U.S. federal income tax purposes, except for cash received in lieu of a fractional share of our common stock, (i) the Distribution will qualify as tax-free under Section 355 of the Code and (ii) certain internal transactions will qualify for favorable treatment under the Code, and such conclusions and the assumptions upon which conclusions are made shall still be valid and in effect as of immediately prior to the distribution of Allied Holdco common stock;

  •
  Tyco shall have received a ruling from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the Distribution substantially to the effect that the Distribution, including any cash received in lieu of a fractional share of our common stock, is not subject to Swiss withholding tax and such qualification is still applicable at the time of Distribution;

  •
  all permits, registrations and consents required under the securities or blue sky laws in connection with the Distribution and all other material governmental approvals and other consents necessary to consummate the Distribution shall have been received; and

  •
  no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the Distribution.

        In addition, we expect that prior to the special general meeting approving the Distribution the following conditions are either met or waived:

  •
  the Separation and Distribution Agreement and each of the ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party thereto, and each of the internal transactions contemplated by such agreements to have been completed prior to the Distribution shall have been completed;

  •
  Tyco shall have received the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distribution for U.S. federal income tax purposes; and

  •
  Tyco shall have received the opinions of Duff & Phelps relating to the solvency of each of Tyco and Allied Holdco following completion of the Distribution, which opinion will be updated prior to the distribution date.

        In the event that shareholder approval of the Distribution is received and the conditions to the spin-off included in the shareholders resolution are met or otherwise satisfied prior to September 30, 2011, Tyco will be obligated to effect the Distribution. In the event these conditions to the spin-off are not met or otherwise satisfied prior to September 30, 2011, the Distribution to be approved by the special general meeting on [    •    ], [    •    ] will not take place.

Reason for Furnishing this Information Statement

        This Information Statement is being furnished solely to provide information to Tyco shareholders who will receive shares of Allied Holdco common stock in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any securities of Tyco, nor is it to be construed as a solicitation of proxies in respect of the proposed distribution or any other matter. A separate Tyco Proxy Statement is being Distributed to Tyco shareholders in connection with the special general meeting scheduled for [    •    ], [    •    ]. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Tyco undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

 DIVIDEND POLICY

        We have not yet determined our dividend policy, but we intend to do so prior to the spin-off. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends.

 CAPITALIZATION

        The following table presents our capitalization as of June 25, 2010 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distribution and the transactions related to the Distribution as if they occurred on June 25, 2010. This table should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", beginning on page 49, the combined financial statements and accompanying notes and the "Unaudited Pro Forma Combined Financial Data" beginning on page 43 and accompanying notes included elsewhere in this Information Statement.

	As of June 25, 2010
	(unaudited) ($ in millions, except per share numbers)
	Actual	Pro Forma
Debt Outstanding:
Current maturities of long-term debt, including due to Tyco and affiliates	$311
Long-term debt, net, including due to Tyco and affiliates	411

Total debt	$722
Shareholders' Equity:
Common stock, par value $0.01 per share
Additional paid-in capital
Parent company investment	298

Total Capitalization (debt plus shareholders' equity)	$1,020

        We have not yet finalized our post-separation capitalization. We intend to update this Information Statement to reflect our post-separation capitalization.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The historical selected combined financial and other operating data have been prepared to include all of Tyco's Electrical and Metal Products business, and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the nine months ended June 25, 2010 and the combined balance sheet data as of June 25, 2010 have been derived from our unaudited combined financial statements included elsewhere in this Information Statement. The combined statement of operations data set forth below for the fiscal years ended September 25, 2009, September 26, 2008 and September 28, 2007 and the combined balance sheet data as of September 25, 2009 and September 26, 2008 are derived from our audited combined financial statements included elsewhere in this Information Statement. The combined statement of operations data for the fiscal years ended September 29, 2006 and September 30, 2005 and the combined balance sheet data as of September 28, 2007, September 29, 2006 and September 30, 2005 are derived from unaudited combined financial statements that are not included in this Information Statement. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

        The selected historical combined financial and other operating data presented below should be read in conjunction with our combined financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 49 of this Information Statement. Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly-traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the Distribution and spin-off from Tyco.

	Nine Months Ended
			Fiscal Year
	June 25, 2010	June 26, 2009(1)
			2009(1)	2008	2007	2006	2005
	($ in millions)
	Historical
Combined Statement of Operations Data:
Net sales	$1,047	$1,097	$1,433	$2,318	$2,027	$1,969	$1,867
Cost of sales	856	1,002	1,282	1,762	1,698	1,497	1,432
Gross profit	191	95	151	556	329	472	435
Operating income (loss)	61	(971)	(963)	311	130	291	257
Income (loss) before income taxes	26	(996)	(1,004)	289	118	265	213
Net income (loss)	12	(961)	(969)	172	64	166	132

Combined Balance Sheet Data:
Total assets	$1,322		$1,241	$2,768	$2,530	$3,000	$2,312
Long-term debt, net, including due to Tyco and affiliates	411		652	710	735	730	745

(1)
The operating loss, loss before income taxes and net loss for both the nine months ended June 26, 2009 and fiscal 2009 include a goodwill impairment charge of $940 million.

 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following unaudited pro forma combined financial statements are derived from the historical combined financial statements of Tyco's Electrical and Metal Products business, which are included elsewhere in this Information Statement. The pro forma adjustments give effect to the spin-off and the related transactions, as described in the notes to the unaudited pro forma financial statements. The unaudited pro forma combined statements of operations for the fiscal year ended September 25, 2009 and for the nine months ended June 25, 2010 give effect to the spin-off as if it has occurred on September 27, 2008, the first day of fiscal 2009. The unaudited pro forma combined balance sheet as of June 25, 2010 gives effect to the spin-off as if it had occurred on June 25, 2010. These unaudited pro forma combined financial statements include adjustments to reflect the following transactions:

  •
  the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Tyco's Electrical and Metal Products business;

  •
  the settlement of amounts due to/from Tyco and its affiliates and the elimination of the associated interest expense/income;

  •
  the entry by us into a new credit facility and the associated interest expense and deferred financing costs associated with such facility;

  •
  the distribution of shares of our common stock by Tyco to its shareholders and the elimination of historical parent company investment; and

  •
  the elimination of separation costs incurred for legal, advisory and accounting services.

        The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial information. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

        The following unaudited pro forma combined financial statements should be read in conjunction with the historical combined financial statements for the Electrical and Metal Products business of Tyco and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 49 of this Information Statement.

        The unaudited pro forma combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of our results of operations or financial condition had the spin-off and the related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

Allied Holdings US, Inc.

Unaudited Pro Forma Combined Statement of Operations

For the Nine Months Ended June 25, 2010

(in millions, except per share data)

	Historical	Spin-Off Adjustments			Pro Forma for the Spin-Off
Net sales	$1,047	$	[•]		$	[•]
Cost of sales	856		[•]			[•]
Selling, general, and administrative expenses	126		[•]	(a)		[•]
Restructuring and asset impairment charges	4		[•]			[•]

Operating income	61		[•]			[•]
Interest expense, net	35		[•]	(b)		[•]

Income before income taxes	26		[•]			[•]
Income tax expense	14		[•]	(c)		[•]

Net income	$12	$	[•]		$	[•]

Pro forma earnings per share from continuing operations(d):
Basic					$	[•]
Diluted					$	[•]
Pro forma weighted-average shares outstanding(d):
Basic						[•]
Diluted						[•]

See Notes to Unaudited Pro Forma Combined Financial Statements.

Allied Holdings US, Inc.

Unaudited Pro Forma Combined Statement of Operations

Fiscal Year Ended September 25, 2009

(in millions, except per share data)

	Historical	Spin-Off Adjustments			Pro Forma for the Spin-Off
Net sales	$1,433	$	[•]		$	[•]
Cost of sales	1,282		[•]			[•]
Selling, general, and administrative expenses	158		[•]	(a)		[•]
Goodwill impairment	940		[•]			[•]
Restructuring and asset impairment charges	16		[•]			[•]

Operating loss	(963)		[•]			[•]
Interest expense, net	41		[•]	(b)		[•]

Income before income taxes	(1,004)		[•]			[•]
Income tax benefit	(35)		[•]	(c)		[•]

Net loss	$(969)	$	[•]		$	[•]

Pro forma earnings per share from continuing operations(d):
Basic					$	[•]
Diluted					$	[•]
Pro forma weighted-average shares outstanding(d):
Basic						[•]
Diluted						[•]

See Notes to Unaudited Pro Forma Combined Financial Statements.

Allied Holdings US, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of June 25, 2010

(in millions, except per share data)

	Historical	Spin-Off Adjustments			Pro Forma for the Spin-Off
Assets
Current Assets:
Cash and cash equivalents	$13	$	[•]	(e)	$	[•]
Accounts receivable, net of allowance for doubtful accounts	229		[•]			[•]
Inventories	293		[•]			[•]
Prepaid expenses and other current assets	28		[•]	(f)		[•]
Deferred income taxes	27		[•]			[•]

Total current assets	590		[•]			[•]
Receivables due from Tyco International Ltd. and affiliates	423		[•]	(e)		[•]
Property, plant and equipment, net	239		[•]			[•]
Deferred income taxes	43		[•]			[•]
Other assets	27		[•]	(f)		[•]

Total Assets	$1,322	$	[•]		$	[•]

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including amounts due to Tyco International Ltd. and affiliates	$311	$	[•]	(e)	$	[•]
Accounts payable	138		[•]			[•]
Payable due to Tyco International Ltd. and affiliates	7		[•]			[•]
Accrued and other current liabilities	73		[•]			[•]

Total current liabilities	529		[•]			[•]
Long-term debt, including due to Tyco International Ltd. and affiliates	411		[•]	(e),(f)		[•]
Income taxes payable	24		[•]			[•]
Other liabilities	41		[•]			[•]

Total Liabilities	1,005		[•]			[•]
Shareholders' Equity:
Common shares, $0.01 par value, [ ] authorized; [ ] issued and outstanding on a pro forma basis	—		[•]	(g)		[•]
Additional paid in capital	—		[•]			[•]
Parent company investment	298		[•]	(h)		[•]
			[•]	(i)		[•]
Accumulated other comprehensive income	19		[•]			[•]

Total Shareholders' Equity	317		[•]			[•]

Total Liabilities and Shareholders' Equity	$1,322	$	[•]		$	[•]

See Notes to Unaudited Pro Forma Combined Financial Statements.

Allied Holdings US, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

(in millions, except per share data)

(a)
To eliminate advisory, legal and accounting costs that have been incurred and are directly attributable to the spin-off, but are not expected to have a continuing impact on the results of operations of Allied Holdco.

(b)
Reflects adjustments to interest expense, net related to the elimination of historical interest expense and income in connection with the repayment of amounts due to/from Tyco prior to the spin-off and the new financing arrangement entered into upon the spin-off as follows:

	For the Nine Months Ended June 25, 2010		Fiscal Year Ended September 25, 2009
New credit facility	$	[•]	$	[•]
Amortization of deferred financing costs		[•]		[•]
Elimination of historical interest expense on accounts payable due to Tyco and affiliates		[•]		[•]
Elimination of historical interest income on accounts receivable from Tyco and affiliates		[•]		[•]

Total pro forma adjustment to interest expense, net	$	[•]	$	[•]

  [A change of one-eighth of 1% (12.5 basis points) in the interest rate associated with the variable-rate new credit facility would result in additional interest expense (if the interest rate increases) or a reduction to interest expense (if the interest rate decreases) of approximately $[    •    ] million and $[    •    ] million for the nine months ended June 25, 2010 and for the year ended September 25, 2009, respectively.]

(c)
For purposes of these unaudited pro forma financial statements, a statutory tax rate of [    •    ]% has been used to estimate the tax impact of the pro forma adjustments. The effective tax rate of Allied Holdco could be significantly different (either higher or lower) depending on the post-spin activities.

(d)
Pro forma earnings per share from continuing operations and pro forma weighted-average shares outstanding reflect the estimated number of common shares we expect to have outstanding upon the completion of the distribution based on an expected distribution ratio of [    •    ] shares of Allied Holdco for every [    •    ] shares of Tyco. Pro forma diluted weighted-average shares outstanding reflect potential common shares from Tyco equity plans in which our employees participate based on the distribution ratio. While the actual impact on a go-forward basis will depend on various factors, including employees who may change employment from one company to another, we believe the estimate provided yields a reasonable approximation of the dilutive impact of Tyco International equity plans. We expect that the actual amounts will differ from these estimates.

Allied Holdings US, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements (Continued)

(in millions, except per share data)

(e)
To adjust cash and cash equivalents, as follows:

Net proceeds from the new credit facility	$	[•]
Settlement of Receivables due from Tyco International and Affiliates		[•]
Repayment of current portion debt due to Tyco International and Affiliates		[•]
Repayment of long-term portion of debt due to Tyco International and Affiliates		[•]
Total pro forma adjustment to cash and cash equivalents		[•]

[•]
(f)
Represents the expected entry by us into a new credit facility and the associated interest expense and deferred financing costs associated with such a facility;

(g)
Represents [    •    ] common shares at a par value of $0.01 per share. Our number of common shares is based on the number of Tyco common shares outstanding on [    •    ] and an expected distribution ratio of [    •    ] shares of Allied Holdco for every [    •    ] shares of Tyco.

(h)
Represents Tyco's net investment in us, which was recorded as parent company investment in our historical combined financial statements included elsewhere in this Information Statement.

(i)
Represents reductions to parent company investment to reflect the following: [    •    ].

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following information should be read in conjunction with the "Selected Historical Combined Financial Data" and our combined financial statements included elsewhere in this Information Statement. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this Information Statement, particularly in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Introduction

        We are a leading global fabricated product provider that manufactures steel tube and pipe, pre-wired armored and metal-clad cables, cable management systems and metal framing systems. We operate through two business segments: our Electrical and Infrastructure segment and our Pipe and Tube segment. Products in our Electrical and Infrastructure segment include: (1) electrical conduits, (2) armored and metal clad cable, (3) cable management systems and (4) metal framing systems. Products in our Pipe and Tube segment include: (1) mechanical tube, (2) fence framework, (3) fire sprinkler, and (4) HSS. The Pipe and Tube segment also provides ancillary services to our customers in the form of slitting and cutting of structural steel sheets, which are sold primarily to service centers.

        We manufacture and distribute our products from 37 facilities located primarily in North America, with a significant presence in Brazil and, to a lesser extent, in the United Kingdom, France, Australia and New Zealand. We are in the process of building a manufacturing facility in China, which we expect to be operational in the first half of calendar 2011. This facility is expected to provide us with a low-cost manufacturing base for exporting our products globally, as well as helping to establish a China and Southeast Asia sales presence. Our products include well-known, industry-leading brands such as Allied Tube & Conduit, Unistrut and AFC Cable Systems. We market our products to OEMs in over 50 end-markets as well as to retail distributors, wholesale distributors and general contractors, which serve, among others, the commercial construction, industrial, power generation and agricultural industries and federal, state and local governments.

Overview

        On April 27, 2010, Tyco announced plans for the complete legal and structural separation of us from Tyco. The spin-off will be completed by way of a pro rata dividend of Allied Holdco shares to Tyco shareholders as of the record date for the Distribution. Immediately following completion of the spin-off, Tyco shareholders will own 100% of the outstanding shares of Allied Holdco common stock. After the spin-off, we will operate as an independent, publicly-traded company.

        Prior to the spin-off, Tyco will complete the Internal Transactions as described in "Certain Relationships and Related Party Transactions—Agreements with Tyco" beginning on page 107 of this Information Statement. Additionally, Allied Holdco and Tyco expect to enter into a series of agreements, including the Separation and Distribution Agreement, Transition Services Agreement, Tax Sharing Agreement and certain other commercial arrangements which are also described in "Certain Relationships and Related Party Transactions—Agreements with Tyco" beginning on page 107 of this Information Statement. Consummation of the Distribution is subject to certain conditions, as described in "The Spin-Off—Spin off Conditions and Termination" on page 37 of this Information Statement.

Business Factors Influencing our Results of Operations

        Our customers include OEMs, retail distributors, wholesale distributors and general contractors, serving a variety of end-markets. In fiscal 2009, $1.2 billion, or 81.5% of our net sales, were tied to customers located in the United States. As a result, our operating results have been, and will continue to be, impacted by macro-economic trends in the United States. In particular, our sales activity in the United States is heavily dependent on non-residential construction activity. Electrical conduits, armored cable, strut channel, cable tray, fire sprinkler pipe, fence framework and metal framing are building materials that are directly impacted by U.S. non-residential construction activity.

        We believe that the key economic indicators that are meaningful in analyzing non-residential construction market demand include U.S. gross domestic product, or "GDP," and non-residential construction starts measured in terms of square footage. Our U.S. based sales activity is heavily dependent on both key economic indicators. In addition, we have significant operations in Brazil, and in general, their results are impacted by macro-economic trends in Brazil. The table below lists these metrics and their year-over-year trends from 2007 through 2009:

	Fiscal Year Ended September,
	2009	2008	2007
U.S. GDP (% growth/(decline) year over year)	(2.7)	(0.3)	2.4
U.S. non-residential starts, mil sq ft(1) (% growth/(decline) year-over-year)	(40.7)	(11.6)	3.1
Brazilian GDP(2) (% growth/(decline) year over year)	(0.2)	5.1	6.1

(1)
Source: Dodge Analytics

(2)
Source: Brazilian Institute for Applied Economic Research, note: calendar year figures

        U.S. GDP growth rate trends are generally indicative of the strength in demand for our products. Historically, we have seen that year-over-year increasing U.S. GDP growth rates can signal, or be indicative of, positive trends in our results, as a stronger economy generally increases demand for our products. The opposite is also generally true; decreases in U.S. GDP growth rates can signal negative trends in our results, as a weaker economy generally reduces demand or weakens pricing for our products. Similar to the U.S., Brazil's GDP growth rate trends are generally indicative of the strength and demand for our products in Brazil.

        In the United States, non-residential construction had been strong through 2007, but slowed significantly in 2008 and 2009. Beginning in fiscal 2008 and throughout 2009, prolonged financial market and economic turmoil impacting the United States and the rest of the world caused a significant downturn in almost all of the end-markets we serve, as the U.S. non-residential construction market suffered severe declines. As a result, demand for our products suffered an unprecedented and sharp decline. In fiscal 2009, shipments of core steel products, in tons, declined by 37%, and shipments of armored cable products, in feet, declined by 20%.

        Net sales for fiscal 2009 fell in a corresponding manner, from $2.3 billion in fiscal 2008 to $1.4 billion in fiscal 2009, a decline of $885 million, or 38%. Although net sales declined during the first nine months of fiscal 2010, overall demand has stabilized as global economic conditions have stabilized, and we expect demand to improve modestly during fiscal 2011 in line with macro-economic trends in the U.S.

        The cost of sales for our products is predominantly impacted by the cost of steel and, to a lesser extent, copper. Together, steel and copper raw material costs account for approximately 70% of our cost of sales. Our products are subject to intense price competition, with selling prices for finished products based off of prevailing market prices for the primary commodity input in the product. As we account for product sales using the first-in, first out method in accordance with industry practice, and because we are required to maintain sufficient inventories to accommodate the needs of our customers, including, in many cases, short lead times and just-in-time delivery requirements, our gross margin is subject to changes in the market price of copper and steel, which at times can be rapid and dramatic.

        In recent years, the quarterly fluctuations in the market price for steel has been one of the most significant factors impacting our cost of sales and revenue. For example, when steel prices begin to fall, we may still have steel that was purchased at higher prices included in our cost of sales. As steel prices fall, selling prices for our products will begin to contract to what the market will bear. The combination of higher costs of sales and selling price compression negatively impacts our earnings. Conversely, in a rising steel price environment, our earnings are generally favorably impacted as lower-priced inventory is included in our cost of sales and selling prices for our products increase at a faster pace to cover current replacement costs.

        Besides steel, the quarterly fluctuations in the market price for copper has been one of the most significant factors impacting our cost of sales and revenue, mainly for our Electrical and Infrastructure segment, because our armored and metal-clad electrical cable products have copper wires encased in a protective metal jacket. For example, when copper prices begin to fall, we may still have copper that was purchased at higher prices included in our cost of sales. As copper prices fall, selling prices for our products will begin to contract to what the market will bear. The combination of higher cost of sales and selling price compression negatively impacts our earnings. Conversely, in a rising copper price environment, our earnings are generally favorably impacted as lower-priced inventory is included in our cost of sales and selling prices for our products increase at a faster pace to cover current replacement costs.

        The table below shows the average market price per ton of hot-rolled and cold-rolled steel and average market price per pound of copper for the last three fiscal years, including on a quarterly basis for fiscal 2009.

	Fiscal Quarter Ended							Fiscal Year Ended September,
	Jun 25	Mar 26	Dec 25	Sept 26	Jun 26	Mar 27	Dec 27
	2010	2010	2009	2009	2009	2009	2008	2009	2008	2007
Hot-rolled steel(1) (annual average, $/ton)	677	602	526	501	400	507	714	528	814	538
Cold-rolled steel(1) (annual average, $/ton)	791	723	636	610	479	594	807	620	908	626
Copper prices(2) (annual average, $/pound)	3.19	3.28	3.02	2.66	2.12	1.56	1.77	2.02	3.53	3.22

(1)
Source: CRU

(2)
Source: COMEX

        As illustrated by the table above, commodity raw material prices for steel and copper have fluctuated significantly over the past three years, and have been especially volatile on a quarterly basis as well. Commodity prices fell precipitously during the first fiscal quarter of 2009 and continued to fall throughout the second and third fiscal quarters, stabilizing in the fourth fiscal quarter. The rapid decrease in commodity prices led to lower sales prices offered to customers and falling margins on our product sales throughout fiscal 2009.

        Since the start of fiscal 2010, commodity prices have rebounded compared to 2009, and our gross margins have likewise improved.

        We also watch the market trends of certain other commodities such as zinc (used in the galvanization process for a number of our products), electricity, natural gas and diesel fuel, as such commodities can be important to us as they can impact our cost of sales, both directly through our plant operations and indirectly through transportation and freight expense.

Results of Operations

Goodwill Impairments

        Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, we test goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount.

        As discussed below, the operating loss for the nine months ended June 26, 2009 included an aggregate pre-tax goodwill impairment charge of approximately $940 million. During the first half of 2009, we experienced a decline in revenue in our Electrical and Infrastructure and Pipe and Tube segments as a result of a decline in sales volume primarily due to the downturn in the non-residential construction market. This decline in revenue, along with downward revisions to forecasted results, restructuring actions and weaker industry outlooks, led us to conclude that sufficient indicators of impairment existed for all of our reporting units. We determined that these underlying events and circumstances constituted triggering events for all of our reporting units where such events would more-likely-than-not reduce their fair value below their respective carrying amounts. As a result of the triggering events, we assessed the recoverability of the reporting unit's long-lived assets and concluded that the carrying amounts were recoverable. Subsequently, we performed the first step of the goodwill impairment test for the reporting units.

        To perform the first step of the goodwill impairment test for the reporting units, we compared the carrying amounts of these reporting units to their estimated fair values. We utilized a discounted cash flow analysis for determining the fair value of each of our reporting units. Based on the factors described above, actual and anticipated reductions in demand for the reporting unit's products and services as well as increased risk due to general economic uncertainty, the estimates of future cash flows used in the 2009 discounted cash flow analysis were revised downward from our tests conducted during the fourth quarter of 2008.

        The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in each of the reporting units, as the carrying amounts of the reporting units exceeded their respective fair values. As a result, we performed the second step of the goodwill impairment test for these reporting units. The implied fair values of goodwill were determined by allocating the fair values of each reporting unit to all of the assets and liabilities of the applicable reporting unit including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for each of the reporting units. As a result, we recorded an aggregate non-cash impairment charge of $940 million ($921 million after-tax). The non-cash impairment charge was recorded as goodwill impairments in our Combined Statements of Operations during fiscal 2009.

Nine Months Ended June 25, 2010 Compared to Nine Months Ended June 26, 2009

  Combined Results

        The following table sets forth our combined results of operations and their percentage of net sales for the periods shown:

	Nine Months Ended
	June 25, 2010	% of Net Sales	June 26, 2009	% of Net Sales
		($ in millions)
Net sales	$1,047	100%	1,097	100%
Cost of sales	856	82%	1,002	91%
Gross Margin	191	18%	95	9%
Selling, general and administrative expenses	126	12%	118	11%
Goodwill impairment	—	0%	940	86%
Restructuring and asset impairment charges	4	0%	8	1%

Operating income/(loss)	61	6%	(971)	(89)%
Interest expense, net	35	3%	25	2%

Income/(loss) before income taxes	26	2%	(996)	(91)%
Income tax (benefit) expense	14	1%	(35)	(3)%

Net income/(loss)	12	1%	(961)	(88)%

Net Sales

        Net sales decreased $50 million, or 5%, for the nine months ended June 25, 2010 as compared to the same period ended June 26, 2009. The decrease in revenue was primarily attributable to lower selling prices for steel products. Also contributing to the decline were lower volume for armored cable products partially offset by higher selling prices for armored cable products. Changes in foreign currency exchange rates had a favorable impact of $34 million. Additionally, net revenue was favorably impacted by $12 million for the net impact of acquisitions and divestitures.

Gross Margin

        Gross margin increased $96 million for the nine months ended June 25, 2010 as compared to the same period ended June 26, 2009, and as a percent of net sales increased to 18.3% from 8.7%. This was primarily due to lower raw material costs for steel partially offset by higher copper costs.

Selling, General & Administrative

        Selling, general and administrative expense, which includes sales commissions, increased $8 million for the nine months ended June 25, 2010 as compared to the same period ended June 26, 2009. This was primarily a result of an increase in the product liability accrual for certain products in our Pipe and Tube segment.

Restructuring and Asset Impairment Charges

        During the nine months ended June 25, 2010, $4 million of restructuring charges were incurred compared to $8 million of restructuring and divestiture charges during the same period in the prior year. These charges are primarily related to actions taken to close and/or consolidate facilities and workforce reductions.

Interest Expense

        Interest expense, net was $35 million during the nine months ended June 25, 2010, an increase of $10 million over the comparable nine month period ended June 26, 2009. The increase is mainly due to lower interest income associated with cash to be transferred from Tyco's cash management system which is mainly attributable to an increase in the amount of cash swept by Tyco during the first nine months ended June, 25 2010 as part of its cash management and financing of operations activity.

Income Tax Expense

        Income tax for the nine months ended June 25, 2010 was a $14 million expense as compared to a $35 million benefit in the same period for the prior year primarily due to the 2009 goodwill impairment of $940 million.

Effective Income Tax Rate

        The effective income tax rate for the nine months ended June 25, 2010 was 53.8% primarily as a result of state income taxes and an increase in deferred tax valuation allowance. The effective income tax rate for the nine months ended June 26, 2009 was not meaningful primarily due to the loss driven by the goodwill impairment charges of $940 million, for which almost no tax benefit is available.

  Results of Operations by Segment

        Selected results of operations information by business segment for the first nine months of fiscal 2010 and the corresponding prior year period is presented below:

  Electrical and Infrastructure

	For the Nine Months Ended
	June 25, 2010	June 26, 2009
	($ in millions)
Net sales	$577	$620
Operating income/(loss)(1)	48	(633)

(1)
The operating loss in 2009 includes a goodwill impairment charge of $649 million.

Net Sales

        Net sales during the nine months ended June 25, 2010 decreased $43 million from the comparable nine month period ended June 26, 2009 to $577 million. Lower average selling prices for steel conduit products contributed to the decrease. Changes in foreign currency exchange rates had a favorable impact of approximately $9 million.

Operating income/(loss)

        Operating income during the nine months ended June 25, 2010 increased $681 million to $48 million compared to $633 million loss during the comparable period ended June 26, 2009. Goodwill impairment charges related to the Electrical and Infrastructure segment during the first nine months of fiscal 2009 were $649 million. Operating income before these charges was $16 million. The increase in operating income was primarily due to lower average raw material steel costs for steel conduit products as well as higher average selling prices partially offset by lower volumes and higher copper costs for armored cable products.

  Pipe and Tube

	For the Nine Months Ended
	June 25, 2010	June 26, 2009
	($ in millions)
Net Sales	$470	$477
Operating income/(loss)(1)	47	(300)

(1)
The operating loss in 2009 includes a goodwill impairment charge of $291 million.

Net Sales

        Net sales during the nine months ended June 25, 2010 decreased $7 million from the comparable nine month period ended June 26, 2009 to $470 million. Lower average selling prices for Pipe and Tube products contributed to the decrease. Changes in foreign currency exchange rates had a favorable impact of $26 million. Net revenue was unfavorably impacted by $12 million for the net impact of acquisitions and divestitures.

Operating income/(loss)

        Operating income during the nine months ended June 25, 2010 increased $347 million to $47 million compared to a $300 million loss during the comparable nine month period ended June 26, 2009. Goodwill impairment charges related to the Pipe and Tube segment in the prior period were $291 million. Operating loss before these charges was $9 million. The increase in operating income was primarily due to higher average selling prices, stable volume and lower raw material steel costs for Pipe and Tube products.

  Corporate and Other

        Operating loss during the nine months ended June 25, 2010 was $34 million compared to a $38 million loss for the comparable nine month period ended June 26, 2009.

Years Ended September 25, 2009, September 26, 2008 and September 28, 2007

        The following table sets forth our combined results of operations and their percentage of net sales for the periods shown:

		Fiscal Year Ended
	September 25, 2009	% of Net Sales		September 26, 2008	% of Net Sales	September 26, 2007	% of Net Sales
	($ in millions)
Net sales	$1,433	100%		$2,318	100%	$2,027	100%
Cost of sales	1,282	89%		1,762	76%	1,698	84%
Gross Margin	151	11%		556	24%	329	16%
Selling, general and administrative expenses	158	11%		212	9%	192	9%
Goodwill impairment	940	66%		—	0%	—	0%
Restructuring and asset impairment charges	16	1%		33	1%	7	0%

Operating (loss) income	$(963)	(67%	)	$311	13%	$130	6%
Interest expense, net	41	3%		26	1%	12	1%
Other income, net	—	0%		(4)	0%	—	0%

(Loss) income before income taxes	(1,004)	(70%	)	289	12%	118	6%
Income tax (benefit) expense	(35)	(2%	)	117	5%	54	3%

Net (loss) income	$(969)	(68%	)	$172	7%	$64	3%

Year Ended September 25, 2009 Compared to Year Ended September 26, 2008

  Combined Results

Net Sales

        Net sales in fiscal 2009 decreased $885 million from fiscal 2008 to $1,433 million. The impact of decreased volumes for our core products in our Electrical and Infrastructure and Pipe and Tube segments lowered net sales by approximately $450 million. The remaining decrease in net sales was primarily the result of lower average selling prices for our core products, which contributed over $200 million to the decline. Selling prices are affected by the market price of steel and copper; hot-rolled steel prices averaged $528 per ton for fiscal 2009 as compared to an average of $814 per ton for fiscal 2008 (down 35%), cold-rolled steel prices averaged $620 per ton for fiscal 2009 as compared to an average of $908 for fiscal 2008 (down 32%), while copper prices averaged $2.02 per pound for fiscal 2009 as compared to $3.53 per pound for fiscal 2008 (down 43%). Changes in foreign currency exchange rates had an unfavorable impact of $53 million. Additionally, net revenue was unfavorably impacted by $42 million for the net impact of acquisitions and divestitures.

Gross Margin

        Gross margin in fiscal 2009 decreased $405 million from fiscal 2008, and as a percent of net sales decreased to 10.5% from 24.0%. This was primarily due to lower selling prices and lower volumes for both steel and copper products as well as higher average raw material costs for steel partially offset by lower average copper costs.

Selling General & Administrative

        Selling, general and administrative expense, which includes sales commissions, decreased $54 million from fiscal 2008, largely as a result of reduced selling expense on lower volume and selling prices and lower bonus expense.

Goodwill Impairment

        Impairment charges of $940 million for fiscal 2009 represent the second quarter write-off of goodwill described above. As a result of triggering events, including declines in sales volume due to a slowdown in non-residential construction, restructuring actions and weaker industry outlooks, we performed long-lived asset, goodwill and intangible asset impairment tests. The results of the goodwill impairment tests indicated that the implied goodwill amount was less than the carrying amount.

Restructuring and Asset Impairment Charges

        During fiscal 2009 and 2008, we identified and pursued opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies across both segments. We expect such actions to be substantially completed by the end of fiscal 2010. The restructuring and asset impairment charges of $16 million in fiscal 2009 and $33 million in fiscal 2008 related to these restructuring activities and included costs related to facility closures and workforce reductions.

Interest Expense

        Interest expense, net was $41 million during fiscal 2009, an increase of $15 million from fiscal 2008. The increase is mainly due to lower interest income associated with cash to be transferred from Tyco's cash management system which is mainly attributable to an increase in the amount of cash swept by Tyco in fiscal 2009 as part of its cash management and financing of operations activity.

Effective Income Tax Rate

        The effective income tax rate for fiscal 2009 was not meaningful primarily due to the loss driven by the goodwill impairment charges of $940 million, for which almost no tax benefit is available. The effective income tax rate for fiscal 2008 was 40.5% primarily as a result of state income taxes and an increase in deferred tax valuation allowance.

  Results of Operations by Segment

        Selected results of operations information by business segment for the fiscal 2009 compared to fiscal 2008 is presented below:

  Electrical and Infrastructure

	Fiscal Year Ended
	September 25, 2009	September 26, 2008
	($ in millions)
Net sales	$805	1,214
Operating (loss)/income	(625)	196

Net Sales

        Net sales for fiscal 2009 decreased $409 million from fiscal 2008 to $805 million. Lower average selling prices and lower volumes contributed to the decline. The lower volumes were driven in large part by the slowdown of the U.S. economy and the U.S. non-residential construction market in particular. Selling prices are affected by the market price of steel and copper; as noted above, average hot-rolled and cold-rolled steel prices as well as copper prices decreased significantly in fiscal 2009 as compared to fiscal 2008. Changes in foreign currency exchange rates had an unfavorable impact of $19 million.

Operating (loss)/income

        Operating income for fiscal 2009 decreased $821 million to a $625 million loss as compared to $196 million of income for fiscal 2008. Goodwill impairment charges related to the Electrical and Infrastructure segment for fiscal 2009 were $649 million. Operating income before these charges was $24 million. The decrease in operating income was primarily due to lower average selling prices (down 22%) and lower unit volume (down 23%) for steel conduit products as well as lower average selling prices (down 19%) and lower unit volume (down 20%) for armored cable products; plus higher average raw material steel costs (up 21%), partially offset by lower average copper costs (down 40%).

  Pipe and Tube

	Fiscal Year Ended
	September 25, 2009	September 26, 2008
	($ in millions)
Net Sales	$628	1,104
Operating (loss)/income	(278)	187

Net Sales

        Net sales for fiscal 2009 decreased $476 million from fiscal 2008 to $628 million. Lower average selling prices and lower volumes contributed to the decline. The lower volumes were driven in large part by the slowdown of the U.S. economy. Selling prices are affected by the market price of steel; as noted above, average hot-rolled and cold-rolled steel prices as well as copper prices decreased fairly significantly in fiscal 2009 as compared to fiscal 2008. Average selling prices decreased 6% from the prior year and unit volume decreased by 43% from the prior year as a result of the decline in commercial and industrial construction. Changes in foreign currency exchange rates had an unfavorable impact of $34 million.

Operating (loss)/income

        Operating income for fiscal 2009 decreased $465 million to a $278 million loss as compared to $187 million of income in the same period for the prior year. Goodwill impairment charges related to the Pipe and Tube segment were $291 million. Operating income before these charges was $13 million. The decrease in operating income was primarily due to lower average selling prices (down 6%), lower unit volume (down 43%) and higher average raw material steel costs (up 19%).

  Corporate and Other

        Corporate expenses in fiscal 2009 decreased $12 million to $60 million compared to $72 million for the same period in fiscal 2008. The corporate expense reduction was primarily related to savings realized through cost containment actions and lower restructuring charges.

Year Ended September 26, 2008 Compared to Year Ended September 28, 2007

  Combined Results

Net Sales

        Net sales in fiscal 2008 increased $291 million from fiscal 2007 to $2,318 million. Higher average selling prices in both our Electrical and Infrastructure and Pipe and Tube segments increased net sales by approximately $275 million. Selling prices are affected by the market price of steel and copper; hot-rolled steel prices averaged $814 per ton for fiscal 2008 as compared to an average of $538 per ton for fiscal 2007 (up 51%), while cold-rolled steel prices averaged $908 per ton for fiscal 2008 as compared to an average of $626 per ton for fiscal 2007 (up 45%). Additionally, copper prices averaged $3.53 per pound for fiscal 2008 as compared to $3.21 per pound for fiscal 2007 (up 10%). This was partially offset by decreased volumes, in both our Electrical and Infrastructure and Pipe and Tube segments, which lowered net sales by approximately $30 million. Changes in foreign currency exchange rates had a favorable impact of $44 million.

Gross Margin

        Gross margin in fiscal 2008 increased $227 million from fiscal 2007, and as a percent of net sales increased to 24.0% from 16.2%. This was primarily due to the improvement in the spread between selling prices and material costs as fiscal 2009 benefited from higher average selling prices and lower average raw material costs for both steel and copper products.

Selling General & Administrative

        Selling, general and administrative expense, which includes sales commissions, increased $20 million from fiscal 2007, largely as a result of increased selling expense related to higher selling prices and higher bonus expense related to better operating results.

Restructuring and Asset Impairment Charges

        During fiscal 2007 and 2008, the Company launched a restructuring program to streamline some of the businesses and reduce the operational footprint. As of December 26, 2008, the Company had substantially completed this program. The restructuring and asset impairment charges of $33 million in fiscal 2008 and $7 million in fiscal 2007 related to these restructuring activities and included costs related to facility closures and workforce reductions.

Interest Expense

        Interest expense, net was $26 million in fiscal 2008, an increase of $14 million from fiscal 2007. The increase is mainly due to lower interest income associated with cash to be transferred from Tyco's cash management system which is mainly attributable to an increase in the amount of cash swept by Tyco in fiscal 2008 as part of its cash management and financing of operations activity.

Effective Income Tax Rate

        The effective income tax rate for fiscal 2008 was 40.5% versus 45.8% in fiscal 2007. Income tax expense increased by $63 million in fiscal 2008 compared to fiscal 2007. This increase was primarily attributable to higher pre-tax earnings in fiscal 2008 of $171 million. The effective tax rates for fiscal years 2008 and 2007 were greater than the federal statutory rate of 35% primarily due to the impact of state income taxes and deferred tax valuation allowances.

  Results of Operations by Segment

        Selected results of operations information by business segment for the fiscal 2008 compared to fiscal 2007 is presented below:

  Electrical and Infrastructure

	Fiscal Year Ended
	September 26, 2008	September 28, 2007
	($ in millions)
Net sales	1,214	1,107
Operating income	196	108

Net Sales

        Net sales in fiscal 2008 increased $107 million from fiscal 2007 to $1,214 million. Higher average selling prices for both steel conduit and armored cable products contributed to the increase, which was partially offset by lower volume for both steel conduit and armored cable products.

Operating income/(loss)

        Operating income in fiscal 2008 increased by $88 million from fiscal 2007 to $196 million. The increase in operating income was primarily due to higher average selling prices (up 29%) partially offset by lower unit volume (down 1%) and higher average raw material costs (up 4%) for steel conduit products, as well as higher average selling prices (up 9%) partially offset by lower unit volume (down 9%) and higher average raw material costs (up 5%) for armored cable products.

  Pipe and Tube

	Fiscal Year Ended
	September 26, 2008	September 28, 2007
	($ in millions)
Net Sales	1,104	920
Operating income	187	72

Net Sales

        Net sales in fiscal 2008 increased $184 million from fiscal 2007 to $1,104 million. Higher average selling prices (up 23%) were partially offset by slightly lower unit volume (down 2%).

Operating income/(loss)

        Operating income in fiscal 2008 increased by $115 million from fiscal 2007 to $187 million. The increase in operating income was primarily due to higher average selling prices (up 23%) partially offset by lower unit volume (down 2%) and higher average raw material costs (up 5%).

  Corporate and Other

        Corporate expenses in the fiscal 2008 increased $22 million to $72 million compared to $50 million for the same period in fiscal 2007. The increase in expense was primarily related to higher bonus expense related to better earnings performance.

Liquidity and Capital Resources

        Our business is volatile and cash flows from operating activities may fluctuate during the year and from year to year due to economic conditions and commodity markets. We will rely on cash and short-term financing to meet cyclical increases in working capital needs. Cash requirements generally rise during periods of increased economic activity or increasing raw material prices due to higher levels of inventory and accounts receivable. During economic slowdowns, or periods of decreasing raw material costs, cash requirements generally decrease as a result of the reduction of inventories and accounts receivable.

        The Company maintains a substantial inventory of raw material and finished products to satisfy customers' prompt delivery requirements. The timing of receipts from customers are not always aligned with the timing of payments to suppliers, therefore, the Company's liquidity needs have generally consisted of working capital necessary to finance receivables and inventory. Capital expenditures have historically been necessary to expand and update the production capacity of the Company's manufacturing operations.

        Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco. Following the completion of the Distribution, Tyco will not be providing us with funds to finance our working capital or other cash requirements. Accordingly, we will depend on our ability to generate cash flow from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business.

        We believe we will have access to adequate resources to meet our needs for normal operating costs, capital expenditures and working capital for our existing businesses although periodically we will require financing to meet cyclical increases in working capital needs. We also believe that we will have adequate access to the financial markets to allow us to be in a position to issue long-term debt or equity securities. However, given recent uncertainty and volatility in the financial markets, our ability to access capital and the terms under which we can do so may change.

        We have not yet determined our dividend policy, but we intend to do so prior to the spin-off. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with debt obligations, legal requirements, regulatory constraints, industry practice and other factors that our board of directors deems relevant.

        The following table is a summary of our combined cash flows for each period shown:

	For the Nine Months Ended
			Fiscal Year
	June 25, 2010	June 26, 2009
			2009	2008	2007
Cash flows from operating activities:
Operating income (loss)	$61	$(971)	$(963)	$311	$130
Depreciation	21	24	31	36	26
Goodwill impairment	—	940	940	—	—
Deferred income taxes	11	(53)	(40)	(11)	10
Provision for losses on accounts receivable and inventory	5	6	6	11	6
Gain on sale of investment and fixed assets	—	—	(1)	(4)	(4)
Other, net	—	(7)	(6)	3	0
Net Change in working capital	(84)	188	252	94	(31)
Interest expense, net	(35)	(25)	(41)	(26)	(12)
Income tax (expense)/benefit	(14)	35	35	(117)	(54)
Net cash (used in)/provided by operating activities:	$(35)	$137	$213	$297	$71
Other cash flow items:
Capital expenditures	$(40)	$(33)	$(45)	$(31)	$(30)
Acquisition of a business, net of cash acquired	(39)	—	—	—	—

Operating activities

        During the first nine months of fiscal 2010, we used net cash for operating activities of $35 million as compared with net cash provided by operating activities of $137 million in the same period for the prior year. The net change in working capital decreased cash flow by $83 million. The significant changes in working capital included a $113 million increase in inventories and a $24 million increase in accounts receivable partially offset by a $53 million increase in our accounts payable balance.

        During fiscal 2009, we generated net cash from operating activities of $213 million as compared to $297 million for fiscal 2008 despite generating an operating loss. The net change in working capital increased cash flow by $252 million during fiscal 2009. Inventories and receivables both decreased significantly, $179 million and $125 million, respectively, due to lower selling prices and volumes coupled with lower raw material costs for copper. This was partially offset by a decrease in accounts payable of $48 million as stocks of steel raw material were decreased significantly to adjust to lower sales volumes and the amount due suppliers decreased commensurately. The impact from working capital changes was partially offset by a decrease in deferred income taxes of $40 million.

        During fiscal 2008, we generated net cash from operating activities of $297 million as compared to $71 million for fiscal 2007 primarily driven by operating income of $311 million versus $130 million in fiscal 2007. The net change in working capital increased cash flow by $94 million. The significant changes in working capital included an increase in accruals and income taxes payable of $37 million and $109 million, respectively, partially offset by decreases in inventory, accounts receivable and prepaids and other current assets of $27 million, $10 million and $12 million, respectively.

Investing activities

        Capital expenditures increased $7 million for the nine months ended June 25, 2010 as compared to the same period in the prior year, primarily due to the expansion of our manufacturing facility in Caxias do Sul, Brazil and the completion of our Midwest regional warehouse in Harvey, Illinois. The $39 million for acquisition of a business relates to the November 2009 purchase from Barzel Industries of substantially all of the assets related to the business of Novamerican Steel. The purchase included a manufacturing facility, located in Morrisville, Pennsylvania, which produces HSS and A53 fire sprinkler pipe that complement our existing product offerings in the mechanical tube and fire protection markets, respectively.

        Capital expenditures increased $14 million to $45 million in fiscal 2009 compared to $31 million in fiscal 2008, which was primarily related to the construction of our 500,000 square foot distribution facility located adjacent to our manufacturing operations and headquarters in Harvey, Illinois.

        Capital expenditures were $31 million in fiscal 2008 as compared to $30 million during the same period in the prior year. Expenditures were mainly related to ongoing manufacturing equipment upgrades and replacement to increase productivity plus the expansion of manufacturing capacity for our armored cable business.

        Investment activities are largely discretionary and future investment activities could be reduced significantly or eliminated as economic conditions warrant. We assess acquisition opportunities as they arise, and such opportunities may require additional financing. There can be no assurance, however, that any such opportunities will arise, that any such acquisitions will be consummated or that any needed additional financing will be available on satisfactory terms when required.

Commitments and Contingencies

Contractual obligations

        The following table sets forth our contractual obligations as of September 25, 2009:

	Estimated Payments Due by Period
	2010	2011	2012	2013	2014	Later Years	Total
	($ in millions)
Contractual obligations:
Operating lease obligations	$9	9	7	5	4	7	41

Total(1)	$9	9	7	5	4	7	41

(1)
As of September 25, 2009, we recorded gross unrecognized tax benefits of $20 million and gross interest and penalties of $9 million, both of which are classified as non-current liabilities in the consolidated balance sheets as payment is not expected within one year. At this time, we are unable to make a reasonably reliable estimate of the timing for such payments in future years; therefore, such amounts have been excluded from the above contractual obligations table.

        In the normal course of business, we are liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.

        In connection with the Distribution, we will be entering into the Separation and Distribution Agreement, which will provide for certain liability sharing provisions regarding actions that were pending against Tyco prior to the Distribution. Similarly, under the Separation and Distribution Agreement and Tax Sharing Agreement, we will agree to assume certain contingent and other corporate liabilities, which include certain tax contingencies and any actions with respect to the spin-off or the Distribution made or brought by any third party.

Legal Matters

        We have been named as a defendant in several lawsuits claiming that our ABF II our anti-microbial coated sprinkler pipe allegedly causes environmental stress cracking in polyvinyl chloride pipe. We do not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet financing arrangements that we believe are reasonably likely to have a material current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources. We have an outstanding letter of credit for approximately $1 million supporting a Massachusetts Industrial Finance Agency Revenue Bond for its AFC Cable Operations. We also have approximately $2 million in outstanding bank guarantees and $2 million in surety bonds primarily related to performance guarantees on supply agreements and construction contracts, payment of duties and taxes, and rental payments under property leases.

        In disposing of assets or businesses, we often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, in the opinion of management, there is no reason to believe these uncertainties would have a material adverse effect on the Allied Holdco's financial position, results of operations or cash flows.

Critical Accounting Policies

        The preparation of the combined financial statements included in this Information Statement in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Our significant accounting policies are summarized in Note 1 to our audited combined financial statements included in this Information Statement. The following noted accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

        Revenue Recognition—The Company's revenues are generated principally from the sale of its products. Revenue from the sale of products is recognized at the time title and risks and rewards of ownership pass.

        Provisions for certain rebates, sales incentives, trade promotions, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. Rebates are estimated based on sales terms, historical experience and trend analysis.

        Loss Contingencies—Accruals are recorded for various contingencies including legal proceedings and other claims that arise in the normal course of business. The accruals are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates.

        Income Taxes—In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

        In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

        We currently have recorded significant valuation allowances that we intend to maintain until it is more-likely-than-not the deferred tax assets will be realized. Our income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including but not limited to any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on our future earnings.

        Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not currently aware of any such changes that would have a material effect on the Company's financial condition, results of operations or cash flows.

        In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

        Pension and Postretirement Benefits—Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations. A 25 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $2 million. We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term return on plan assets. A 50 basis point decrease in the expected long-term return on plan assets would increase our pension expense by less than $1 million. For fiscal 2010, we expect that recent declines in interest rates will increase our pension expense, but is not expected to materially increase required contributions.

        Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of losses inherent in our accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence.

        Long-Lived Asset Impairments—We review long-lived assets, including property, plant and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. We perform undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Recently Adopted Accounting Pronouncements

        In December 2007, the FASB revised the authoritative guidance for business combinations. The revised guidance retains the underlying concepts of the existing guidance in that business combinations are still accounted for at fair value. However, the accounting for certain other aspects of business combinations will be affected. Acquisition costs will generally be expensed as incurred. Restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date. In-process research and development will be recorded at fair value as an indefinite-lived intangible at the acquisition date until it is completed or abandoned and its useful life can be determined. Changes in deferred tax asset valuation allowances and uncertain tax positions after the acquisition date will generally impact income tax expense. The revised guidance also expands required disclosures surrounding the nature and financial effects of business combinations. The revised guidance was adopted by the Company in the first quarter of fiscal 2010, and did not have a material impact on the Company's financial position, results of operations or cash flows. The revised guidance is primarily effective for all business combinations beginning in the first quarter of fiscal 2010 and thereafter.

        In June 2009, the Financial Accounting Standards Board ("FASB") issued authoritative guidance which established the FASB Standards Accounting Codification ("Codification") as the source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities, and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification supersedes all the existing non-SEC accounting and reporting standards upon its effective date and, subsequently, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. The guidance is not intended to change or alter existing GAAP. The guidance became effective for the Company in the fourth quarter of 2009. The guidance did not have an impact on the Company's financial position, results of operations or cash flows.

        In May 2009, the FASB issued authoritative guidance for subsequent events. The amended guidance provides authoritative accounting literature related to evaluating subsequent events that was previously addressed only in the auditing literature. The guidance is similar to the current guidance with some exceptions that are not intended to result in significant change to current practice. The guidance defines subsequent events and also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted the disclosure provisions of the guidance as of September 25, 2009. The adoption did not have an impact on the Company's financial position, results of operations or cash flows.

        In September 2006, the FASB issued authoritative guidance for employers' accounting for defined benefit pension and other postretirement plans. The guidance requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the Combined Balance Sheets and recognize as a component of accumulated other comprehensive income, net of income taxes, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. The Company adopted the recognition and disclosure provisions of the guidance as of September 28, 2007. The adoption of the funded status provisions resulted in a net decrease to accumulated other comprehensive income of $6 million, net of income tax benefit of $4 million for 2007.

        The guidance also requires companies to measure plan assets and benefit obligations as of their fiscal year end. The Company adopted the measurement date provisions of the guidance on September 27, 2008. As a result, the Company measured its plan assets and benefit obligations on September 26, 2008 and adjusted its opening balance of accumulated other comprehensive income for the change in net periodic benefit cost and fair value, respectively, from the previously used measurement date of August 31, 2008. The adoption of the measurement date provisions resulted in a net increase to accumulated other comprehensive income of $1 million, net of income taxes of $1 million for 2009. See Note 13.

        In June 2006, the FASB issued authoritative guidance on uncertain tax positions. The guidance prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company adopted this guidance on September 29, 2007. As a result of this adoption, the Company recorded a decrease to parent company investment of $5 million for the cumulative effect of adoption. See Note 3.

Recently Issued Accounting Pronouncements

        In June 2009, the FASB issued authoritative guidance which amended the existing guidance for the consolidation of variable interest entities, to address the elimination of the concept of a qualifying special purpose entity. The guidance also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, the guidance requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The guidance is effective for the Company in the first quarter of fiscal 2011. The Company is currently assessing what impact, if any, that the guidance will have on its financial position, results of operations or cash flows.

        In December 2008, the FASB issued authoritative guidance for employers' disclosures about postretirement benefit plan assets. The guidance requires additional disclosures about plan assets related to an employer's defined benefit pension or other post-retirement plans to enable investors to better understand how investment decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period, and the significant concentrations of risk within plan assets. The disclosure provisions of the guidance are effective for the Company in fiscal 2010 and will be adopted concurrently with the pension disclosures associated with the Company's annual valuation process during the fourth quarter of fiscal 2010.

Quantitative and Qualitative Disclosure about Market Risk

        In the normal course of conducting business, we are exposed to certain risks associated with potential changes in market conditions. These risks include fluctuations in foreign currency exchange rates, interest rates and commodity prices, including price fluctuations related to the purchase, production or sale of steel and copper products. Accordingly, we have established a comprehensive risk management process to monitor, evaluate and manage the principal exposures to which we believe we are subject. Our market risk strategy has generally been to obtain competitive prices for our products and services and allow operating results to reflect market price movements dictated by supply and demand; however, we have from time to time made forward fiscal purchases to manage exposure to fluctuations in the purchase of steel and copper metals. We may also seek, and from time to time have sought, to manage certain of these risks through the use of financial derivative instruments. Our portfolio of derivative financial instruments may, from time to time, include forward foreign currency exchange contracts, foreign currency options, interest rate swaps and forward commodity contracts. Derivative financial instruments related to interest rate sensitivity of debt obligations, intercompany cross border transactions and anticipated non-functional currency cash flows are used with the goal of mitigating a significant portion of these exposures when it is cost effective to do so.

        We do not engage in metal futures trading, hedging activities or otherwise utilize derivative financial instruments for trading or speculative purposes. Further, to reduce the risk that a counterparty will be unable to honor its contractual obligations to us, we only enter into contracts with counterparties having at least an A-/A3 long-term debt rating. These counterparties are generally financial institutions and there is no significant concentration of exposure with any one party.

        In connection with the spin-off, we intend to enter into a new revolving credit facility that will bear interest at a floating rate. As a result, we will be exposed to fluctuations in interest rates to the extent of our borrowings under the revolving credit facility.

BUSINESS

Overview

        Allied Holdco is a leading global fabricated product provider that manufactures steel tubes and pipes, pre-wired armored cables, electrical support systems and metal framing systems. We operate our business through two segments: our Electrical and Infrastructure segment and our Pipes and Tubes segment. Our customers include OEMs, retail distributors and general contractors, with end users in the commercial construction, industrial, power generation, agricultural industries, as well as federal, state and local governments. A significant percentage of our operations is currently based in North America. We believe that we have established a reputation as an industry leader in quality, service and innovation and have achieved strong competitive positions in our end markets.

        Allied Holdco was incorporated in Delaware in 2010 as a wholly-owned subsidiary of Tyco, in connection with the spin-off. Since its incorporation, Allied Holdco has not engaged in any significant business activities and has held minimal assets. In connection with our separation from Tyco, the equity interests in the entities that hold all of the assets and liabilities of Tyco's Electrical and Metal Products business will be transferred to Allied Holdco. In addition, in anticipation of the spin-off, certain assets and liabilities of Tyco businesses other than the Electrical and Metal Products business were transferred from certain of our subsidiaries to other Tyco entities.

        Our business has been formed principally through a series of acquisitions, beginning in 1987. Unistrut and Tectron Tube were acquired in 1995. We bought our Phoenix, Arizona operations in 1997 from American Pipe & Tube. In 1999, we purchased the AFC Cable Systems business. In 2001, Tyco acquired Dinaço to expand our global footprint into South America. Until the Distribution, we will continue to operate as a segment of Tyco.

        We operate our business through two reporting segments:

  •
  Electrical and Infrastructure.  We offer a broad portfolio of (1) electrical conduits, (2) armored and metal clad cable, (3) cable management and (4) metal framing systems. Net sales from our Electrical and Infrastructure segment contributed approximately 56% of our net sales for fiscal 2009. Our Electrical and Infrastructure segment primarily serves the commercial construction, multi-family residential construction and institutional construction markets.

  •
  Pipe and Tube.  Our core steel tube products include (1) mechanical tube, (2) fence framework, (3) fire sprinkler pipe and (4) HSS, each of which comes in a range of shapes, sizes and specifications. Net sales from our Pipe and Tube segment contributed approximately 44% of our net sales for fiscal 2009. Our Pipe and Tube segment primarily serves the OEM, security and fire protection markets.

        The majority of our sales and operations are in North America, with significant operations in Brazil and, to a lesser extent, the United Kingdom, France, Australia and New Zealand. In fiscal 2009, which ended on September 25, 2009, we generated $1.4 billion in revenue. For further information regarding our sales and assets by geographic region, see our combined financial statements beginning on page F-1 of this Information Statement.

Our Strengths

        We have established a reputation as an industry leader in quality, service and innovation and have achieved strong competitive positions in our markets, which we believe are primarily a result of the following competitive strengths:

  •
  Well positioned in key markets.  We have leading market positions in our major product categories, including in particular electrical conduit, armored cable, mechanical tube, fence and fire sprinkler pipe. We have achieved these positions as a result of the performance characteristics and quality of our products, long-standing customer relationships, geographic coverage and our ability to develop and effectively market new generations of value-added products. In addition, we offer a broad portfolio or "one-stop-offering" of products that enables our customers to purchase multiple products on a single truck load and in a single order.

  •
  Low cost producer.  We operate 24 manufacturing facilities and 13 distribution facilities that are strategically located in the markets we serve to minimize logistical costs and provide economies of scale. Many of our pipe and tube products utilize a high-speed in-line galvanizing process that is cost-advantaged when compared to traditional hot-dip galvanization, the most common galvanization process used in the industry. Over the past two years, we have implemented several restructuring initiatives to further reduce our cost structure and allow us to remain competitive through the recent economic downturn. We believe that our ability to quickly respond to customer demand at lower cost than our competitors will contribute to our ability to capture market share as overall economic conditions improve.

  •
  Innovative products.  Innovation is a hallmark of our business. We work with our customers to identify evolving needs and new applications for our products to help reduce customer costs and boost product sales. We have successfully introduced products such as our Kwik-Fit line of conduit and our ColorSpec ID system. Kwik-Fit eliminates the need to purchase, inventory, and install separate couplings to connect two lengths of conduit. Our ColorSpec ID system allows for the instant identification of cable types. Both products significantly reduce install time for our metal conduit and armor-clad wiring. Some of our other recent successful innovations include Kwik Compression EMT, True Color EMT, MC Quik, MC State, Flo-90 and SS-30. By closely working with our customers and understanding the dynamics of our core markets, we are able to design innovative products that we believe help us sustain market leading positions.

  •
  Strong Historical Operating Cash Flows.  We have generated strong cash flows from operating activity even through adverse business cycles and periods of reduced demand in our end segments. We generated average net cash provided from operations of $194 million per year from fiscal 2007 to 2009. In fiscal 2009, we generated net cash from operations of $213 million. Our ability to generate strong cash flows is principally attributable to our position as a low-cost manufacturer and the effective management of our working capital. We believe that strong cash flow will help us to implement the growth strategies discussed below.

  •
  Experienced Management Team.  We have a highly experienced management team throughout our organization. Our senior management team has a proven track record of developing and marketing new products and expanding into new geographies. Members of our management team also have significant experience in executing and integrating acquisitions.

Our Vision and Strategies

        Our vision is to build upon our position as a leading provider of steel tubes and pipes, armored cables, electrical support systems and metal framing systems, by continued leverage of our manufacturing expertise, customer relationships and product brands in order to do so. In addition, we intend to incrementally grow our business in key segments and improve profitability by implementing the following strategic initiatives and priorities:

  •
  Geographic expansion.  We intend to grow our business by expanding into geographic regions that are expected to grow at a faster pace than the mature North American economies where our current operations are principally located. We expect to grow our presence in Brazil through investment in existing manufacturing operations which facilitates the expansion of our product portfolio. In particular, we intend to introduce a lower-cost in-line galvanized product designed for the Brazilian market. In February 2010, we contracted to build a 195,000 square foot manufacturing facility in Changshu, China. The facility, which is currently under construction, is expected to be completed and operational in the first half of the 2011 calendar year. The Changshu plant will be used as a low-cost manufacturing base for exporting our products globally and will also help establish a China and Southeast Asia sales presence.

  •
  Operations and supply chain optimization with selected capital investments.  Managing raw material volatility and optimizing our geographic footprint and operational efficiency are important components for profitable growth. Our sales, inventory and operations planning process helps us determine whether, when and how much raw material to purchase as well as how much finished goods to maintain based on end market demand. Over the last three years, we have invested more than $71 million in restructuring projects that include reducing the number of North American manufacturing facilities, improving the quality of our products, reducing raw material supply lead times (to help mitigate fluctuations in raw material pricing), and rationalizing our headcount for both salaried and hourly employees. These efforts have been complemented by a number of facility expansion initiatives, including investments in our distribution capacity at our Harvey, Illinois location. In the future, we intend to continue to evaluate and pursue similar initiatives where appropriate, but also make targeted capital investments and/or pursue strategic acquisitions that help reduce costs, enhance our product offerings, enable us to enter attractive markets, expand our technological capabilities and provide synergy opportunities.

  •
  New product development.  By focusing on customer needs to create products that enable faster installation, thus reducing construction costs, we intend to introduce new and innovative products to both new and existing customers. The benefit to us is potentially higher margins for higher valued products and increased market penetration, including in high-growth industries such as healthcare and solar energy. For example, we are marketing the Unistrut support systems to support overhead x-ray machines in healthcare facilities as well as photovoltaic panels in solar energy systems.

Our Products and Brands

        The Electrical and Infrastructure segment offers a broad range of electrical raceway products which include: (1) electrical conduits, (2) armored and metal clad cable, (3) cable management and (4) metal framing systems. Our Pipe and Tube segment's products include: (1) mechanical tube, (2) fence framework, (3) fire sprinkler pipe and (4) HSS, each of which comes in a range of shapes, sizes and specifications. We market our products through a number of well-established brands. We believe our brands are known for their longstanding tradition of product innovation and commitment to quality. The table below includes a description of our products by segments and the major brands under which we sell them.

Business segment	Product Category	General description and highlights	Major Brands

		• Tubular steel used for the protection and routing of electrical wire	• Allied Tube & Conduit® • Columbia-MBF
	Electrical Conduits		• Eastern Wire + Conduit
• Products include electrical metallic tubing, intermediate metal conduit, rigid steel conduit, PVC conduit and aluminum rigid conduit

		• Armored cable	• AFC Cable Systems®
Electrical and		• Metal-clad cable, including fire alarm and	• ACS/Uni-Fab
Infrastructure		super neutral	• Kaf-Tech®
Armored Cable
• Phase ID System
• MC-Quik with integrated aluminum ground
• Specialty cables
• Pre-fab wiring systems

		• Cable management systems that hold and protect electrical raceways such as cable tray, cable ladder and wire basket	• Unistrut® • Powerstrut® • Telespar® • Cope®

Support Systems
• Metal framing systems or steel support structures using strut, channel and related fittings and accessories for both electrical and mechanical applications

		• Commercial quality tubing in a variety of shapes and sizes	• Allied Tube & Conduit® • Flo-Coat®
	Mechanical Tube	• In-line galvanized steel tubing products for many OEM and structural applications, combining superior corrosion resistance and high yield strength	• Tectron Tube • Dinaço (formerly Tyco Dinaço) • Gatorshield®

Pipe and Tube	HSS	• Square and round steel pipe used in a broad range of applications including commercial construction, OEM applications, and water/gas well casing (A500)	• Allied Tube & Conduit®

	Fence Framework	• High strength fence framework that utilizes the in-line galvanization process to deliver consistent strength and quality	• Allied Tube & Conduit® • Razor Ribbon®
• Barbed tape products for high security perimeter fences

		• Steel pipe for low pressure applications	• Allied Tube & Conduit®
	Fire Sprinkler Pipe	• A53 pipe—low pressure conveyance of fluids and certain structural and fabrication applications

	Sheets and Plates	• Slitting and cutting of structural steel sheets sold primarily to service centers	• Dinaço (formerly Tyco Dinaço)

        The following table sets forth those product categories which accounted for 10% or more of our consolidated revenue during the last three fiscal years.

	Fiscal Year
	2009	2008	2007
Product Category:	(% consolidated revenue)
Electrical Conduit	25	24	22
Armored Cable	20	19	23
Support Systems	14	12	12
Mechanical Tube	26	28	25

        We provide customized products for our mechanical tube OEM customers. These customers will place special requests for the mechanical tubing they purchase, such as cut-to-length, swaggering, notching, bonding, special coatings, weld and powder-coat, to the general value added fabrication services.

Our Customers; Sales, Marketing and Distribution

        We sell, market and distribute our products through the following channels: electrical distributors, home improvement retailers, industrial distribution, HVAC/plumbing distributors, datacom distributors, directly to OEMs and directly to a small number of general contractors. Our Electrical and Infrastructure segment additionally sells through a number of marketing groups which represent a consortium of independent electrical distributors. End users, typically general contractors, install many of our products into non-residential and multi-family residential buildings during new facility construction and facility renovation. In total, we serve over 50 end-markets including commercial construction, industrial, power generation, agricultural and federal, state and local governments.

        The majority of our products are used by trade contractors in the construction and modernization of non-residential structures such as commercial office buildings, institutional facilities, manufacturing plants and warehouses, shopping centers and multi-family dwellings. Nearly 96% of these products are sold through wholesale distribution to trade contractors; the remaining 4% are sold to smaller contractors and homeowners through big-box home improvement retailers. Distribution-based sales account for approximately 75% of our total revenue for fiscal 2009. The other major customer segment, representing approximately 25% of our revenue for fiscal 2009, is the OEM market. The steel tubes supplied by us are ultimately used as a component for OEM products in commercial or industrial end markets. Steel tubular products are sold direct to OEMs or through steel service centers.

        We distribute our products directly from our manufacturing facilities as well as from 13 dedicated distribution facilities with a total of approximately 3.0 million square feet of distribution space. Similar to our manufacturing footprint, our distribution footprint is currently concentrated in North America (the United States and Canada), with a significant presence in Brazil and additional facilities in the United Kingdom, France, Australia and New Zealand. On October 30, 2009, in conjunction with the 50th anniversary of the Allied Tube & Conduit business, we formally opened a state-of-the-art 500,000 square foot distribution facility located adjacent to our manufacturing operations and headquarters in Harvey, Illinois. The facility allows us to serve our customers more efficiently while reducing our manufacturing and distribution footprint in North America.

        Products are generally delivered to the dedicated distribution centers from our manufacturing facilities and then subsequently delivered to the customer. In some instances, product is delivered directly from our manufacturing facility to the customer or end user. We contract with a wide range of transport providers to deliver our products, primarily via road.

        Our net sales by geographic area for fiscal 2009, 2008 and 2007 was as follows:

	Fiscal
	2009	2008	2007
Net Sales:
United States	$1,168	$1,948	$1,740
Other Americas	182	260	182
Europe	53	77	75
Asia—Pacific	30	33	30

	$1,433	$2,318	$2,027

        Our sales and marketing processes are focused on thoroughly understanding the product needs of each customer and ensuring that we are equipped to meet a wide range of customer requirements. We maintain strong customer relationships in order to support our ongoing growth initiative that focuses on selling innovative new products to existing customers, both in existing and new geographies. We believe our customers view us as offering a strong value proposition based on our order cycle time, our reliability and consistent product quality and our ability to customize product development.

        In fiscal 2009, our top ten customers, which included Ferguson Fire & Fab, HD Supply and Graybar, accounted for approximately 22% of total sales. No single customer accounted for more than 10% of our net sales in fiscal 2009, 2008 or 2007.

Raw Materials

        We use a variety of raw materials in the manufacture of our products. Our primary raw materials consist of steel and copper. We believe that sources for these raw materials are well established, generally available on world markets and are in sufficient quantity that we may avoid disruption to our business if we encountered an interruption from one of our existing suppliers. We strive to maintain strong relationships with our suppliers. Recent economic conditions have brought about volatility in prices for these raw materials.

Manufacturing

        We currently manufacture products in 24 facilities with a total of approximately 1.8 million square feet of manufacturing space. Our headquarters are located in Harvey, Illinois, home of our largest manufacturing facility. On November 17, 2009, we purchased from Barzel Industries substantially all of the assets related to the business of Novamerican Steel. These assets have been included in our Pipe and Tube segment. The manufacturing facility included in the acquisition, which is located in Morrisville, Pennsylvania, produces HSS and A53 fire sprinkler pipe that complement our existing product offerings in the mechanical tube and fire protection markets, respectively. In addition to our existing facilities, we have entered into a build-to-suit arrangement to lease a facility in China. Construction of the 195,000 square foot facility is underway and is expected to be completed and operational in the first half of calendar 2011. This facility is expected to provide us with a low-cost manufacturing base for exporting our products globally, as well as helping to establish a China and Southeast Asia sales presence. Our manufacturing footprint is currently concentrated in North America (the United States and Canada), with a significant presence in Brazil and additional facilities in the United Kingdom, France, Australia and New Zealand. We expect that manufacturing production will continue to increase in the Asia-Pacific region as a percentage of total manufacturing as this region continues to experience growth and as our new Changshu, China facility becomes operational. We intend to continue to look for efficiencies to reduce our manufacturing costs and believe that we can achieve cost reductions through improved manufacturing efficiency and, from time to time, the consolidation or migration of manufacturing facilities.

        We believe we are a technology leader in the in-line galvanizing manufacturing process, and have developed specialized equipment that enables us to realize economies of scale advantages and produce a variety of cost competitive, high quality galvanized tube products. In-line galvanization is a technique in which zinc is applied as tube and pipe are formed.

Competition

        The industries in which we operate are highly competitive. Our principal competitors range from national manufacturers to smaller regional players and differ by each of our product lines. Our customers purchase from us because of the product availability, breadth of product line and the premium quality of products. Competition is generally on the basis of product offering, product innovation, price, quality and service.

        We have several competitors that differ for each of our major product categories; our main competitors in each of these categories is outlined below.

  Electrical and Infrastructure

  •
  Electrical conduits—Republic Conduit, Western Tube & Conduit and Wheatland Tube

  •
  Armored and metal-clad cable—Encore Wire and Southwire

  •
  Cable management and metal framing systems—Cooper B-Line, Legrand and Thomas & Betts

  Pipe and Tube

  •
  Mechanical tube—AK Tube, Bull Moose Tube and Western Tube & Conduit

  •
  Fence framework—Wheatland Tube and Western Tube & Conduit

  •
  Fire sprinkler pipe—Bull Moose Tube , U.S. Steel and Wheatland Tube

  •
  HSS—Atlas Tube, Bull Moose Tube, and Southland Tube

Seasonality

        Our business experiences some seasonality, with historically increased demand in the second and third calendar quarters, as construction activity tends to pick up during these periods. However, this fluctuation can be offset by adverse economic conditions.

Intellectual Property

        Patents and other proprietary rights are important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations, and licensing opportunities to maintain and improve our competitive position. As management determines may be necessary, we review third-party proprietary rights, including patents and patent applications, in an effort to avoid infringement of third-party proprietary rights, identify licensing opportunities, and monitor the intellectual property claims of others.

        We own a portfolio of over 60 patents relating to a range of our products. We also own a portfolio of trademarks and are a licensee of certain patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the trademarks.

        While we consider our patents and trademarks to be valued assets, we do not believe that our competitive position is dependent on patent or trademark protection or that our operations are dependent upon any single patent or group of related patents.

Employees

        We currently employ approximately 3,200 people, based in 7 countries around the world, including the United States, Brazil, the United Kingdom, Canada, France, Australia and New Zealand. Approximately 2,500 of those employees are based in the United States and approximately 52% of our workforce is unionized (including representation through works councils or similar bodies). 13 of our facilities have union representation. We enjoy solid relationships with our unions and there has not been a work stoppage within the last 5 years.

Properties and Facilities

        The following table sets forth certain information concerning our principal properties and the segment supported by each such property:

Description/Location	Use	Approximate Square Footage	Leased or Owned
Shared Space
(used by both Electrical and Infrastructure and Pipe and Tube)
Harvey, Illinois	Manufacturing	1,009,341	Owned
Philadelphia, Pennsylvania	Manufacturing	510,000	Owned
Phoenix, Arizona	Manufacturing	287,604	Owned
Electrical and Infrastructure
New Bedford, Massachusetts	Manufacturing	123,197	Owned
Wayne, Michigan	Manufacturing	220,000	Owned
Thomasville, Georgia	Manufacturing	191,250	Owned
Reux, France	Manufacturing	186,413	Owned
West Bromwich, England	Manufacturing	132,586	Leased
South Holland, Illinois	Manufacturing	125,069	Leased
Largo, Florida	Manufacturing	94,000	Leased
Houston, Texas	Manufacturing	93,000	Owned
Byesville, Ohio	Manufacturing	55,400	Owned
Smeaton Grange, New South Wales, Australia(1)	Manufacturing	39,654	Leased
Richmond Hill, Ontario	Manufacturing	39,414	Leased
Concord, Ontario	Manufacturing	37,178	Leased
Cambridge, Ohio	Manufacturing	24,000	Leased
Pipe and Tube
Kokomo, Indiana	Manufacturing	227,000	Owned
Caxias do Sul, Rio Grande do Sul, Brazil	Manufacturing	209,745	Owned
Morrisville, Pennsylvania	Manufacturing	201,046	Owned
Depere, Wisconsin	Manufacturing	128,000	Owned
Hebron, Ohio	Manufacturing	90,000	Leased
Cleveland, North Carolina	Manufacturing	59,267	Leased
Renton, Washington	Manufacturing	37,674	Leased

(1)
Facility subleased from an affiliate of Tyco.

        In addition to the properties above, we own and lease over 53 additional facilities for use as smaller-scale distribution centers, sales offices and other operations in other locations in 19 U.S. states

(Arizona, Arkansas, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Massachusetts, Michigan, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, Texas, Washington, Wisconsin) and in the countries of Australia, Brazil, Canada, France and the United Kingdom.

        In addition, we have contracted to build a 195,000 square foot manufacturing facility in Changshu, China, which we expected to be completed and operational by the first half of calendar 2011. The Changshu plant will be used as a low cost source for our products and help expand our presence in the Asia-Pacific region.

        We believe that our facilities are well maintained and are sufficient to meet our current and projected needs. We also have an ongoing process to continually review and update our real estate portfolio to meet changing business needs.

Environmental Regulation

        Our manufacturing facilities, generally in common with those of similar industries making similar products, are subject to many federal, state and local requirements relating to the protection of the environment. We continually examines ways to reduce emissions and waste and to decrease costs related to environmental compliance. The cost of compliance or capital expenditures for environmental control facilities required to meet environmental requirements are not anticipated to be material when compared with overall costs and capital expenditures and, accordingly, are not anticipated to have a material effect on the financial position, results of operations, cash flows, or the competitive position of the Company.

Legal Proceedings

        We are a party to a variety of legal proceedings that arise in the normal course of our business. We have been named as a defendant in several lawsuits claiming that our ABF II our anti-microbial coated sprinkler pipe allegedly causes environmental stress cracking in polyvinyl chloride pipe. We believe that these allegations are unfounded and intend to vigorously defend against these claims. While the results of these and other normal course legal proceedings cannot be predicted with certainty, management believes that, based on current knowledge, the final outcome of the current pending matters will not have a material adverse effect on our financial position, results of operations or cash flows. Regardless of the outcome, legal proceedings can have an adverse effect on us because of defense costs, diversion of management resources and other factors.

        See "Risk Factors—Risks Relating to Our Business—We may be subject to claims for damages for defective products, which could adversely affect our business, financial position, results of operations or cash flows" included on page 20 of this Information Statement.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information as of [    •    ], [    •    ], concerning our executive officers, including a five-year employment history and any directorships held in public companies following the spin-off. We are in the process of identifying the individuals who will be our directors following the spin-off, and we expect to provide details regarding these individuals in an amendment to this Information Statement.

Name	Age	Position with Allied Holdco
Nelda Connors	45	Chief Executive Officer
John Davis	53	General Counsel
James I. Pinto	50	Vice President, Global Operations and Supply Chain Management
Susan C. Nutson	53	Vice President of Global Human Resources
Edward Kurasz	47	Vice President and General Manager for the Pipe and Tube Division
James W. Hays	50	Vice President and General Manager for the Electrical and Infrastructure Division

        Nelda J. Connors, President and Chief Executive Officer—45, has served as President of the Company since April 2008. From 2002 to March 2008, she served as Vice President at Eaton Corporation, holding several positions in operations and general management both in the United States and in Asia. From 1997 to 2002, Ms. Connors was employed in a number of executive and management capacities at Ford Motor Company and Ford of Europe. Prior to working with Ford, Ms. Connors was employed by Chrysler and Mogami Denki, a Toyota supplier. She began her career as an engineer with Monsanto Corporation. Ms. Connors has also served as a director of Boston Scientific Corporation since December 2009. Ms. Connors holds a Bachelor's and Master's degree in mechanical engineering from the University of Dayton.

        John S. Davis, General Counsel—53, has served as General Counsel of the Company since June 2010. Mr. Davis previously served as Senior Vice President, General Counsel and Secretary of Brink's Home Security Holdings, Inc. (operating as Broadview Security) and its predecessor company from May 2008 until its acquisition by Tyco in May 2010. Brink's Home Security Holdings, Inc. is a subsidiary of Tyco and affiliate of the Company. During the year prior to joining Brink's Home Security Holdings, Inc., Mr. Davis was a Managing Director for Major, Lindsey & Africa, a recruiting firm. He also served as Executive Vice President and General Counsel for Carreker Corporation, a software and consulting company, from 2005 to 2007 and as Senior Vice President, General Counsel and Secretary for Dave & Buster's Inc. for three years prior to joining Carreker. Mr. Davis holds a Bachelor's degree and JD from the University of Texas at Austin.

        James I. Pinto, Vice President, Global Operations and Supply Chain Management—50, has served as Vice President for Global Operations and Supply Chain Management of the Company since February 2010. Mr. Pinto previously served as Vice President & General Manager of Union Pump Company, an operating unit of Textron Fluid & Power located in Battle Creek, Michigan until the acquisition of Textron Fluid & Power's business unit by Clyde Blowers of Glasgow, Scotland in November 2008. Following the acquisition, James served as President & CEO of the newly formed ClydeUnion Pumps Ltd. Jim's previous experience at Textron included a 22 year career in general management, operations and supply chain management roles, including roles as Vice President of Integrated Supply Chain in Providence, Rhode Island, Sr. Vice President of Operations for Greenlee Textron in Rockford, Illinois, General Manager of Turbine Engine Components Textron and of an aerospace component manufacturer in Cleveland, Ohio. Mr. Pinto holds a Bachelor's degree in business from Rowan University and a Master's degree in business from Sacred Heart University.

        Susan C. Nutson, Vice President of Global Human Resources—53, joined Allied Holdco in 2010 as Vice President of Global Human Resources. Prior to joining Allied Holdco, Ms. Nutson worked as Director of Human Resources for Global Operations at Carrier Corp., a division of United Technologies from 2008 to 2010. Prior to that, Ms. Nutson held senior leadership positions with Tower Automotive, Ford and General Motors. Ms. Nutson has a Bachelor's degree in merchandising and marketing from Western Michigan University and has completed executive leadership programs at the University of Michigan, Cornell and the University of Virginia.

        Edward T. Kurasz, Vice President and General Manager for the Pipe and Tube Division—47, has served as Vice President and General Manager of the Company's Pipe and Tube Division since 2008. Mr. Kurasz previously served as Vice President of the Company's Sales—Mechanical division from 2004-2008 and as Senior Regional Sales Manager for that division from 2001-2004. From 1999-2001, Mr. Kurasz served as Director of Sales for Newman Monmore Tubes, a division of Tyco in the United Kingdom. From 1991 to 1999, Mr. Kurasz held various sales and marketing positions in the Company's Mechanical and Standard Pipe divisions. Mr. Kurasz holds a Bachelor's degree in management from Park College and a Master's degree in marketing from DePaul University.

        James W. Hays, Vice President and General Manager for the Electrical and Infrastructure Division —50, has served as Vice President and General Manager for the Company's Electrical and Infrastructure segment since 2008. From 2003 to 2008, Mr. Hays served as Vice President of sales for the Company's Electrical division, and from 1999 to 2002 he served as General Manager of the Company's conduit division. Mr. Hays has worked at the Company for over 29 years and has held several positions in finance, including controller and senior financial analyst. Mr. Hays has a Bachelor's degree in finance from Loyola University Chicago and a Master's degree in accounting and marketing from DePaul University.

Our Board of Directors Following the Separation and Director Independence

        After the separation, we expect to have a board of directors initially consisting of [    •    ] directors. Our proposed by-laws will vest in the board the authority to fix the number of directors as long as there are not fewer than [    •    ] or more than [    •    ].

        Most of our directors are expected to be independent, non-employee directors who meet the criteria for independence required by the New York Stock Exchange. We expect that our board of directors will determine that most of our non-employee directors satisfy the New York Stock Exchange standards to qualify as independent directors as well as any additional independence standards established by the board of directors.

Committees of Our Board

        Effective upon the completion of the Distribution, our board of directors will have the following committees, each of which will operate under a written charter that will be posted to our website prior to the Distribution.

  Audit Committee

        The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The Audit Committee will, among other things:

  •
  oversee the quality and integrity of our financial statements, accounting practices and financial information we provide to the SEC or the public;

  •
  select an independent registered public accounting firm, such selection to be ratified by shareholders at our annual meeting;

  •
  pre-approve all services to be provided to us by our independent registered public accounting firm;

  •
  confer with our independent registered public accounting firm to review the plan and scope of their proposed financial audit and quarterly reviews, as well as their findings and recommendations upon the completion of the audit and such quarterly reviews;

  •
  review the independence of the registered public accounting firm;

  •
  oversee our internal audit function;

  •
  meet with the independent registered public accounting firm, our appropriate financial personnel and internal financial controllers regarding our internal controls, critical accounting policies and other matters; and

  •
  oversee all of our compliance, internal controls and risk management policies.

        The Audit Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Audit Committee charter. Each of the members of the Audit Committee will be financially literate and have accounting or related financial management expertise as such terms are interpreted by the board of directors in its business judgment. None of our Audit Committee members will simultaneously serve on more than two other public company audit committees unless the board of directors specifically determines that it would not impair the ability of an existing or prospective member to serve effectively on the Audit Committee. The initial members of the Audit Committee will be determined prior to the spin-off.

  Compensation Committee

        The Compensation Committee will, among other things, be responsible for:

  •
  setting and reviewing our general policy regarding executive compensation;

  •
  determining the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our Chief Executive Officer and other senior officers;

  •
  overseeing our disclosure regarding executive compensation, including approving the report to be included in our annual proxy statement on Schedule 14A and included or incorporated by reference in our annual report on Form 10-K; and

  •
  approving any employment agreements for our Chief Executive Officer and other senior officers.

        The Compensation Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Compensation Committee charter. The members of the Compensation Committee will be "non-employee directors" (within the meaning of Rule 16b-3 of the Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Code). The initial members of the Compensation Committee will be determined prior to the spin-off.

  Nominating and Governance Committee

        The Nominating and Governance Committee will, among other things, be responsible for:

  •
  developing and recommending to our board of directors our corporate governance principles and otherwise taking a leadership role in shaping our corporate governance;

  •
  reviewing, evaluating the adequacy of and recommending to our board of directors amendments to our by-laws, certificate of incorporation, committee charters and other governance policies;

  •
  reviewing and making recommendations to our board of directors regarding the purpose, structure and operations of our various board committees;

  •
  identifying, reviewing and recommending to our board of directors individuals for election to the board;

  •
  overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

  •
  reviewing the compensation for non-employee directors and making recommendations to our board of directors;

  •
  overseeing the board of directors' annual self-evaluation; and

  •
  overseeing and monitoring general governance matters including communications with shareholders, regulatory developments relating to corporate governance and our corporate social responsibility activities.

        The Nominating and Governance Committee will be comprised of members such that it meets the independence requirements set forth in the listing standards of the New York Stock Exchange and in accordance with the Nominating and Governance Committee charter. The initial members of the Nominating and Governance Committee will be determined prior to the spin-off.

Codes of Conduct

        Prior to the completion of the separation, we intend to adopt a written code of ethics for executive officers and senior financial officers that is designed to deter wrongdoing and to promote, among other things:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

  •
  compliance with applicable laws, rules and regulations, including insider trading compliance; and

  •
  accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

        A copy of our code of ethics will be posted on our website immediately prior to the Distribution.

Director Nomination Process

        Our initial board of directors will be selected through a process involving both us and Tyco.

        With regard to the criteria for our board members, we and Tyco intend to seek to ensure that each director has the personal characteristics (such as integrity, business judgment, intellectual ability and capacity to work as part of a team), as well as the time and commitment, to serve effectively and contribute meaningfully as a director. In addition, we and Tyco will endeavor to provide that the board of directors, overall, has the appropriate set of professional skills, industry experience and diversity of perspectives to fulfill roles of the board and its committees. These include skills in the areas of finance, accounting, law, technology, marketing and general executive management, as well as experience in the areas of manufacturing, production, distribution, advertising, technology, media and government. We and Tyco also intend to seek to have a sufficient number of our board members where such directors have prior experience working closely with, or serving on, the board of a public company.

        We intend to adopt corporate governance policies that will contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates.

        The Nominating and Governance Committee will evaluate future director candidates in accordance with the director membership criteria described in our corporate governance policies. The Nominating and Governance Committee will evaluate a candidate's qualifications to serve as a member of our board of directors based on the skills and characteristics of individual directors as well as the composition of our board of directors as a whole. In addition, the Nominating and Governance Committee will evaluate a candidate's professional skills and background, experience in relevant industries, financial expertise (including expertise that would qualify a director as a "financial expert" as that term is defined under the rules and regulations of the SEC), local or community ties, age, diversity, geographic background, the number of other directorships, along with qualities expected of all directors, including integrity, judgment, acumen, familiarity with our business, independence of thought, an ability to work collegially and the time and ability to make a constructive contribution to our board.

Communications with Non-Management Members of the Board of Directors

        Generally, it is the responsibility of management to speak for the Company in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which shareholders and other interested third parties may communicate with non-management members of our board of directors.

 COMPENSATION OF DIRECTORS

Director Compensation

        Our compensation philosophy for non-employee members of our board of directors is to:

  •
  establish a basic compensation program that provides competitive levels of pay to attract and retain talented and qualified individuals to serve on our board of directors;

  •
  use a balanced combination of cash and equity; and

  •
  align board members' compensation and shareholders' interests by requiring share ownership for all directors.

        We have not currently determined the specific compensation amounts for our non-employee directors but intend to do so prior to the spin-off and set forth such information in an amendment to this Information Statement. It is intended that non-employee director compensation following the Distribution will initially will consist of cash and an equity award, most likely in the form of restricted stock units. More specifically, it is intended that the annual retainers for non-employee directors will consist of (1) an annual cash retainer and restricted stock units with a specific grant date value (rounded up to the nearest whole number of shares), (2) an additional annual cash retainer for our non-executive board chairman, and (3) an additional cash retainer for each committee chairman for each committee chaired. We anticipate that the restricted stock units will be granted following the Distribution for a number of shares equal to the grant date value divided by the closing sales price of our common shares on the grant date and rounded up to the nearest whole number of shares. We anticipate that under the terms of the grant agreements to be entered into with our non-employee directors, each restricted stock unit will vest one year from the date of grant and will be payable in the form of our common stock upon vesting. We will not provide directors who are also our employees any additional compensation for serving as a director.

        To demonstrate and reinforce the alignment of directors' interests with our shareholders' interests, we also expect to encourage directors to hold shares equal to a set percentage of their annual retainer within a set time period after joining the board. We intend to provide further details in an amendment to this Information Statement.

        The Compensation Committee, in collaboration with the Nominating and Governance Committee will periodically review directors' compensation and recommend changes as appropriate.

COMPENSATION OF EXECUTIVE OFFICERS

Introduction

        This section presents information concerning compensation arrangements for our executive officers. We provide historical information concerning the compensation of Ms. Nelda Connors, who will be our Chief Executive Officer following the spin-off, Mr. James Hays, who will be our Vice President and General Manager for our Electrical and Infrastructure division following the spin-off, and Mr. Edward Kurasz, who will be our Vice President and General Manager for our Pipe and Tube Division, following the spin-off. Each of these individuals was an executive in Tyco's Electrical and Metal Products business unit during fiscal 2009, with Ms. Connors as the President of the business unit, Mr. Hays as the Vice President and General Manager of the Electrical and Infrastructure segment, and Mr. Kurasz as the Vice President and General Manager of the Pipe and Tubes segment. This historical compensation information, including the information set forth below under "Historical Compensation Information," is not directly relevant to the compensation that these executives will receive from Allied Holdco. With respect to future compensation from Allied Holdco, we have presented information below under "Key Elements of Expected Compensation from Allied Holdco" concerning anticipated compensation for Ms. Connors, Mr. Hays and Mr. Kurasz. We have also provided information regarding expected future compensation for Mr. John Davis, who is also expected to be a named executive officer of Allied Holdco following the spin-off. Mr. Davis was hired by Tyco in fiscal 2010 and will be our general counsel following the spin-off. We will also include the expected future compensation of our chief financial officer, who is yet to be determined, in an amendment to this Information Statement.

        Each of Ms. Connors, Mr. Hays and Mr. Kurasz holds various long-term equity-based incentive awards that were granted by Tyco. Treatment of these awards in the Distribution is described under "Treatment of Outstanding Options, Restricted Stock Units and Performance Share Units" beginning on page 100 of this Information Statement.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes the arrangements that Allied Holdco is expected to have in place for its named executive officers and includes an overview of Tyco's executive compensation philosophy for fiscal 2009. Tyco's compensation philosophy may be relevant to Allied Holdco because it is anticipated that the elements of our compensation will be similar to the elements of Tyco's compensation. However, our Compensation Committee will review the impact of the spin-off from Tyco and will review all aspects of compensation and make appropriate adjustments in structuring our executive compensation arrangements.

        For purposes of this Compensation Discussion and Analysis, Allied Holdco's named executive officers are Ms. Nelda Connors, Mr. James Hays, and Mr. Edward Kurasz. These individuals are referred to collectively as named executive officers. Mr. John Davis, our general counsel, and our chief financial officer, who is yet to be determined, are also expected to be named executive officers following the spin-off. Ms. Connors, Mr. Hays and Mr. Kurasz are executives in the Electrical and Metal Products business unit of Tyco and each of them will be as an executive officer of Allied Holdco following the Distribution.

Compensation Overview and Philosophy

        In designing Tyco's executive compensation programs, Tyco's Compensation & Human Resources Committee (the "Tyco Compensation Committee") has been guided by its philosophy that executive compensation programs must:

  (1)
  reinforce Tyco's business objectives and the creation of long-term shareholder value;

  (2)
  provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk;

  (3)
  align the interests of executives with those of shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs;

  (4)
  attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives, and cash- and equity-based pay; and

  (5)
  recognize and support outstanding individual performance and behaviors that demonstrate Tyco's core values—Integrity, Excellence, Teamwork and Accountability.

        This philosophy is manifest in the design of Tyco's executive compensation program and the balance that the program achieves between fixed and variable compensation, short- and long-term incentive and cash- and equity-based compensation. An overarching goal of Tyco's executive compensation program is to link a significant portion of executive pay with investor returns. As a result, over 70% of targeted compensation for each of Tyco's named executive officers for fiscal 2009 was variable performance-based pay (determined by reference to targeted bonus amounts for Tyco's annual incentive-based compensation and the grant date fair value of equity awards granted under Tyco's long-term incentive compensation program), and over 50% of targeted total compensation was made in the form of equity grants.

Role of the Tyco Compensation Committee

        The Tyco Compensation Committee consists exclusively of independent directors, who are also "outside directors" as defined in Section 162(m) of the Code. The Tyco Compensation Committee is responsible for, among other things, (1) reviewing and approving Tyco's compensation, benefits, and human resources policies and objectives; (2) determining whether Tyco's officers, directors and employees are compensated in accordance with those policies and objectives; and (3) fulfilling the board's responsibilities relating to compensation of Tyco's executives. Tyco's Board of Directors and the Tyco Compensation Committee have direct approval authority over the compensation of Tyco's "senior officers" (those "Section 16" officers who are required to report trading in Tyco securities under Securities and Exchange Commission rules) and its "senior executives" (those executives who are not senior officers, but who have a base salary of $400,000 or greater). None of Allied Holdco's named executive officers were senior officers or senior executives of Tyco. As a result, although the Tyco Compensation Committee participated in the design and review of the overall compensation programs affecting Allied Holdco's named executive officers—for example, by approving the size of bonus pools, the performance measures applicable to such pools, and the design of the long-term equity award programs in which Allied Holdco's named executive officers participated—it did not directly oversee or approve the compensation paid to such officers in fiscal 2009. Rather, the responsibility for compensation decisions affecting Allied Holdco's named executive officers was delegated to Tyco's chief executive officer and its senior vice president, human resources and internal communications.

Elements of Compensation

        Tyco's executive compensation program incorporates four primary elements of compensation, which are described below. We expect Allied Holdco's compensation structure to be substantially similar to this framework, although any differences will be described below under "Key Elements of Expected Compensation from Allied Holdco":

  •
  base salary;

  •
  annual incentive compensation paid in the form of cash bonuses;

  •
  long-term incentive compensation, which includes stock options and performance-based stock units, and, for employees other than Tyco's senior officers, time-vested restricted stock units; and

  •
  benefit programs that are designed for Tyco's executive management.

  Base Salary

        Base salary recognizes the value of an individual based on his or her role, skill, performance, contribution, leadership and potential. It is critical in attracting and retaining executive talent. Base salaries for Tyco's senior officers are reviewed annually by the Tyco Compensation Committee and by the Tyco Board of Directors. During fiscal 2009, Tyco did not increase base salaries for any of its senior officers. Similarly, base salaries for Allied Holdco's named executive officers were not increased during fiscal 2009.

  Annual Incentive Compensation

        Annual incentive compensation for Tyco's senior officers is paid in the form of a short-term performance bonus, which is an element of Tyco's 2004 Stock and Incentive Plan (the "Tyco 2004 SIP"). Annual incentive compensation rewards the individual for his/her execution of the operating plan and other strategic initiatives, as well as for financial performance that benefits Tyco's business and drives long-term shareholder value creation. It places a meaningful proportion of total cash compensation at risk, thereby aligning the pay of the executive with Tyco's financial performance. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.

        Performance measures and targets under the Tyco 2004 SIP for the fiscal 2009 performance bonus, as they related to the Electrical and Metal Products business unit, were established by the Tyco Compensation Committee in the first quarter of fiscal 2009. These performance metrics were a component of the metrics that applied to the named executive officer of Tyco responsible for the Electrical and Metal Products business, namely, George Oliver. Additional performance metrics applied to each named executive officer of Allied Holdco. These performance metrics, which varied for each executive, included metrics based on controllable expenses for Ms. Connors and revenue, gross margin and operating income of the business segment led by each of the other named executive officers. For the Electrical and Metal Products business unit, the performance measures and weights applicable to the Tyco named executive officer were as follows:

Fiscal 2009 Annual Incentive Compensation Design Summary

Performance Measure	Weight	Performance Target	Actual Performance
Corporate Executives
• Earnings per Share from continuing operations before special items	45%	$2.79 per share	$2.53 per share
• Adjusted Free Cash Flow before special items	45%	$1.01 billion	$1.36 billion
• Organic Revenue Growth (excluding Electrical and Metal Products revenue)	10%	3.8%	(4.3)%
Tyco Electrical and Metal Products Executives
• Corporate split equally between Earnings Per Share and Adjusted Free Cash Flow	20%	See above	See above
• Electrical and Metal Products Operating Income before special items	30%	$166 million	$11 million
• Electrical and Metal Products Working Capital Days	30%	87.7 days	105 days

        Description of Performance Measures:    For compensation purposes, Earnings Per Share from continuing operations, Adjusted Free Cash Flow, and operating income are adjusted to exclude the effects of events that the Tyco Compensation Committee deems do not reflect the performance of Tyco's senior officers. The categories of special items are identified at the time the performance measure is approved at the beginning of the fiscal year, although the Tyco Compensation Committee may at its discretion make adjustments during the fiscal year. Special items include gains, losses or cash outlays that may mask the underlying operating results and/or business trends of Tyco or of a specific business segment of Tyco, as applicable. For fiscal 2009, the approved categories of adjustments at the corporate level included adjustments related to (1) business acquisitions and disposals; (2) variances from budgeted capital expenditures; (3) restructuring and related charges; (4) spin-off related costs; (5) legacy legal matters; (6) transfers of businesses between segments and/or corporate; and (7) debt retirement or refinancing. An additional adjustment that the Tyco Compensation Committee deemed appropriate for fiscal 2009 was to exclude the impact of impairments of goodwill and other assets. Similar adjustments were authorized at the business segment level for the performance measures governing the bonuses of the executives at the business segment level.

        At the beginning of fiscal 2009, the Tyco Compensation Committee also decided that it would be appropriate to limit the effects of the volatility inherent in the Electrical and Metal Products business segment on the performance measures applicable to the corporate level. For compensation purposes, this had the effect of lowering Tyco's Adjusted Free Cash Flow and increasing its Earnings Per Share from continuing operations before special items. Adjusted Free Cash Flow is calculated by first adjusting cash flow from operations by removing the effects of the sale of accounts receivable programs, cash paid for purchase accounting and holdback liabilities, and voluntary pension contributions and then deducting net capital expenditures (including accounts purchased from the ADT dealer network), and then adding back the special items that increased or decreased cash flows. Organic revenue growth is calculated by excluding the impact of acquisitions, divestitures and foreign currency translation, and, at the business segment level, transfers of businesses between segments and/or corporate. Working capital days are generally calculated by dividing annualized average working capital by revenue of the applicable unit.

        The table below shows the target and maximum bonus payments set for the executive officers of the Electrical and Metal Products business segment by Tyco's annual incentive plan for fiscal 2009, and the actual bonus payments that each of Allied Holdco's named executive officers received under the plan. These amounts are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table."

Fiscal 2009 Performance Bonus Summary

Named Executive Officer (Current)	Target	Maximum	Actual
Nelda Connors	$201,000	$402,000	$96,480
James Hays	$137,500	$275,000	$0
Edward Kurasz	$112,500	$225,000	$20,250

        Performance bonuses were paid to Ms. Connors and Mr. Kurasz based on the achievement of the quantitative performance measures applicable to them under Tyco's annual incentive plan. For Ms. Connors, although most of the performance measures specific to the Electrical and Metal Products business were not met, the performance measures applicable to Tyco's corporate performance were met, and a portion of the targeted bonus was paid to her based on Tyco's overall performance. In addition, a portion of the bonus paid to Ms. Connors was based on a reduction of controllable expenses. For Mr. Kurasz, the performance measure based on achieving certain gross margins was met, and a portion of the targeted bonus was paid to him.

  Special Business Segment Bonus Plan

        During fiscal 2009, Tyco's Board of Directors and the Tyco Compensation Committee determined that in light of challenging macroeconomic conditions, capital market turmoil and deteriorating end market conditions, management emphasis on cash conversion and free cash flow generation was important to Tyco in improving balance sheet strength, providing operating flexibility and protecting shareholder value. Accordingly, the Tyco Board of Directors and the Tyco Compensation Committee established an incentive program for eligible employees at Tyco's business segments, including Allied Holdco's named executive officers, designed to encourage and reward achievement of performance targets related to cash conversion and free cash flow generation.

        In light of each business segment's performance against these measures, awards to Allied Holdco's named executive officers in the amounts of $76,020 to Ms. Connors, $95,000 to Mr. Hays and $72,750 to Mr. Kurasz were paid. These amounts were reported in the "Bonus" column of the "Summary Compensation Table".

  Long-Term Incentive Awards

        Tyco grants long-term equity-based incentive awards ("LTI compensation") to senior officers as part of its overall executive compensation strategy. For a description of the material terms of stock options, performance share units and restricted stock units granted for fiscal 2009 under the Tyco 2004 SIP, see the narrative following the "Grants of Plan-Based Awards in Fiscal 2009" table. All long-term equity-based incentive awards that were granted by Tyco to the named executive officers of Allied Holdco that are outstanding on the Distribution date are expected to be converted into long-term equity-based incentive awards of Allied Holdco on the Distribution date. Treatment of these awards in the Distribution is described under "Treatment of Outstanding Options, Restricted Stock Units and Performance Share Units" on page 100 of this Information Statement.

        LTI compensation is intended to attract, retain and motivate executive talent and to align the interests of executive officers with the interests of shareholders by linking a significant portion of the executive's total pay opportunity to share price. It provides long-term accountability for executive officers and offers performance based opportunities for capital accumulation in lieu of a pension plan for most of Tyco's executive management.

  Fiscal 2009 Annual Equity Awards

        During fiscal 2008, the Tyco Compensation Committee modified the structure of its LTI compensation program for fiscal 2009 by eliminating time-based restricted stock units from the annual equity program for its senior officers. Instead of receiving time-based restricted stock units, senior officers received half of the grant date value of their long-term incentive compensation in stock options that vest ratably over four years and the other half of the value in performance share units. However, this did not affect LTI compensation for Allied Holdco's named executive officers, each of whom received LTI grants in the form of stock options, restricted stock units and performance share units. The ultimate value of the performance share units depends on Tyco's total shareholder return compared to the total shareholder returns of companies in the S&P Industrials Index over a three-year period. In addition, the Tyco Compensation Committee reduced the size of its fiscal 2009 LTI awards to reflect market trends and to better position Tyco's executive compensation levels to those appropriate to its business and size following major corporate transactions that occurred in fiscal 2007.

  Fiscal 2010 Annual Equity Awards

        In fiscal 2010, the Tyco Compensation Committee continued the LTI structure that it implemented for fiscal 2009 and granted the same mix of stock options and performance share units to its senior officers. In fiscal 2010, Allied Holdco named executive officers continued to receive stock options, performances share units and restricted stock units. The Tyco Compensation Committee also continued its plan to manage executive compensation levels by further reducing the size of fiscal 2010 LTI awards.

  Executive Benefit Plans and Other Elements of Compensation

        All of Tyco's senior officers are eligible to participate in the benefit plans that are available to substantially all of its other U.S. employees. These benefit programs include Tyco's tax-qualified 401(k) Retirement Savings and Investment Plans and its medical insurance, dental insurance, life insurance, long-term disability and long-term care plans. In general, the retirement programs at Tyco do not include active defined benefit plans for senior officers or for other U.S. executives. Besides the plans that are available to substantially all of its U.S. employees, Tyco offers additional limited perquisites and other benefits to its senior officers and other executives. These perquisites and benefits are competitive with those provided to similarly situated executives at comparable companies and are consistent with Tyco's overall compensation philosophy. They are designed to effectively retain executives and to position Tyco to compete for new talent, while containing costs and administrative burdens. As employees of the Electrical and Metal Products business segment, some of these benefits were available to Allied Holdco's named executive officers. The additional benefits available to Allied Holdco's named executive officers consisted primarily of:

  •
  participation in Tyco's Supplemental Savings and Retirement Plan (the "SSRP"); and

  •
  a cash perquisite allowance program.

        Tyco's Supplemental Savings and Retirement Plan is a deferred compensation plan which permits the elective deferral of base salary and performance based bonuses for all of Tyco's executives earning more than $110,000 per year, a salary category that includes all of Allied Holdco's named executive officers; however, not all of Tyco's executives eligible to participate in the SSRP elect to do so. The SSRP provides Tyco's executives with the opportunity to:

  •
  contribute retirement savings in addition to amounts permitted under the 401(k) plans;

  •
  defer compensation on a tax-deferred basis and receive tax-deferred earnings growth; and

  •
  receive any contributions from Tyco that were reduced under the 401(k) plans due to Internal Revenue Service compensation limits.

        Tyco's cash perquisite allowance plan, implemented in 2003, replaced its prior executive perquisite programs. Those programs had provided a number of benefits to Tyco executives (including company cars, club dues and tax preparation services) that were costly and administratively burdensome. The current plan provides senior officers with a cash payment equal to 10% of their annual base salary, up to a maximum annual benefit of $70,000. Senior officers receive their annual cash perquisite allowance in quarterly installments. Tyco does not restrict the types of expenses to which the allowance can be applied. There are no tax gross-ups paid with respect to this benefit.

Change in Control and Severance Benefits

        The Tyco International Severance Plan for U.S. Officers and Executives (the "Severance Plan") and the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives (the "CIC Severance Plan") generally govern the benefits that accrue to Tyco's executive and senior officers upon their termination of service to Tyco. As employees of Tyco affiliates, Allied Holdco's named executive officers are eligible employees under the Severance Plan . (However, they are not eligible under the CIC Severance Plan.) We expect that, in connection with the spin-off, Allied Holdco will adopt plans that are substantially similar to these plans. Under the terms of each of the Severance Plan and the CIC Severance Plan, the spin-off does not constitute a triggering event that would result in severance benefits being paid to the Allied Holdco named executive officers. Effective January 1, 2009, these plans were amended to comply with certain provisions of the Internal Revenue Code. In addition, certain changes were made to reduce the period following termination of employment during which Tyco must provide employer sponsored health and dental benefits.

        The table below summarizes the key terms and provisions of the Severance Plan that is currently in effect and applicable to Allied Holdco's named executive officers. Refer to the "Potential Payments Upon Termination or Change in Control" table on page 99 of this Information Statement for the estimated dollar value of the benefits available under the Severance Plan and other agreements in effect as of Tyco's 2009 fiscal year-end.

Severance Arrangements under the Severance Plan
(Severance Without a Change in Control)

Description	Allied Holdco Named Executive Officers
Governing document:	Severance Plan.
For equity awards, both the Severance Plan and individual award agreements.
Termination events triggering severance cash benefits and benefits continuation:	Involuntary termination other than for Cause, permanent disability or death.
Severance cash benefit:	12 months base salary and target annual bonus.
Executive must sign release to receive severance benefits:	Yes.
Health and welfare benefits continuation:

12 months from date of termination for medical and dental and health care reimbursement account benefits only, provided that the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for an additional 12-month period.

Prorated bonus in year of termination:	At Tyco's discretion and in accordance with the terms of the applicable incentive plan.
Equity treatment:	Substantially all of the individual award agreements are consistent with the terms and conditions of the Severance Plan, which provides that, upon an involuntary termination without Cause:
• Outstanding stock options continue to vest for 12 months.
• Performance share units remain subject to performance criteria.
• The executive has 12 months (or 36 months in the case of retirement-eligible employees) to exercise vested stock options, subject to the original term.
• All unvested restricted stock and restricted stock units are forfeited.
• Performance share units are forfeited unless the executive is retirement-eligible, in which case all or a portion of the shares which vest remain subject to performance criteria.
Outplacement assistance:	At Tyco's discretion for up to 12 months.

Description	Allied Holdco Named Executive Officers
Restrictive covenants:	• Prohibited from soliciting customers and employees of Tyco for two years from the date of termination.
• Prohibited from competing with Tyco for one year from the date of termination.
• Subject to confidentiality and non-disparagement covenants.

        The Severance Plan generally defines "Cause" as an executive's (1) substantial failure or refusal to perform duties and responsibilities of his or her job as required by Tyco; (2) violation of any fiduciary duty owed to Tyco; (3) conviction of a felony or misdemeanor; (4) dishonesty; (5) theft; (6) violation of Tyco rules or policy; or (7) other egregious conduct, that has or could have a serious and detrimental impact on Tyco and its employees. The administrator of the Severance Plan, in its sole and absolute discretion, determines whether Cause exists.

Key Elements of Expected Compensation from Allied Holdco

        Following the Distribution, Allied Holdco will be an independent public company with a board of directors and compensation committee separate from Tyco. Although the compensation committee of Allied Holdco's board of directors may make changes to the compensation arrangements for its key executives, we expect that, at least initially, the elements of Allied Holdco's executive compensation program will be similar to those of Tyco. The following summarizes the principal elements of compensation that we expect to provide to each of our named executive officers following the Distribution.

Nelda Connors:
Base Salary	$	[•]
Target Bonus		[•]
Target Long-Term Incentives		[•]
James Hays:
Base Salary	$	[•]
Target Bonus		[•]
Target Long-Term Incentives		[•]
Edward Kurasz:
Base Salary	$	[•]
Target Bonus		[•]
Target Long-Term Incentives		[•]
John Davis:
Base Salary	$	[•]
Target Bonus		[•]
Target Long-Term Incentives		[•]

        In addition, these executives are expected to receive benefits and perquisites similar to those described above for Tyco's executive officers.

Historical Compensation Information

        The information set forth in the following table reflects compensation earned during fiscal 2009 by Ms. Nelda Connors, who will be our chief executive officer following the spin-off, Mr. James Hays, who will be our Vice President and General Manager for Electrical Infrastructure Division following the spin-off, and Mr. Edward Kurasz, who will be our Vice President and General Manager Pipe and Tube Division, following the spin-off. Each of these individuals was an executive officer in Tyco's Electrical and Metal Products business unit during fiscal 2009, and each of these individuals is expected to be a named executive officer of Allied Holdco following the spin-off. The services rendered by these executives in fiscal 2009 were, in some instances, in capacities not equivalent to the positions in which they will serve Allied Holdco or its subsidiaries. The information below reflects their positions and compensation information for fiscal 2009, but is not necessarily indicative of the compensation these individuals will receive as executive officers of Allied Holdco. For information on the compensation of these individuals, and the compensation of Mr. John Davis, who will be our general counsel (and who is expected to be a named executive officer of Allied Holdco following the spin-off), following the spin-off, see the description above under "—Compensation Discussion and Analysis—Key Elements of Expected Compensation from Allied Holdco." The compensation expected to be paid to our chief financial officer, who has not yet been determined, following the spin-off will be detailed in an amendment to this Information Statement.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (h)	Total ($) (i)
Current Executives
Nelda Connors Chief Executive Officer	2009	$335,005	$76,020	$837,605	$126,388	$96,480	$62,606	$1,534,104
James Hays VP Sales, Electrical and Infrastructure	2009	$274,847	$95,000	$182,340	$52,622	$0	$73,055	$677,864
Edward Kurasz VP Sales, Pipe and Tube	2009	$224,773	$72,750	$200,692	$57,891	$20,250	$49,410	$625,766

(1)
Bonus:    Bonus amounts shown in column (d) reflect awards paid to the named executive officers in recognition of their contributions towards achievement of cash conversion and free cash flow generation goals, as described above under "Elements of Compensation—Special Business Segment Bonus Plan."

(2)
Stock Awards and Option Awards:    The amounts in columns (e) and (f) represents the aggregate grant date fair value of stock-based awards made to each named executive officer, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"). The aggregate grant date fair values reported for stock-based awards made with performance conditions (i.e., performance share units) are based on target performance, which is the probable outcome of the performance conditions as of the grant date. Assuming the achievement of maximum performance levels with respect to awards with performance conditions, the aggregate grant date fair value of the stock-based awards granted to each of the named executive officers as of the grant date is as follows: Ms. Connors—$575,731; Mr. Hays—$239,981; Mr. Kurasz—$263,923. Assumptions used in these calculations are discussed in Note 18 to Tyco's audited consolidated financial statements included in Tyco's Form 10-K for the fiscal year ended September 25, 2009.

(3)
Non-Equity Incentive Plan Compensation:    The amounts reported in column (g) for each named executive officer reflect annual cash incentive and free cash flow incentive compensation for fiscal 2009. Annual incentive compensation is discussed in further detail above under the heading "Elements of Compensation—Annual Incentive Compensation."

(4)
All Other Compensation:    The amounts reported in column (i) for each named executive officer represent (1) cash perquisites in the amount of $33,500 for Ms. Connors, $27,500 for Mr. Hays and $22,500 for Mr. Kurasz, (2) Tyco contributions to 401(k) plans and non-qualified plans of Tyco and its subsidiaries providing similar benefits in the amount of $27,750 for Ms. Connors, $45,555 for Mr. Hays and $26,910 for Mr. Kurasz and (3) other benefits consisting of reimbursement of taxes related to relocation expenses for Ms. Connors in the amount of $1,356.

Grants of Plan-Based Awards in Fiscal 2009

        The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted during fiscal 2009 under the Tyco 2004 SIP. For a description of how these and other outstanding awards will be treated in the spin-off, see "Treatment of Outstanding Options, Restricted Stock Units and Performance Share Units" beginning on page 100 of this Information Statement.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#) (j)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
										Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (Mid-Point) (#) (g)	Maximum (#) (h)
Nelda Connors	12/3/2008	$100,500	$201,000	$402,000
	12/3/2008							19,380			$399,809
	10/7/2008				4,136	10,340	20,680				$575,731
	10/7/2008							5,170			$149,930
	10/7/2008								18,470	$29.00	$126,388
Jim Hays	12/3/2008	$68,750	$137,500	$275,000
	10/7/2008				1,724	4,310	8,620				$239,981
	10/7/2008							2,150			$62,350
	10/7/2008								7,690	$29.00	$52,622
Edward Kurasz	12/3/2008	$56,250	$112,500	$225,000
	10/7/2008				1,896	4,740	9,480				$263,923
	10/7/2008							2,370			$68,730
	10/7/2008								8,460	$29.00	$57,891

(1)
Amounts in columns (c) through (e) represent potential annual performance bonuses that the named executive officers could have earned under Tyco's annual incentive plan for fiscal 2009. The Tyco Compensation Committee established a maximum payout of 200% of target. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)
Amounts in columns (f) through (h) represent potential share payouts with respect to performance share unit awards that were made in connection with the fiscal year 2009 long-term compensation grant. Performance share units were granted to certain senior officers of Tyco in October 2008 and vest at the end of the three-year performance period on September 30, 2011. The number of shares that will be paid out will depend on Tyco's three-year annualized total shareholder return over the performance period, as compared to the return for the S&P 500 Industrials Index.

(3)
Amounts in columns (i) and (j) reflect the number of restricted stock units and options, respectively, granted to each of the named executive officers.

(4)
Amounts in column (l) show the grant date fair value of the option awards, restricted stock units and performance share unit awards granted to each of the named executive officers. Amounts for performance share unit awards were calculated assuming the maximum number of shares are earned under the awards. The actual number of shares that are paid out will depend on Tyco's three-year annualized total shareholder return over the performance period, as compared to the return for the S&P 500 Industrials Index.

        Tyco made an annual grant of equity in fiscal 2009. The awards for senior officers of Tyco consisted of stock options and performance share units, and for the named executive officers of Allied Holdco, the awards also included restricted stock unit awards.

        When Tyco grants stock options, the exercise price equals the fair market value of its common stock on the date of grant. Stock options generally vest in equal installments over a period of four years, beginning on the first anniversary of the grant date. Each option holder has 10 years to exercise each of his or her stock options from the date of grant unless the option is forfeited earlier.

        Performance share units generally vest in full at the end of the applicable performance period. The number of shares that are actually earned depends on whether, and at what level, the applicable performance criteria have been met. Performance share units do not accrue dividends prior to vesting and do not have any voting rights. For performance share units granted in connection with the fiscal 2009 equity awards, the relevant metric is Tyco's three-year total shareholder return between September 27, 2008 and September 30, 2011. That return is to be compared with the total shareholder return of all the companies in the S&P 500 Industrials Index for the same period. The total shareholder return measure is based on the average of the closing stock price for the 20 trading days preceding, and the last 20 trading days of, the performance period, plus a total return factor to reflect the reinvestment of dividends during the three-year period. If the minimum performance measure is not met (i.e., Tyco's total shareholder return over the performance period is not equal to or better than the total shareholder return of the top 65% of the companies constituting the S&P 500 Industrials Index), no shares will be earned. In addition, if Tyco's total shareholder return is negative at the end of the performance period, the maximum payout is capped at 125% of target.

        Restricted stock units generally vest over a period of four years in equal installments. Restricted stock units accrue dividend-equivalent units during the vesting period, which are delivered upon settlement, and do not carry voting rights until they are settled in shares.

        Forfeiture provisions related to involuntary termination, are described above under the heading "Change in Control and Severance Benefits." Except in the case of retirement, unvested equity is forfeited upon a voluntary termination.

 Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table shows, for each of the Allied Holdco named executive officers, all equity awards that were outstanding as of September 25, 2009. Dollar amounts are based on the NYSE closing price of $33.98 for Tyco's common stock on September 25, 2009. For a description of how these awards will be treated in the spin-off, see "Treatment of Outstanding Options, Restricted Stock Units and Performance Share Units" beginning on page 100 of this Information Statement.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: (#) Exercisable (b)	Number of Securities Underlying Unexercised Options: (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (i)
Nelda Connors	1,997	5,993	$43.97	5/6/2018	27,793	$944,406	10,340	$351,353
	—	18,470	$29.00	10/6/2018
Jim Hays	6,294	—	$57.83	1/9/2010	6,887	$234,020	6,440	$218,831
	3,147	—	$80.49	10/2/2010
	3,776	—	$44.16	3/25/2014
	9,442	—	$56.87	3/9/2015
	7,553	—	$46.07	11/21/2015
	4,406	4,406	$48.14	11/20/2016
	3,440	3,440	$53.36	7/1/2017
	—	7,690	$29.00	10/6/2018
Edward Kurasz	3,776	—	$69.30	4/17/2010	6,845	$232,593	6,870	$233,443
	1,888	—	$80.49	10/2/2010
	6,294	—	$56.87	3/9/2015
	4,615	—	$46.07	11/21/2015
	3,776	3,777	$48.14	11/20/2016
	3,440	3,440	$53.36	7/1/2017
	—	8,460	$29.00	10/6/2018

(1)
Vesting dates for each outstanding option award for the named executive officers are as follows:

Vesting Date	Exercise Price	Nelda J. Connors	James Hays	Edward Kurasz
		Number Of Shares Underlying Vesting Awards
2009
10/7/2009	29.00	4,617	1,922	2,115
11/21/2009	48.14		2,203	1,888
2010
5/7/2010	43.97	1,998
7/2/2010	53.36		1,720	1,720
10/7/2010	29.00	4,618	1,923	2,115
11/21/2010	48.14		2,203	1,889
2011
5/7/2011	43.97	1,997
7/2/2011	53.36		1,720	1,720
10/7/2011	29.00	4,617	1,922	2,115
2012
5/7/2012	43.97	1,998
10/7/2012	29.00	4,618	1,923	2,115

(2)
The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of restricted stock units which had been granted as of September 25, 2009, but which remained subject to additional vesting requirements (i.e., the executive's continued employment with Tyco). Scheduled vesting of all restricted stock units for each of the named executive officer is as follows:

Vesting Date	Nelda J. Connors	James Hays	Edward Kurasz
	Number Of Shares Underlying Vesting Awards
2009
10/7/2009	1,324	550	607
11/21/2009		976	842
2010
3/12/2010		416	416
5/7/2010	7,499
7/2/2010		744	744
10/7/2010	1,325	551	607
11/21/2010		975	842
2011
3/12/2011		416	416
5/7/2011	7,499
7/2/2011		743	743
10/7/2011	1,323	550	606
2012
3/12/2012		415	415
5/7/2012	7,499
10/7/2012	1,324	551	607
(3)
Amounts in columns (h) and (i) reflect the number and market value, as of September 25, 2009, of performance share units that would be earned if the performance goals related to these awards were met at the target level at the end of the performance period. If the minimum performance threshold is not met (i.e., Tyco's total shareholder return over the performance period is not equal to or better than the total shareholder return of the top 65% of the companies constituting the S&P 500 Industrials Index), there will be no payout. The number of shares that are earned depends on Tyco's three-year shareholder return as compared to the total shareholder return of the S & P 500 Industrials Index. Scheduled vesting of all performance share units (based on achievement of target values) for each of the named executive officers is as follows:

Vesting Date	Nelda J. Connors	James Hays	Edward Kurasz
	Number Of Shares Underlying Vesting Awards
2010
6/30/2010		2,130	2,130
2011
9/30/2011	10,340	4,310	4,740

Option Exercises and Stock Vested in Fiscal 2009

        The following table shows, for each of the Allied Holdco named executive officers, the amounts realized from options that were exercised and restricted stock units that vested during fiscal 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Nelda Connors	—	$—	—	$—
Jim Hays	—	$—	4,529	$118,274
Edward Kurasz	—	$—	4,098	$107,121

(1)
The aggregate dollar amount realized is based on the NYSE closing price of Tyco's common stock on the vesting date.

Non-Qualified Deferred Compensation for Fiscal 2009

        The following table presents information on the non-qualified deferred compensation accounts of each Allied named executive officer at September 25, 2009.

Name (a)	Executive Contributions in Last Fiscal Year ($)(1) (b)	Registrant Contributions in Last Fiscal Year ($)(1) (c)	Aggregate Earnings in Last Fiscal Year ($)(2) (d)	Aggregate Withdrawals/ Distributions ($)(3) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Nelda Connors	$167,502	$25,254	$4,703	$0	$257,392
Jim Hays	$42,440	$29,478	$11,031	$0	$273,219
Edward Kurasz	$62,517	$15,569	$5,230	$0	$160,535

(1)
Amounts in columns (b) and (c) include employee and Tyco contributions, respectively, under Tyco's Supplemental Savings and Retirement Plan (the "SSRP"), a non-qualified retirement savings plan. All of the amounts shown in column (c) are included in the Summary Compensation Table under the column heading "All Other Compensation." Under the terms of the SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus.

(2)
Amounts in column (d) include earnings or (losses) on the Allied Holdco named executive officer's notional account in the SSRP and in Tyco's Supplemental Executive Retirement Plan (the "SERP"). The SERP was frozen with respect to additional contributions on December 31, 2004. Except for the Tyco stock fund and the Fidelity Freedom Funds, investment options under the SSRP are the same as those available under Tyco's tax-qualified 401(k) retirement plans. Investment options under the SERP are the same as those available under the SSRP.

(3)
Under both the SSRP and the SERP, participants may elect to receive distributions in a single lump sum payment or in up to 15 annual installments. A participant who is still employed by Tyco may begin receiving distributions under each plan after a minimum of five years have elapsed from the plan year for which contributions have been made. A participant who has left Tyco may begin receiving distributions upon his or her termination of employment or retirement.

 Potential Payments Upon Termination or Change in Control

        The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon his or her termination of employment or upon the occurrence of a change in control, assuming that the triggering event or events occurred on September 25, 2009. The amounts shown are based on the NYSE closing price of $33.98 per share for Tyco's common stock on September 25, 2009.

        For each of the Allied Holdco named executive officers, the Severance Plan governs termination benefits for certain of the triggering events specified below. In addition, individual equity award agreements govern the treatment of those awards under certain circumstances. For the definition of "Good Reason" and "Cause" under the relevant documents, see the discussion under the heading "—Compensation, Discussion and Analysis—Change in Control and Severance Benefits."

	Change in Control		Other Termination
Name / Form of Compensation (a)	Without Qualified Termination (b)	With Qualified Termination (c)	With Cause (d)	Without Cause or With Good Reason (e)	Resignation (f)	Death or Disability (g)	Retirement (h)
Nelda J. Connors
Severance(1)	—	$536,000	—	$536,000	—	—	—
Benefit & Perquisite Continuation(2)	—	$9,905	—	$9,905	—	—	—
Accelerated Vesting of Equity Awards(3)	$89,809	$1,387,740	—	$22,993	—	$1,143,764	—
James Hays
Severance(1)	—	$412,500	—	$412,500	—	—	—
Benefit & Perquisite Continuation(2)	—	$17,316	—	$17,316	—	—	—
Accelerated Vesting of Equity Awards(3)	$230,928	$490,502	—	$9,572	—	$368,718	—
Edward Kurasz
Severance(1)	—	$337,500	—	$337,500	—	—	—
Benefit & Perquisite Continuation(2)	—	$17,316	—	$17,316	—	—	—
Accelerated Vesting of Equity Awards(3)	$221,923	$507,589	—	$10,533	—	$375,678	—

(1)
Under the Severance Plan, each named executive officer would have been entitled to salary continuation and bonus payments for the twelve months following termination of employment. In addition to the amounts included in this table, each named executive officer may be entitled to a prorated portion of the annual performance bonus for the year in which his or her employment was terminated. The bonus payments are included in the Summary Compensation table under the column heading "Non-Equity Incentive Compensation," and are discussed above under the heading "Compensation, Discussion and Analysis—Elements of Compensation—Annual Incentive Compensation."

(2)
Medical and dental benefits are provided under the Severance Plan, which provides for 12 months of continuing coverage and outplacement services. The executive shall be responsible for a portion of the benefit (which is not included in the amounts in this table) contribution subsidized value during the 12 month severance period.

(3)
Amount represents the intrinsic value of all unvested Tyco equity awards (including stock options, restricted stock units and performance share unit awards) which would vest upon the triggering event as of September 25, 2009. Awards granted prior to October 7, 2008 vest upon the occurrence of a change in control. Awards granted on or after such date vest upon a termination following a change in control.

Treatment of Outstanding Options, Restricted Stock Units and Performance Share Units

        Options to purchase shares of Tyco common stock, ("Tyco Options"), and restricted stock units with respect to shares of Tyco common stock, ("Tyco RSUs"), and performance shares units with respect to Tyco common stock ("Tyco PSUs") have been granted to various employees in Tyco's Electrical and Metal Products business unit who will become officers and employees of Allied Holdco following the spin-off. Under the anti-dilution provisions of the stock and incentive plans that these awards were granted under, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Options, Tyco RSUs and Tyco PSUs in the event of certain transactions, including the distribution of our common stock in connection with the spin-off. We anticipate that the Tyco Compensation Committee will determine to make various adjustments to outstanding Tyco Options, Tyco RSUs and Tyco PSUs held by employees who will become employees of Allied Holdco following the spin-off, as described below, to preserve the economic benefits of the original award following the spin-off. These adjustments will be made in the same manner for all such Allied Holdco employees who hold Tyco equity awards, including our executive officers. Any options to purchase, or awards relating to, shares of our common stock issued in connection with such adjustments will be obligations of Allied Holdco.

        We intend to file a registration statement with respect to shares of our common stock issuable upon exercise, or vesting, of the equity awards that we issue, as soon as practicable following the effective date of the Distribution.

  Treatment of Tyco Options

        In connection with the Distribution, each Tyco Option will convert into an option to acquire Allied Holdco common stock, in the following manner:

  •
  each converted option will be exercisable for a number of Allied Holdco shares determined by multiplying the number of Tyco shares for which the option is exercisable by a fraction, the numerator of which is the trading price of Tyco common shares determined by [    •    ] and the denominator of which is the trading price of Allied Holdco shares determined by [    •    ], rounded down to the nearest whole share; and

  •
  each converted option will have an exercise price equal to (A) the exercise price of the Tyco Option prior to the distribution multiplied by (B) (i) the trading price of Allied Holdco common stock determined by [    •    ] divided by (ii) the trading price of Tyco common shares determined by [    •    ], rounded up to the nearest whole cent.

        Set forth below is an example of how the calculation would work:

        [    •    ]

        Each converted option will take into account all employment with both Tyco and Allied Holdco for purposes of determining when the option vests and terminates. Fractional shares will be adjusted or compensated by Tyco as appropriate in the discretion of the Tyco Compensation Committee. All other terms and conditions of the converted option will be the same as the outstanding Tyco Option in all material respects.

  Treatment of Tyco RSUs

        For each Tyco RSU outstanding as of the Distribution date held by an Allied Holdco officer or employee following the spin-off, the holder thereof will be entitled to receive Allied Holdco restricted stock units in an amount determined by multiplying the number of Tyco RSUs by a fraction, the numerator of which is the trading price of Allied Holdco common stock determined by [    •    ] and the denominator of which is the trading price of Tyco common shares determined by [    •    ].

        The Distribution will not have any other effect on the Tyco RSUs being converted to Allied Holdco restricted stock units, and the restricted stock units related to Allied Holdco common stock will be subject to the same terms and conditions as apply to Tyco RSUs. Each converted restricted stock unit will take into account all employment with both Tyco and Allied Holdco for purposes of determining when the award vests. Fractional shares will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

  Treatment of Tyco PSUs

        For each Tyco PSU outstanding as of the Distribution date held by an Allied Holdco officer or employee following the spin-off, the holder thereof will be entitled to receive Allied Holdco restricted stock units in an amount designed to maintain the intrinsic value of the award. Tyco's Compensation Committee will determine the methodology for determining the level of performance attained with respect to the Tyco PSUs and the resulting number of Allied Holdco restricted stock units that the Tyco PSU will convert into.

        The Tyco PSUs that convert into Allied Holdco restricted stock units will have a vesting period that matches the vesting period for the Tyco PSUs (generally, three years from grant date), and will take into account all employment with Tyco and Allied Holdco for these purposes. All other terms and conditions of the converted awards will be equivalent to those that apply to Tyco RSUs. Fractional shares will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

        As a result of the Distribution and the conversion of Tyco Options, Tyco RSUs and Tyco PSUs, there will be outstanding options to acquire approximately [    •    ] shares of our common stock, and approximately [    •    ] shares of our common stock subject to outstanding restricted stock unit awards. All of these awards will be held by our officers and employees.

2011 Omnibus Stock and Incentive Award Plan.

        General.    The following description of the Allied Holdings US, Inc. 2011 Omnibus Stock and Incentive Award Plan (the "2011 Plan") is a summary of certain provisions that are currently expected to be in the final version of the plan, and is subject to change prior to completion of the spin-off. A copy of the final version of the 2011 Plan will be filed as an exhibit to the Registration Statement of which this Information Statement is a part. We will adopt the 2011 Plan on or about the distribution date.

        Purpose.    The purpose of the 2011 Plan is to promote the interests of Allied Holdco by aiding in the recruitment and retention of exceptional directors, employees, and consultants, providing incentives to its directors, employees, and consultants in consideration of their services to Allied Holdco, promoting the growth and success of Allied Holdco's business by aligning the interests of directors, employees, and consultants with those of shareholders, and providing directors, employees, and consultants an opportunity to participate in the growth and financial success of Allied Holdco. To accomplish these objectives, the 2011 Plan will provide for the award of Stock Options, Stock Appreciation Rights ("SARs"), Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Performance-Based Awards (collectively, "Awards").

        Administration.    The 2011 Plan will be administered by the Compensation Committee of our board of directors. It is intended, but not required, that the directors appointed to serve on our Compensation Committee be "Non-Employee Directors" (within the meaning of Rule 16b-3 under the Exchange Act) and "Outside Directors" within the meaning of Section 162(m) of the Code, to the extent Rule 16b-3 and Section 162(m) are applicable. However, the fact that a Compensation Committee member shall fail to qualify under these requirements will not invalidate any award that is otherwise validly granted under the 2011 Plan. Subject to the terms of the 2011 Plan, the

Compensation Committee will have the authority to grant awards, to determine the number of shares of our common stock for which each award may be granted and to determine any terms and conditions pertaining to the exercise or to the vesting of each award. The Compensation Committee will have the power, in its sole discretion, to accelerate the exercisability of any option and to remove any restriction on any restricted stock or restricted stock unit granted under the 2011 Plan. The Compensation Committee will also have full power to construe and interpret the 2011 Plan and any award agreement executed pursuant to the 2011 Plan and to establish, amend, suspend or waive any rules for the proper administration of the 2011 Plan. The determination of the Compensation Committee on all matters relating to the 2011 Plan or any award agreement will be conclusive.

        Eligibility.    Our officers, employees, directors and consultants and those of our subsidiaries or affiliates will be eligible to be designated a participant under the 2011 Plan. The Compensation Committee will have the sole and complete authority to determine the participants to whom awards will be granted under the 2011 Plan, subject to certain limitations described below.

        Number of Shares Authorized.    We expect that [    •    ] shares of our common stock will be available for grant under the 2011 Plan. The 2011 Plan will provide that no person may be granted awards or options and stock appreciation rights, or SARs, with respect to more than [    •    ] shares of common stock in any one year. The 2011 Plan will also provide that no person may be granted performance compensation awards under it with respect to more than [    •    ] shares of common stock in any one year. The maximum amount payable to any one person pursuant to a cash bonus under our 2011 Plan is expected to be $[    •    ]. As will be described more fully in the 2011 Plan, if an award expires or terminates or is forfeited or if any option terminates, expires or lapses without being exercised, the number of shares previously subject to such award will again be available for future grant. If the Compensation Committee determines that certain corporate transactions or events (as described in the 2011 Plan), such as a stock split, affect the shares of common stock such that an adjustment is to be consistent with such event and necessary or equitable to carry out the purposes of the 2011 Plan, the Compensation Committee shall appropriately adjust the maximum number of shares and the classes or series of our common stock which may be delivered pursuant to the 2011 Plan, the number of shares and the classes or series of our common stock subject to outstanding awards, the price per share of all of our common stock subject to outstanding awards and any other provisions of the 2011 Plan. In addition, upon the occurrence of certain corporate events or transactions (to be described in the 2011 Plan), such as certain mergers, consolidations, or reorganizations, the Compensation Committee may, in its discretion and with at least 10 days prior notice to the participants, cancel all outstanding awards and pay the holders thereof the value of such awards in a form and an amount equal to what they would have received or been entitled to receive had they exercised all such awards immediately prior to the consummation of such corporate event or transaction.

        The 2011 Plan will have a term of 10 years and no further awards may be granted under the 2011 Plan after the end of the 10-year term.

        Terms and Conditions of Awards.    Under the 2011 Plan, the Compensation Committee will have the authority to grant awards of nonqualified stock options, or NSOs, incentive stock options, or ISOs, SARs, restricted stock, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing. The Compensation Committee may provide, but is not required to provide, in an award agreement that there will be a vesting acceleration or payout of the award upon a change in control, as defined in the 2011 Plan.

        Options.    The Compensation Committee will be authorized to grant options to purchase shares of common stock that are either "qualified," meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," meaning they are not intended to satisfy the requirements of Section 422 of the Code. An option provides a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Options granted under the 2011 Plan will be subject to the terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the 2011 Plan, determined by the Compensation Committee and specified in the applicable award agreement or thereafter. The maximum term of an option granted under the 2011 Plan will be 10 years from the date of grant (or five years in the case of an ISO granted to a 10.0% shareholder).

        The exercise price per share paid by a participant will be determined by the Compensation Committee at the time of grant but will not be less than 100.0% of the fair market value of one share on the date the option is granted (or no less than 110.0% of such fair market value in the case of an ISO granted to an employee who is a 10.0% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, except that the Compensation Committee may, in its discretion, allow such payment to be made by surrender of unrestricted shares of our common stock (at their fair market value on the date of exercise) which have been held by the participant for at least six months, or by such other method as the Compensation Committee may determine and that is permitted by law. The Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism. The Compensation Committee may also establish rules permitting the deferral of shares of our common stock upon the exercise of options for tax planning purposes, provided, however, that such rules do not result in the imposition of an excise tax under Section 409A of the Code.

        SARs.    The Compensation Committee will be authorized to award stock appreciation rights (referred to as SARs) under the 2011 Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of our common stock or a combination of the foregoing, the appreciation, if any, in the value of one share of our common stock over a certain period of time. In no event will the base amount of SAR granted under the Plan be less than the fair market value of one share the date of grant. An option granted under the 2011 Plan may include SARs, either on the date of grant or, except in the case of an ISO, by subsequent amendment. The Compensation Committee may also award SARs to a participant independent of the grant of an option. SARs granted in connection with an option will become exercisable, be transferable and will expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding option. If SARs are granted independent of an option, the SARs will become exercisable, be transferable and will expire in accordance with the vesting schedule, transferability rules and the expiration provisions established by the Compensation Committee and reflected in the award agreement.

        No Repricing.    The 2011 Plan will prohibit the repricing of stock options or SARs awarded under the 2011 Plan or any similar substitutions.

        Restricted Stock.    The Compensation Committee will be authorized to award restricted stock under the 2011 Plan. An award of restricted stock is a grant of shares subject to conditions and restrictions set by the Compensation Committee. The grant or the vesting of an award of restricted stock may be conditioned upon service to us or our affiliates or upon the attainment of performance goals or other factors, as determined in the discretion of the Compensation Committee. The Compensation Committee may also, in its discretion, provide for the lapse of restrictions imposed upon an award of restricted stock. Holders of an award of restricted stock will generally have, with respect to the restricted stock granted, all of the rights of a shareholder, including the right to vote and to receive dividends.

        Restricted Stock Units.    The Compensation Committee will be authorized to award restricted stock units to participants. The Compensation Committee will be authorized to establish the terms, conditions and restrictions applicable to each award of restricted stock units, including the time or times at which restricted stock units will be granted or vested and the number of units to be covered by each award. The terms and conditions of each restricted stock unit award will be reflected in a restricted stock unit agreement. At the discretion of the Compensation Committee, each restricted stock unit (representing one share of our common stock) awarded to a participant will be credited with an amount equal to the cash or stock dividends paid by us in respect of one share of our common stock ("dividend equivalents"). At the discretion of the Compensation Committee, dividend equivalents may either be paid currently to the participant or withheld by us for the participant's account. Upon the pre-set settlement date of a restricted stock unit award, we will deliver to the participant or his beneficiary (i) one share of our common stock or, at the election of the Compensation Committee, an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned for each restricted stock unit with respect to which the vesting period has expired and (ii) cash or shares of common stock equal to the dividend equivalents credited to the restricted stock unit.

        With respect to an award of restricted stock or restricted share units that is intended to qualify as "performance-based compensation" with respect to covered employees under Section 162(m) of the Code, the timing, establishment and adjustment of performance goals will be implemented by the Compensation Committee in a manner designed to preserve the treatment of such award as "performance-based compensation" for purposes of Section 162(m) of the Code.

        Other Stock Based Awards.    The Compensation Committee may, in its discretion, grant an award of unrestricted shares of our common stock, either alone or in tandem with other awards, under such terms and conditions as the Compensation Committee in its sole discretion may decide. A stock bonus award shall be granted as, or in payment of, a bonus, or to provide special incentives or recognize special achievements or contributions.

        Performance Criteria.    The Compensation Committee may, in its discretion, condition the vesting of any award granted under the 2011 Plan upon the satisfaction of certain performance goals. To the extent an award is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the performance goals will be established by the Compensation Committee with reference to one or more performance criteria set forth in the 2011 Plan, either on a company-wide basis or, as relevant, in respect of one or more of our affiliates, divisions or operations.

        Performance Compensation Awards.    The Compensation Committee may grant any award under the 2011 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The Compensation Committee may establish these performance goals with reference to one or more of the following:

  (a)
  Net operating profit after taxes;

  (b)
  Net operating profit after taxes, per Share;

  (c)
  Return on invested capital;

  (d)
  Return on assets or net assets;

  (e)
  Total shareholder return;

  (f)
  Relative total shareholder return (as compared with a peer group of the Company);

  (g)
  Earnings before income taxes;

  (h)
  Earnings per Share;

  (i)
  Net income;

  (j)
  Free cash flow;

  (k)
  Free cash flow per Share;

  (l)
  Revenue (or any component thereof);

  (m)
  Revenue growth; or

  (n)
  Working capital days.

        Transferability.    Generally, each award will be exercisable during the participant's lifetime only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative, and such award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

        The Compensation Committee may, in its discretion, however, provide that awards granted under the 2011 Plan that are not ISOs may be transferred by a participant without consideration to certain "permitted transferees" (to be defined in the 2011 Plan), pursuant to the terms of the 2011 Plan and rules adopted by the Compensation Committee.

        Amendment.    Our board of directors will have the ability to amend, alter, suspend, discontinue, or terminate the 2011 Plan or any portion thereof at any time. No such action may be taken, however, without stockholder approval if such approval is necessary to comply with any regulatory requirement. No amendment may, however, reduce the exercise price of an option, cancel an existing option and replace it with a new option having a lower exercise price, or take any other action, that would result in such option being considered "repriced" for purposes of the applicable stock exchange rules or that would result in the option being accounted for as a liability award, without stockholder approval of such amendment.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by Tyco. After the spin-off, Tyco will not own any shares of our common stock. The following table provides information with respect to the anticipated beneficial ownership of our common stock by:

  •
  each of our shareholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding shares of common stock;

  •
  each of our current directors and our directors following the spin-off;

  •
  each officer named in the summary compensation table; and

  •
  all of our directors and executive officers following the spin-off as a group.

        Except as otherwise noted below, we based the share amounts on each person's beneficial ownership of Tyco shares on [    •    ], giving effect to a distribution ratio of [    •    ] shares of Allied Holdco common stock for every [    •    ] common shares of Tyco held by such person.

        To the extent our directors and executive officers own Tyco shares at the record date of the spin-off, they will participate in the distribution on the same terms as other holders of Tyco shares.

        Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities they hold.

        Immediately following the spin-off, we estimate that [    •    ] million shares of Allied Holdco common stock will be issued and outstanding, based on the number of Tyco shares expected to be outstanding as of the record date. The actual number of our outstanding shares of common stock following the spin-off will be determined on [    •    ], the record date for the Distribution.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Nelda Connors
James Hays
Edward Kurasz
John Davis
All directors and executive officers as a group ([•] individuals)
Principal Shareholders:
[•]
[•]
[•]

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Tyco

        Following the spin-off, Allied Holdco and Tyco will operate independently, and neither will have any ownership interest in the other. In order to govern certain ongoing relationships between Allied Holdco and Tyco after the spin-off and to provide mechanisms for an orderly transition, Allied Holdco and Tyco intend to enter into agreements pursuant to which certain services and rights will be provided for following the spin-off, and Allied Holdco and Tyco will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements we expect to enter into with Tyco.

Separation and Distribution Agreement

        We intend to enter into a Separation and Distribution agreement with Tyco before the distribution of our shares of common stock to Tyco's shareholders. The Separation and Distribution agreement will set forth our agreement with Tyco regarding the principal transactions necessary to separate us from Tyco. It also will set forth other agreements that govern certain aspects of our relationship with Tyco after the completion of the separation.

        Transfer of Assets and Assumptions of Liabilities.    The Separation and Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from Tyco so that each of us and Tyco retains the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Tyco.

        The Separation and Distribution Agreement describes certain actions related to the separation of us and Tyco, which will occur prior to the distribution and will include the following (the following actions, collectively, the "Internal Transactions"):

  •
  the series of intercompany transactions that will be undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco's Electrical and Metal Products business to us;

  •
  the settlement and forgiveness of intercompany payables and receivables among us and our subsidiaries, on the one hand, and Tyco and its subsidiaries, on the other; and

  •
  our recapitalization so that the number of outstanding shares of our common stock will be equal to the number of shares to be Distributed by Tyco in the Distribution.

        Except for matters covered by the Transition Services Agreement, Tax Sharing Agreement and the supply agreements we intend to enter into in connection with the Distribution or other arms'-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between us and our subsidiaries and other affiliates, on the one hand, and Tyco and its subsidiaries and other affiliates, on the other hand, will terminate as of the distribution date.

        In general, neither we nor Tyco will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all assets will be transferred on an "as is," "where is" basis.

        The Distribution.    The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the Distribution.

        Additionally, the Separation and Distribution Agreement will provide that the Distribution is subject to several conditions that must be satisfied or waived by Tyco in its sole discretion. For further information regarding these conditions, see the section entitled "The Spin-Off—Spin Off Conditions and Termination" beginning on page 37 of this Information Statement. Subject to the requirements of Swiss law, Tyco may, in its sole discretion, modify the distribution date and the terms of the Distribution.

        Termination.    The Separation and Distribution Agreement will provide that it may be terminated by Tyco prior to receipt of shareholder approval of the matters related to the Distribution to be approved at the special general meeting to be held on [    •    ], [    •    ] or, following receipt of such shareholder approval, prior to the distribution date in the event that any of the conditions to the distribution are not or are otherwise unable to be satisfied prior to September 30, 2011.

        Release of Claims.    We and Tyco will agree to broad releases pursuant to which we will each release the other and its affiliates, successors and assigns and their respective shareholders, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to certain exceptions set forth in the Separation and Distribution Agreement.

        Indemnification.    We and Tyco will agree to indemnify each other and each of our respective affiliates, current and former directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing against certain liabilities in connection with the spin-off and our respective businesses.

        Employee Matters.    The Separation and Distribution Agreement will set forth the agreements of Tyco and us as to certain employee compensation and benefit matters. In general, our employees currently participate in various Tyco retirement, health and welfare, and other employee benefit plans. After the Distribution, it is anticipated that our employees will generally participate in similar plans and arrangements established and maintained by the Company. Except as expressly provided in the Separation and Distribution Agreement, our employees will immediately cease active participation in Tyco benefit plans.

        Exchange of Information.    We and Tyco will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Tyco will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement.

        Further Assurances.    We and Tyco agree to use reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements related thereto.

Transition Services Agreement

        We intend to enter into a Transition Services Agreement with Tyco pursuant to which certain services will be provided on an interim basis following the Distribution.

Tax Sharing Agreement

        We intend to enter into a Tax Sharing Agreement with Tyco that will govern the respective rights, responsibilities and obligations of Tyco and us after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. As a subsidiary of Tyco, we have (and will continue to have following the spin-off) primary or joint and several liability with Tyco to the IRS for the consolidated U.S. federal income taxes of the various Tyco consolidated groups relating to the taxable periods in which we (including our subsidiaries) constituted or were part of such consolidated groups. However, the Tax Sharing Agreement will specify the portion, if any, of this liability for which we will bear responsibility, and Tyco will agree to indemnify us against any amounts for which we are not responsible. The Tax Sharing Agreement will also provide special rules for allocating tax liabilities in the event that the spin-off, together with certain related transactions, is not tax-free. Though valid as between the parties, the Tax Sharing Agreement will not be binding on the IRS.

        Under the Tax Sharing Agreement, there will be restrictions on our ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the distribution to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than a specified percentage of our common stock, a redemption of equity securities, a sale or other disposition of a specified percentage of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire in excess of a specified percentage of our common stock, or engaging in certain internal transactions. These restrictions will apply for the two-year period after the distribution, unless, for certain transactions, we obtain the consent of Tyco or we obtain a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the spin-off to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco. Moreover, the Tax Sharing Agreement will also provide that we are responsible for any taxes imposed on Tyco or any of its affiliates as a result of the failure of the distribution or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of us, any of our affiliates or our shareholders, regardless of whether the actions occur more than two years after the distribution, Tyco consents to such actions or we obtain a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party's acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders.

Other Agreements

        We also intend to enter into certain other agreements with Tyco which will govern certain ongoing commercial relationships between us and Tyco. In particular, we intend to enter into certain supply agreements with certain of Tyco's subsidiaries pursuant to which we will supply certain of our products to certain Tyco businesses, in particular those operating within Tyco's Fire Protection Services segment.

 DESCRIPTION OF OUR CAPITAL STOCK

General

        The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our certificate of incorporation, by-laws or Delaware law. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and by-laws are included as exhibits to our Registration Statement on Form 10, of which this Information Statement is part.

Distribution of Securities

        In the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Authorized Capital Stock

        Immediately following the spin-off, our authorized capital stock will consist of [    •    ] shares of common stock, par value $0.01 per share, and [    •    ] shares of preferred stock, $[    •    ] par value per share.

Common Stock

        Shares Outstanding.    Immediately following the spin-off, we estimate that approximately [    •    ] million shares of our common stock will be issued and outstanding, based on the number of shares of Tyco common stock outstanding as of [    •    ], [    •    ], the record date for the Distribution.

        Dividends.    Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Future dividends are dependent on our earnings, financial condition, cash flow and business requirements, as determined by our board of directors. We have not yet determined our dividend policy, but we intend to do so prior to the spin-off. All decisions regarding the payment of dividends by us will be made by our board of directors from time to time in accordance with applicable law.

        Voting Rights.    The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

        Other Rights.    Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

        Fully Paid.    The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

        The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

        Our certificate of incorporation will authorize our board to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board may fix and determine the preferences, limitations and relative rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and By-Laws

Certificate of Incorporation and By-laws

        Certain provisions in our proposed certificate of incorporation and by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

        Our certificate of incorporation and by-laws will contain provisions that permit us to issue, without any further vote or action by the shareholders, up to [    •    ] shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

Delaware Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested shareholder" (as defined below) for a period of three years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (2) on consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

        Section 203 of the Delaware General Corporation Law defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested shareholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or (5) the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested shareholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for our common stock will be [    •    ].

Listing

        We intend to list our common stock on the New York Stock Exchange under the trading symbol "[    •    ]."

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

        Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.

        Under Delaware law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

        Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide that, to the fullest extent permitted under Delaware law, no Allied Holdco director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director.

        Our by-laws will require indemnification, to the fullest extent permitted under Delaware law or other applicable law, of any person who is or was a director or officer of Allied Holdco and who is or was involved in any manner or threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of Allied Holdco or is or was serving at the request of Allied Holdco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

        In addition, our by-laws will provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

        The indemnification rights to be provided in our by-laws will not be exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

        As permitted by Delaware law, our by-laws will authorize us to purchase and maintain insurance to protect any director, officer, employee or agent against claims and liabilities that such persons may incur in such capacities.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The combined financial statements of the Company as of September 25, 2009 and September 26, 2008 and for each of the three years in the period ended September 25, 2009 included in this Information Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to:

(i)
The accompanying combined financial statements which were prepared from the separate records maintained by the Company and its Parent and which may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred if the Company had been operated as an unaffiliated company. Portions of certain expenses represent allocations from Tyco.

(ii)
The adoption of new guidance on the accounting for uncertain income tax positions, and

(iii)
The adoption of new accounting guidance for the recognition and related disclosure provisions for defined benefit pension and other postretirement plans.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock being Distributed as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to our company and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

        As a result of the Distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

        You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Investor Relations
Allied Holdings US, Inc.
16100 S. Lathrop Avenue
Harvey, Illinois 60426-6021
Telephone: +1 (800) 882-5543

        We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

        You should rely only on the information contained in this Information Statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

INDEX TO COMBINED FINANCIAL STATEMENTS

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Tyco International, Ltd.:

        We have audited the accompanying combined balance sheets of The Electrical and Metal Products Business of Tyco International Ltd. (the "Company"), a division of Tyco International, Ltd ("Tyco" or "Parent"), as described in Note 1 to the combined financial statements, as of September 25, 2009 and September 26, 2008, and the related combined statements of operations, parent company equity, and cash flows for the years ended September 25, 2009, September 26, 2008, and September 28, 2007. Our audits also included the financial statement schedule listed in the Index as Schedule II. The combined companies are under common ownership and common management. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of September 25, 2009 and September 26, 2008, and the results of its operations and its cash flows for the years ended September 25, 2009, September 26, 2008, and September 28, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1, the accompanying combined financial statements have been prepared from the separate records maintained by the Company and its Parent and may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred if the Company had been operated as an unaffiliated company. Portions of certain expenses represent allocations of costs from Tyco.

        As discussed in Note 1 to the accompanying combined financial statements effective September 29, 2007 the Company adopted: i) the new accounting guidance on the accounting for uncertain income tax positions, and ii) the new accounting guidance for the recognition and related disclosure provisions for defined benefit pension and other postretirement plans.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 2, 2010

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 25, 2009, September 26, 2008 and September 28, 2007

($ in millions)

	2009	2008	2007
Net sales	$1,433	$2,318	$2,027
Cost of sales	1,282	1,762	1,698
Selling, general and administrative expenses	158	212	192
Goodwill impairment (see Note 6)	940	—	—
Restructuring and asset impairment charges (see Note 2)	16	33	7

Operating (loss) income	(963)	311	130
Interest expense, net	41	26	12
Other income, net	—	(4)	—

(Loss) income before income taxes	(1,004)	289	118
Income tax (benefit) expense	(35)	117	54

Net (loss) income	$(969)	$172	$64

See Notes to Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of September 25, 2009 and September 26, 2008

($ in millions)

	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$31	$7
Accounts receivable trade, less allowance for doubtful accounts of $11 and $16, respectively	206	321
Inventories	177	362
Prepaid expenses and other current assets	26	42
Deferred income taxes	27	30

Total current assets	467	762
Receivables due from Tyco International Ltd. and affiliates (see Note 8)	501	794
Property, plant and equipment, net	196	173
Goodwill	—	1,006
Deferred income taxes	54	9
Other assets	23	24

Total Assets	$1,241	$2,768

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including due to Tyco and affiliates of $60 and $1, respectively (see Note 9)	$61	$1
Accounts payable	86	129
Payable due to Tyco and affiliates (see Note 8)	16	4
Accrued and other current liabilities	74	95

Total current liabilities	237	229
Long-term debt, net including due to Tyco and affiliates of $651 and $709, respectively (see Note 9)	652	710
Income taxes payable	23	22
Other liabilities	37	34

Total Liabilities	949	995

Commitments and contingencies (see Note 12)
Parent Company Equity:
Parent company investment	274	1,744
Accumulated other comprehensive income	18	29

Total Parent Company Equity	292	1,773

Total Liabilities and Parent Company Equity	$1,241	$2,768

See Notes to Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

Fiscal Years Ended September 25, 2009, September 26, 2008 and September 28, 2007

($ in millions)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
Balance as of September 29, 2006	$1,931	$14	$1,945
Comprehensive income:
Net income	64	—	64
Currency translation	—	20	20
Retirement plans, net of income taxes of $3	—	4	4

Total comprehensive income			88
Net transfers to Parent	(512)	—	(512)
Cumulative effect of adopting a new accounting principle, net of income tax benefit of $4 (see Note 1)	—	(6)	(6)

Balance as of September 28, 2007	1,483	32	$1,515
Comprehensive income:
Net income	172		172
Currency translation	—	(3)	(3)

Total comprehensive income			169
Net transfers from Parent	94	—	94
Cumulative effect of adopting a new accounting principle (see Note 3)	(5)	—	(5)

Balance as of September 26, 2008	1,744	29	$1,773
Comprehensive income:
Net loss	(969)		(969)
Currency translation	—	(2)	(2)
Retirement plans, net of income tax benefit of $6	—	(10)	(10)

Total comprehensive loss			$(981)
Net transfers to Parent	(501)	—	(501)
Cumulative effect of adopting a new accounting principle, net of income tax of $1 (see Note 13)	—	1	1

Balance as of September 25, 2009	$274	$18	$292

See Notes to Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 25, 2009, September 26, 2008 and September 28, 2007

($ in millions)

	2009	2008	2007
Cash Flows From Operating Activities:
Net (loss) income	$(969)	$172	$64
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation	31	36	26
Goodwill impairment	940	—	—
Deferred income taxes	(40)	(11)	10
Provision for losses on accounts receivable and inventory	6	11	6
Gain on sale of investment and fixed assets	(1)	(4)	(4)
Other non-cash items	(6)	(1)	—
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	125	(10)	(35)
Prepaid expenses and other current assets	4	(12)	1
Inventories	179	(27)	24
Accounts payable	(48)	(4)	(61)
Income taxes payable	(7)	109	24
Accrued and other liabilities	(6)	37	21
Other	5	1	(5)

Net cash provided by operating activities	213	297	71

Cash Flows From Investing Activities:
Capital expenditures	(45)	(31)	(30)
Change in due to (from) Tyco and affiliates	305	(275)	484
Proceeds from sale of fixed assets	1	2	1
Proceeds from sale of investment	—	7	—
Other investing activities	1	(1)	—

Net cash provided by (used in) investing activities	262	(298)	455

Cash Flows From Financing Activities:
Proceeds from long-term debt due to Tyco and affiliates	—	20	10
Repayments of long-term debt due to Tyco and affiliates	—	(21)	(10)
Change in parent company investment	(452)	(7)	(522)
Other financing activities	—	—	2

Net cash used in financing activities	(452)	(8)	(520)

Effect of currency translation on cash	1	—	2
Net increase (decrease) in cash and cash equivalents	24	(9)	8
Cash and cash equivalents at beginning of year	7	16	8

Cash and cash equivalents at end of year	$31	$7	$16

Supplementary Cash Flow Information:
Income taxes paid, net of refunds	11	20	21
Supplemental non-cash investing activity:
Note receivable from divestiture of a business	9	—	—

See Notes to Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

        Spin-off—On April 27, 2010, Tyco International Ltd. ("Tyco" or "Parent") announced its plan to spin-off its Electrical and Metal Products Business (the "Company") into an independent, publicly traded company (the "Spin-off"). Upon Spin-off, Electrical and Metal Products will own the electrical and metal products businesses as of the Spin-off date and its shares will be Distributed to Tyco shareholders. The Company as presented herein represents a combined reporting entity comprising the assets and liabilities used in managing and operating the Tyco electrical and metal products business. Tyco intends to accomplish the Spin-off through a distribution of the Company's common stock to Tyco shareholders (the "Distribution"). Immediately following the Distribution, Tyco's shareholders will own 100% of the equity of the Company. The Spin-off is subject to approval by the Board of Directors of Tyco and the approval of Tyco shareholders.

        Basis of Presentation—The Combined Financial Statements have been prepared in United States dollars, in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Unless otherwise indicated, references in the Combined Financial Statements to 2009, 2008 and 2007 are to the Company's fiscal year ended September 25, 2009, September 26, 2008 and September 28, 2007, respectively.

        Description of Business—The Company is engaged in the design, manufacture and distribution of electrical conduits, cable products, steel tube and pipe products. The Company conducts business globally and is organized into the following business segments:

  1.
  Electrical and Infrastructure designs and manufactures electrical conduits, cable and other products. It also manufactures and distributes metal framing, support products and systems such as strut channels, cable tray and cable ladder products.

  2.
  Pipe and Tube designs, manufactures and fabricates steel tube, plate and pipe products. It also provides conceptual design, engineering and installation services regarding strut related applications.

        The Company also provides general corporate services to its segments and these costs are reported as Corporate and other (See Note 16).

        Principles of Combination—The Combined Financial Statements include the assets and liabilities used in operating Tyco's electrical and metal products business, including entities in which the Company owns or controls more than 50% of the voting shares or has the ability to control through similar rights. The impact of subsidiaries owned or controlled with ownership less than 100% were not material to any of the Combined Financial Statements presented. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

        Additionally, the Combined Financial Statements may not be indicative of the Company's future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. Certain general corporate overhead and other expenses have been allocated by Tyco to the Company. See Note 8. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

independent, publicly traded company for the periods presented, nor are they indicative of the costs that will be incurred in the future as an independent, publicly-traded company.

        Use of Estimates—The preparation of the Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Significant estimates in these Combined Financial Statements include restructuring charges, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, legal liabilities, income taxes and tax valuation allowances, and pension and postretirement employee benefit liabilities. Actual results could differ materially from these estimates.

        Revenue Recognition—The Company's revenues are generated principally from the sale of its products. Revenue from the sale of products is recognized at the time title and risks and rewards of ownership pass.

        Provisions for certain rebates, sales incentives, trade promotions, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. Rebates are estimated based on sales terms, historical experience and trend analysis.

        Translation of Foreign Currency—For the Company's non-U.S. subsidiaries that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using year-end exchange rates. Revenue and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income within parent company equity.

        Cash and Cash Equivalents—All highly liquid investments purchased with original maturities of three months or less from the time of purchase are considered to be cash equivalents. The Company has reflected book overdrafts of $6 million and $8 million within accounts payable within the Combined Balance Sheets as of September 25, 2009 and September 26, 2008, respectively.

        Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of losses inherent in the Company's accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence.

        Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

        Property, Plant and Equipment—Property, plant, and equipment, net, is recorded at cost less accumulated depreciation. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	5 to 40 years
Machinery and equipment	2 to 20 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        Long-Lived Asset Impairments—The Company reviews long-lived assets, including property, plant and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

        Goodwill and Indefinite-Lived Intangible Asset Impairments—Goodwill and indefinite-lived intangible assets are assessed for impairment annually and more frequently if triggering events occur. See Note 6. In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flow forecasts, market multiples of publicly-traded comparable companies and other market data. The Company performs its annual impairment tests for goodwill and indefinite-lived intangible assets on the first day of the fourth quarter each year or when a triggering event occurs.

        When testing for goodwill impairment, the Company first compares the fair value of a reporting unit with its carrying amount. Fair value for the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted average cost of capital of market participants. A market approach, utilizing observable market data of comparable companies in similar lines of business that are publicly traded is used to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired and further tests are performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, the Company compares the implied fair value of the reporting unit's goodwill with the carrying amount of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

        Income Taxes—Income taxes are computed on a stand-alone basis in accordance with authoritative guidance for the accounting of income taxes. In these Combined Financial Statements, income taxes have been reflected on a basis where such tax returns have or could have been filed based upon entities and their related jurisdictions as included in these Combined Financial Statements. Income tax payables and receivables presented herein reflect only the existing legal and contractual obligations of the Company's members that are expected to be settled in cash. At each balance sheet date, amounts resulting from the computation of stand-alone provisions that will not be settled with cash pursuant to the Company's policies have been recorded as contributions to or distributions from the Parent within parent company investment in the Combined Balance Sheet.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        In determining net (loss) income, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain deferred tax assets, included in both prepaid expenses and other current assets and other assets in the accompanying Combined Balance Sheets.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the Combined Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of particular assets and liabilities and operating loss carryforwards, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset deferred tax assets if, based upon the available evidence, including tax planning strategies, it is more likely-than-not that some or all of the deferred tax assets will not be realized.

        In evaluating the ability to recover deferred tax assets, the Company considers all available positive and negative evidence including past operating results, the existence of cumulative losses in the most recent years and the forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future state, federal, and international pretax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates the Company is using to manage the underlying businesses.

        Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on the Company's Combined Financial Position, Results of Operations, and Cash Flows.

        In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on an estimate of whether, and to the extent to which it is probable that, additional taxes will be due and such amounts are reasonably estimable. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. If the estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. [If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition.]

        Insurable Liabilities—The Company insures workers' compensation, general and auto liabilities through a wholly owned subsidiary of Tyco, a captive insurance company, which retains the risk of loss. The captive's policies covering these risks are deductible reimbursement policies. Tyco has insurance for losses in excess of the captive insurance company policies' limits through third party insurance companies.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        These insurance costs have been allocated to the Company on a specific identification basis by Tyco. Management believes the allocations are reasonable; however, they may not be indicative of the actual insurance costs of the Company had the Company been operating as an independent, stand-alone entity for the periods presented. See Note 8.

        Financial Instruments—The Company uses forward contracts to manage risks generally associated with foreign currency exchange rate risk. The objective of these forward foreign currency exchange contracts is to minimize impacts to cash flows on the Company's operations associated with accounts receivable, accounts payable, transactions with Parent and forecasted transactions due to changes in foreign currency exchange rates. These instruments are marked to market with gains and losses recognized currently in earnings. The notional value for such forward contracts was $6 million and $8 million as of September 25, 2009 and September 26, 2008, respectively.

        Parent Company Investment—Parent company investment in the Combined Balance Sheets represents the historical investment in the Company, the Company's accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco.

        Recently Adopted Accounting Pronouncements—In June 2009, the Financial Accounting Standards Board ("FASB") issued authoritative guidance which established the FASB Standards Accounting Codification ("Codification") as the source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities, and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification supersedes all the existing non-SEC accounting and reporting standards upon its effective date and, subsequently, the FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. The guidance is not intended to change or alter existing GAAP. The guidance became effective for the Company in the fourth quarter of 2009. The guidance did not have an impact on the Company's financial position, results of operations or cash flows.

        In May 2009, the FASB issued authoritative guidance for subsequent events. The amended guidance provides authoritative accounting literature related to evaluating subsequent events that was previously addressed only in the auditing literature. The guidance is similar to the current guidance with some exceptions that are not intended to result in significant change to current practice. The guidance defines subsequent events and also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The Company adopted the disclosure provisions of the guidance as of September 25, 2009. The adoption did not have an impact on the Company's financial position, results of operations or cash flows.

        In September 2006, the FASB issued authoritative guidance for employers' accounting for defined benefit pension and other postretirement plans. The guidance requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the Combined Balance Sheets and recognize as a component of accumulated other comprehensive income, net of income taxes, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. The Company adopted the recognition and disclosure provisions of the guidance as of September 28, 2007. The adoption of the funded status provisions resulted in a net decrease to accumulated other comprehensive income of $6 million, net of income tax benefit of $4 million for 2007.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The guidance also requires companies to measure plan assets and benefit obligations as of their fiscal year end. The Company adopted the measurement date provisions of the guidance on September 27, 2008. As a result, the Company measured its plan assets and benefit obligations on September 26, 2008 and adjusted its opening balance of accumulated other comprehensive income for the change in net periodic benefit cost and fair value, respectively, from the previously used measurement date of August 31, 2008. The adoption of the measurement date provisions resulted in a net increase to accumulated other comprehensive income of $1 million, net of income taxes of $1 million for 2009. See Note 13.

        In June 2006, the FASB issued authoritative guidance on uncertain tax positions. The guidance prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company adopted this guidance on September 29, 2007. As a result of this adoption, the Company recorded a decrease to parent company investment of $5 million for the cumulative effect of adoption. See Note 3.

        Recently Issued Accounting Pronouncements—In June 2009, the FASB issued authoritative guidance which amended the existing guidance for the consolidation of variable interest entities, to address the elimination of the concept of a qualifying special purpose entity. The guidance also replaces the quantitative based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, the guidance requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The guidance is effective for the Company in the first quarter of fiscal 2011. The Company is currently assessing what impact, if any, that the guidance will have on its financial position, results of operations or cash flows.

        In December 2008, the FASB issued authoritative guidance for employers' disclosures about postretirement benefit plan assets. The guidance requires additional disclosures about plan assets related to an employer's defined benefit pension or other post-retirement plans to enable investors to better understand how investment decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period, and the significant concentrations of risk within plan assets. The disclosure provisions of the guidance are effective for the Company in fiscal 2010 and will be adopted concurrently with the pension disclosures associated with the Company's annual valuation process during the fourth quarter of fiscal 2010.

        In December 2007, the FASB revised the authoritative guidance for business combinations. The revised guidance retains the underlying concepts of the existing guidance in that business combinations are still accounted for at fair value. However, the accounting for certain other aspects of business combinations will be affected. Acquisition costs will generally be expensed as incurred. Restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date. In-process research and development will be recorded at fair value as an indefinite-lived intangible at the acquisition date until it is completed or abandoned and its useful life can be

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

determined. Changes in deferred tax asset valuation allowances and uncertain tax positions after the acquisition date will generally impact income tax expense. The revised guidance also expands required disclosures surrounding the nature and financial effects of business combinations. The revised guidance is effective, on a prospective basis, for the Company in the first quarter of fiscal 2010.

2. Restructuring and Asset Impairment Charges

2009 Program

        During fiscal 2009, the Company identified and pursued opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies across all of the Company's segments (the "2009 Program"). The Company expects such actions to be substantially completed by the end of fiscal 2010.

        Restructuring and asset impairment charges during the year ended September 25, 2009 related to 2009 program are as follows ($ in millions):

	2009
	Employee Severance and Benefits	Facility Exit and Other Charges(1)	Charges reflected in Cost of Sales	Total
Electrical and Infrastructure	$1	$1	$1	$3
Pipe and Tube	2	1	—	3
Corporate and Other	7	1	6	14

Restructuring and asset impairment charges	$10	$3	$7	$20

(1)
Facility exit and other charges include asset impairment charges of $1 million.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Restructuring and Asset Impairment Charges (Continued)

2007 Program

        During fiscal 2007 and 2008, the Company launched a restructuring program to streamline some of the businesses and reduce the operational footprint (the "2007 Program").

        Restructuring and asset impairment charges, during fiscal 2009, 2008 and 2007, related to 2007 program are as follows ($ in millions):

	2009
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
Corporate and Other	$—	$3	$3

Restructuring and asset impairment charges	$—	$3	$3

	2008
	Employee Severance and Benefits	Facility Exit and Other Charges(1)	Charges reflected in Cost of Sales	Total
Electrical and Infrastructure	$1	$19	$—	$20
Corporate and Other	5	8	8	21

Restructuring and asset impairment charges	$6	$27	$8	$41

(1)
Facility exit and other charges include asset impairment charges of $16 million.

	2007
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
Electrical and Infrastructure	$6	$—	$6
Corporate and Other	1	—	1

Restructuring and asset impairment charges	$7	$—	$7

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Restructuring and Asset Impairment Charges (Continued)

Restructuring Reserves

        Activity in the Company's restructuring reserves by program is summarized as follows ($ in millions):

	2009 Program	2007 Program	Total
Balance as of September 28, 2007	$—	$6	$6
Charges	—	17	17
Utilization	—	(9)	(9)

Balance as of September 26, 2008	—	$14	$14

Charges	12	3	15
Utilization	(4)	(9)	(13)

Balance as of September 25, 2009	$8	$8	$16

        As of September 25, 2009 and September 26, 2008, restructuring reserves were included in the Company's Combined Balance Sheets as follows ($ in millions):

	2009	2008
Accrued and other current liabilities	$10	$11
Other liabilities	6	3

	$16	$14

3. Income Taxes

        Significant components of the income tax provision for 2009, 2008 and 2007 are as follows ($ in millions):

	2009	2008	2007
Current:
United States:
Federal	$(4)	$102	$32
State	3	12	5
Non-U.S.	6	15	7

Current income tax provision	5	129	44
Deferred:
United States:
Federal	(36)	(9)	9
State	(2)	(2)	1
Non-U.S.	(2)	(1)	—

Deferred income tax (benefit) provision	(40)	(12)	10

	$(35)	$117	$54

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Income Taxes (Continued)

        Non-U.S. income (loss) from operations before income taxes was ($52) million, $23 million and $14 million for fiscal 2009, 2008, and 2007, respectively.

        The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes for fiscal 2009, 2008, and 2007 is as follows ($ in millions):

	2009	2008	2007
Notional U.S. federal income tax (benefit) expense at the statutory rate	$(352)	$101	$41
Adjustments to reconcile to the income tax provision:
U.S. state income tax (benefit) provision, net	(2)	4	2
Non-U.S. net (loss) earnings	(1)	—	1
Nondeductible charges	3	—	4
Valuation allowance	4	14	5
Goodwill impairment	314	—	—
Other	(1)	(2)	1

(Benefit) provision for income taxes	$(35)	$117	$54

        Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset as of September 25, 2009 and September 26, 2008 are as follows ($ in millions):

	2009	2008
Deferred tax assets:
Accrued liabilities and reserves	$30	$36
Tax loss and credit carryforwards	53	17
Postretirement benefits	15	9
Property, plant and equipment	—	2
Intangible assets	8	—
Other	6	4

	$112	$68

Deferred tax liabilities:
Property, plant and equipment	$(5)	$—
Intangibles assets	—	(11)
Other	(1)	(1)

	$(6)	$(12)

Net deferred tax asset before valuation allowance	$106	$56
Valuation allowance	(26)	(24)

Net deferred tax asset	$80	$32

        As of September 25, 2009, the Company had nil net operating loss carryforwards in certain non-U.S. jurisdictions. In the U.S., there were approximately $130 million of federal and $118 million

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Income Taxes (Continued)

of state net operating loss carryforwards as of September 25, 2009, which will expire in future years through 2029.

        The valuation allowance for deferred tax assets of $26 million and $24 million as of September 25, 2009 and September 26, 2008, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss carryforwards in various jurisdictions. The valuation allowance was calculated and recorded when the Company determined that it was more-likely-than-not that all or a portion of the Company's deferred tax assets would not be realized. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on the Combined Balance Sheets.

        The Company adopted the recognition, measurement and disclosure guidance for the accounting of uncertain tax positions, on September 29, 2007. As discussed in note 1, the Company has presented in the Combined Balance Sheets the income tax payable amounts, including those amounts recorded for uncertain tax positions, for those legal and contractual liabilities that the Company is obligated to settle in cash. Thus, to the extent the adoption impacted income tax payables for the historical operations of the Company, but the Company is not obligated to settle such payables, the adoption would impact parent company investment. The Company has reflected this impact as a separate line item in the Combined Statements of parent company Equity. As a result of this adoption, the Company recorded a decrease to parent company investment of $5 million for the cumulative effect of adoption. As of September 25, 2009 and September 26, 2008, the Company had gross unrecognized tax benefits of $20 million and $20 million, respectively, $14 million and $14 million of which, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. The Company recognized $2 million and nil of gross income tax expense for interest and penalties related to unrecognized tax benefits for the periods ending September 25, 2009 and September 26, 2008, respectively. As of September 25, 2009 and September 26, 2008, the Company accrued gross interest and penalties related to unrecognized tax benefits of $9 million and $7 million in the Combined Balance Sheets, respectively.

        A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows ($ in millions):

Balance as of September 28, 2007	$22
Additions based on tax positions related to the current year	1
Additions based on tax positions related to prior years	1
Reductions based on tax positions related to prior years	(3)
Reduction related to settlements adjustments	(1)

Balance as of September 26, 2008	20
Additions based on tax positions related to the current year	1
Reductions based on tax positions related to prior years	(1)

Balance as of September 25, 2009	$20

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Income Taxes (Continued)

        Many of the Company's uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2005 - 2009
Brazil	2005 - 2009
Canada	2001 - 2009
United Kingdom	2008 - 2009
United States	1997 - 2009

        Based on the current status of its income tax audits, the Company does not anticipate a significant change to its unrecognized tax benefits in the next twelve months.

Other Income Tax Matters

        Except for earnings that are currently Distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are Distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across its global operations. The Company records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company's current estimate of the tax liabilities. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. All of these potential tax liabilities are recorded in other liabilities in the Combined Balance Sheets as payment is not expected within one year.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Inventories

        As of September 25, 2009 and September 26, 2008, inventories were comprised of ($ in millions):

	2009	2008
Purchased materials and manufactured parts	$65	$160
Work in process	20	31
Finished goods	92	171

Inventories	$177	$362

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

5. Property, plant and equipment

        As of September 25, 2009 and September 26, 2008, property, plant and equipment at cost and accumulated depreciation were ($ in millions):

	2009	2008
Land	$16	$11
Buildings and related improvements	120	115
Machinery and equipment	288	281
Leasehold improvements	5	3
Construction in progress	45	29

Property, plant and equipment	474	439
Accumulated depreciation	(278)	(266)

Property, plant and equipment, net	$196	$173

        Depreciation expense for fiscal 2009, 2008 and 2007 was $31 million, $36 million and $26 million, respectively.

6. Goodwill

        The Company experienced a decline in revenue during 2009 due mainly to the downturn in the non-residential construction market. This decline in revenue, along with downward revisions to forecasted results, restructuring actions and weaker industry outlooks, caused the Company to conclude that sufficient indicators of impairment existed for all of its reporting units. The Company determined that these underlying events and circumstances constituted triggering events for all of its reporting units where such events would more-likely-than-not reduce the fair value below their respective carrying amounts. As a result of the triggering events, the Company assessed the recoverability of the reporting unit's long-lived assets and concluded that the carrying amounts were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units.

        To perform the first step of the goodwill impairment test for the reporting units, the Company compared the carrying amounts of these reporting units to their estimated fair values. The Company utilized a discounted cash flow analysis for determining the fair value of each of its reporting units. Based on the factors described above, actual and anticipated reductions in demand for the reporting unit's products and services as well as increased risk due to general economic uncertainty, the estimates

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. Goodwill (Continued)

of future cash flows used in the 2009 discounted cash flow analysis were revised downward from the Company's tests conducted during the fourth quarter of 2008.

        The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in each of the reporting units, as the carrying amounts of the reporting units exceeded their respective fair values. As a result, the Company performed the second step of the goodwill impairment test for these reporting units. The implied fair values of goodwill were determined by allocating the fair values of each reporting unit to all of the assets and liabilities of the applicable reporting unit including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for each of the reporting units. As a result, the Company recorded an aggregate non-cash impairment charge of $940 million ($921 million after-tax). The non-cash impairment charge was recorded as goodwill impairments in the Company's Combined Statements of Operations during fiscal 2009. Specifically, the Company recorded the following non-cash goodwill impairment charges at the following reporting units ($ in millions):

Reporting Unit	Pre-tax Charge	After-tax Charge
Standard Mechanical, Pipe and Structural Shapes	$291	$280
Unistrut and Cable Management	101	101
Electrical and Conduit	548	540

Total	$940	$921

        The changes in the carrying amount of goodwill by segment for 2009 and 2008 were as follows ($ in millions):

	Electrical and Infrastructure	Pipe and Tube	Total
Balance as of September 28, 2007	$713	$320	$1,033
Currency translation	(19)	(8)	(27)

Balance as of September 26, 2008	694	312	1,006
Divestitures	—	(6)	(6)
Impairment	(649)	(291)	(940)
Currency translation	(45)	(15)	(60)

Balance as of September 25, 2009	$—	$—	$—

7. Accrued Other Current Liabilities ($ in millions)

	2009	2008
Accrued payroll and payroll related	$26	$38
Accrued transportation costs	14	16
Accrued restructuring costs	10	11
Other	24	30

Accrued other current liabilities	$74	$95

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Related Party Transactions

        Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company's cash was available for use and was regularly "swept" by Tyco at its discretion.

        Trade Activity—Accounts payable includes $2 million and $2 million of payables to Tyco affiliates as of September 25, 2009 and September 26, 2008, respectively. These amounts primarily relate to the purchase of certain raw materials, components and finished goods from Tyco affiliates which totaled $7 million, $11 million and $9 million for fiscal 2009, 2008 and 2007, respectively. Accounts receivable includes $7 million and $20 million of receivables from Tyco affiliates as of September 25, 2009 and September 26, 2008, respectively. These amounts primarily relate to sales of certain products which totaled $33 million, $54 million and $51 million for fiscal 2009, 2008 and 2007, respectively, and associated cost of sales of $30 million, $42 million and $47 million for fiscal 2009, 2008 and 2007, respectively.

        Balances due from (to) Tyco and affiliates—Balances due from (to) Tyco and affiliates presented in the Combined Balance Sheets as of September 25, 2009 and September 26, 2008 primarily relate to cash to be transferred to or from Tyco's cash management system. These balances were reflected as "Receivables due from Tyco and affiliates" in the Combined Balance Sheets. Although the receivables due from Tyco and affiliates are classified as a non-current asset, the Company would be able to utilize a portion of such to satisfy its current maturities of long-term debt due to Tyco and affiliates to the extent the Company did not have enough available cash on hand to service its current debt maturities. Prior to the Spin-off, the Company will settle the amounts due from (to) Tyco.

        Debt—See Note 9 for further information relating to the amounts due to Tyco and affiliates.

        Parent Company Investment—This account includes transactions with the Company's parent for items such as tax payments, dividends and capital contributions.

        Interest expense, net—The Company recognized $45 million, $58 million and $61 million of interest expense associated with the debt due to Tyco and affiliates during fiscal 2009, 2008 and 2007, respectively. The Company recognized interest income of $4 million, $32 million and $49 million associated with cash to be transferred from Tyco's cash management system during fiscal 2009, 2008 and 2007, respectively.

        Insurable Liabilities—From fiscal 2007 through fiscal 2009, the Company was insured for worker's compensation, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $6 million, $7 million and $7 million in 2009, 2008 and 2007, respectively, and are included in the selling, general and administrative expenses in the Combined Statements of Operations.

        As discussed in Note 1, the Company maintains liabilities related to workers' compensation, general and auto liabilities. As of September 25, 2009 and September 26, 2008, the Company maintained liabilities reflected in the Combined Balance Sheets of $9 million and $13 million, respectively, with an offsetting insurance asset of the same amount due from the Parent's captive insurance company.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Related Party Transactions (Continued)

        Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on a pro-rata percentage of the Company's net revenue to Tyco's consolidated net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. During fiscal 2009, 2008, and 2007, the Company was allocated $19 million, $33 million and $38 million, respectively, of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Combined Statements of Operations.

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly traded company. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

9. Debt

        Debt as of September 25, 2009 and September 26, 2008 is as follows ($ in millions):

	2009	2008
Due to Tyco and affiliates	$711	$710
Other	2	1

Total debt	713	711
Less current portion	61	1

Long-term debt	$652	$710

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. Debt (Continued)

        Amounts due to Tyco International and affiliates as of September 25, 2009 and September 26, 2008 is as follows ($ in millions):

	2009	2008
7.50% due fiscal 2010	$50	$50
8.57% due fiscal 2010	10	10
7.59% due fiscal 2011	240	240
6.44% due fiscal 2012	98	98
AUS LIBOR + 1.5% due fiscal 2013	21	20
17.88% due fiscal 2014	18	13
7.60% due fiscal 2015	80	80
7.35% due fiscal 2017	20	20
5.65% due fiscal 2018	15	15
7.75% due fiscal 2020	135	135
Other(1)	24	29

Total	$711	$710

(1)
The other amounts consist primarily of various loans between the Company and other Tyco subsidiaries.

        The carrying amount of the Company's short-term and long-term debt reported in the combined balance sheet as of September 25, 2009 was $61 million and $652 million, respectively. The carrying amount of the Company's short-term and long-term debt reported in the combined balance sheet as of September 26, 2008 was $1 million and $710 million, respectively. The fair value of the short-term debt approximated its carrying amount as of September 25, 2009 and September 26, 2008 based on the short-term nature of such debt. The fair value of the Company's long-term debt was $632 million and $666 million as of September 25, 2009 and September 26, 2008, respectively. In determining the fair value of its long-term debt, the Company utilized a discounted cash flow technique that incorporated a market interest yield curve with adjustments for duration, optionality and risk profile. In determining the market interest yield curve, the Company assumed it had a B credit rating.

        The agreements underlying the amounts due to Tyco and affiliates contain a provision which allows Tyco, at its sole discretion, to immediately call the debt upon the occurrence of a change in control triggering event.

        The amount of debt that is presented in the Company's Combined Balance Sheet is not necessarily indicative of the amount of debt that will exist following the Spin-off. Prior to, or in connection with, the Spin-off, the Company expects to alter its capital structure by refinancing its existing indebtedness. The amount of debt which may exist following the Spin-off may be materially different from the amounts presented herein.

10. Guarantees

        Tyco has guaranteed the performance to third parties and provided financial guarantees for financial commitments on behalf of the Company. Tyco intends to obtain releases from the guarantees related to the Company upon divestiture from Tyco.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. Guarantees (Continued)

        In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations or cash flows.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations or cash flows.

        The Company records estimated product warranty costs at the time of sale, which were not material to the Combined Balance Sheets as of September 25, 2009 and September 26, 2008.

11. Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and forward foreign currency exchange contracts. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of September 25, 2009. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 9 for the fair value of the Company's debt.

12. Commitments and Contingencies

        Rental expense under facility, vehicle and equipment operating leases was $12 million for each of fiscal 2009, 2008 and 2007.

        Following is a schedule of minimum lease payments for non-cancelable operating leases as of September 25, 2009 ($ in millions):

Operating Leases
Fiscal 2010	$9
Fiscal 2011	9
Fiscal 2012	7
Fiscal 2013	5
Fiscal 2014	4
Thereafter	7

Total minimum lease payments	$41

        Legal Contingencies—From time to time, the Company is subject to a number of disputes, administrative proceedings and other claims arising out of the conduct of the Company's business. These matters generally relate to disputes arising out of the use or installation of the Company's products, product liability litigation, contract disputes, employment matters and similar matters. On the basis of information currently available to the Company, it does not believe that existing proceedings

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Commitments and Contingencies (Continued)

and claims will have a material impact on its financial position or results of operations. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial position or results of operations in a particular period.

        The Company accounts for loss contingencies in accordance with GAAP. Estimated loss contingencies are accrued only if the loss is probable and the amount of the loss can be reasonably estimated. With respect to a particular loss contingency, it may be probable that a loss has occurred but the estimate of the loss is a wide range. If the Company deems some amount within the range to be a better estimate than any other amount within the range, that amount is accrued. However, if no amount within the range is a better estimate than any other amount, the minimum amount of the range is accrued. While the Company believes that none of these claims, disputes, administrative, and legal matters will have a material adverse effect on its financial position, these matters are uncertain and the Company cannot at this time determine whether the financial impact, if any, of these matters will be material to its results of operations in the period in which such matters are resolved or a better estimate becomes available.

13. Retirement Plans

        The Company sponsors a number of pension plans. The Company measures its pension plans as of its fiscal year end. The following disclosures exclude the impact of plans which are immaterial individually and in the aggregate.

        Defined Benefit Pension Plans—The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on local regulations and the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation. The defined benefit pension plans are presented combined as the non-U.S. plans are not material to the total of all plans to warrant separate disclosure.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Retirement Plans (Continued)

        The net periodic benefit cost for 2009, 2008 and 2007 is as follows ($ in millions):

	2009	2008	2007
Service cost	$2	$2	$2
Interest cost	5	5	4
Expected return on plan assets	(4)	(5)	(5)
Amortization of prior service cost	1	1	1
Amortization of net actuarial loss	—	—	1

Net periodic benefit cost	$4	$3	$3

Weighted-average assumptions used to determine net periodic pension cost during the year:
Discount rate	7.6%	6.3%	6.0%
Expected return on plan assets	8.0%	8.0%	8.0%
Rate of compensation increase	0%	0%	0%

        The estimated net actuarial loss and prior service cost for pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are expected to be $2 million and $1 million, respectively.

        The change in benefit obligations, plan assets and the amounts recognized on the Combined Balance Sheets as of September 25, 2009 and September 26, 2008 is as follows ($ in millions):

	2009	2008
Change in benefit obligations:
Benefit obligations as of beginning of year	$66	$70
Service cost	2	2
Interest cost	5	4
Actuarial loss (gain)	11	(8)
Benefits and administrative expenses paid	(3)	(2)

Benefit obligations as of end of year	$81	$66

Change in plan assets:
Fair value of plan assets as of beginning of year	$55	$60
Actual return on plan assets	(2)	(4)
Employer contributions	10	1
Benefits and administrative expenses paid	(3)	(2)

Fair value of plan assets as of end of year	$60	$55

Funded status	$(21)	$(11)
Contributions after the measurement date	—	3

Net amount recognized	$(21)	$(8)

        The Company adopted the measurement date provisions of the authoritative guidance for the employers' accounting for defined benefit pension and other postretirement plans on September 27, 2008. As a result, the Company measured its plan assets and benefit obligations on September 26, 2008

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Retirement Plans (Continued)

and adjusted its opening balances of parent company investment and accumulated other comprehensive income for the change in net periodic benefit cost and fair value, respectively, from the previously used measurement date of August 31, 2008. The adoption of the measurement date provisions resulted in a net increase to accumulated other comprehensive income of $1 million, net of income taxes of $1 million. See Note 1.

	2009	2008
Amounts recognized in the Combined Balance Sheets consist of:
Other liabilities	$(21)	$(8)

Net amount recognized	$(21)	$(8)

Amounts recognized in accumulated other comprehensive (loss) income (before income taxes) consist of:
Prior service cost	$(7)	$(7)
Net actuarial loss	(25)	(10)

Total loss recognized	$(32)	$(17)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	5.5%	7.0%
Rate of compensation increase	0%	0%

        The accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $81 million and $60 million, respectively, as of September 25, 2009 and $66 million and $55 million, respectively, as of September 26, 2008.

        In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by class and individual asset class performance expectations as provided by its external advisors.

        The Company's investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to maximize the return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For the pension plans, this policy targets a 60% allocation to equity securities and a 40% allocation to debt securities.

        Pension plans have the following weighted-average asset allocations:

	2009	2008
Asset Category:
Equity securities	60%	58%
Debt securities	36%	41%
Cash and cash equivalents	4%	1%

Total	100%	100%

        Tyco's common shares are not a direct investment of the Company's pension funds. The aggregate amount of the securities would not be considered material relative to the total fund assets.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Retirement Plans (Continued)

        The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. During 2009, the Company contributed $2 million to its pension plans, which represented the Company's minimum required contributions to its pension plans for fiscal year 2009. Additionally, the Company made voluntary contributions of $9 million during 2009 to its pension plans.

        The Company does not anticipate that it will have to make any material minimum required contributions to its pension plans in fiscal 2010.

        Benefit payments, which reflect future expected service as appropriate, are expected to be paid as follows ($ in millions):

2010	$3
2011	3
2012	4
2013	4
2014	4
2015 - 2019	26

        Defined Contribution Retirement Plans—The Company participates in several defined contribution retirement plans maintained by Tyco, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans sponsored by Tyco. Expense for the defined contribution plans is computed as a percentage of participants' compensation and was $4 million, $5 million and $5 million for 2009, 2008 and 2007, respectively. The Company also maintains through Tyco an unfunded Supplemental Executive Retirement Plan ("SERP"). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. The SERP did not have a material impact on any of the Combined Financial Statements presented. Additionally, the Company maintains a SERP that preceded the acquisition of AFC Cable Systems by Tyco. This plan is fully funded and further contributions were prohibited subsequent to Tyco acquiring the Company.

        Deferred Compensation Plans—The Company participates in nonqualified deferred compensation plans maintained by Tyco, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in the Company's 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation expense did not have a material impact on any of the Combined Statements of Operations presented. Total deferred compensation liabilities were $6 million and $5 million as of September 25, 2009 and September 26, 2008, respectively.

        Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide these benefits to employees who were eligible at the date of acquisition, and a small number of Canadian operations provide ongoing eligibility for such benefits. The net periodic postretirement benefit cost for 2009, 2008 and 2007 was not material. Also the accrued postretirement benefit obligations as of September 25, 2009 and September 26, 2008 were not material to any of the Combined Financial Statements presented.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Share Plans

        As of September 25, 2009, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan (the "2004 Plan") or other Tyco equity incentive plans. The 2004 Plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco, which consists exclusively of independent directors of Tyco and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, promissory stock, and other stock-based awards.

        Total share-based compensation cost was $3 million, $4 million, and $4 million for fiscal 2009, 2008, and 2007, respectively, which has been included in the Combined Statements of Operations within selling, general, and administrative expenses. The Company has recognized a related tax benefit associated with its share-based compensation arrangements of $1 million, $1 million and $2 million during 2009, 2008 and 2007, respectively.

        The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco's stock and implied volatility derived from exchange traded options. Subsequent to Tyco completing the spin-off of Covidien and Tyco Electronics, into separate, publicly traded companies, expected volatility was calculated based on an analysis of historic and implied volatility measures for a set of peer companies. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures.

        The weighted-average assumptions used in the Black-Scholes option pricing model are as follows:

	2009	2008	2007
Expected stock price volatility	32%	26%	29%
Risk-free interest rate	2.5%	3.2%	4.5%
Expected annual dividend per share	$0.80	$0.60	$0.54
Average expected life of options (years)	4.8	4.9	5.0

        The weighted-average grant-date fair values of Tyco options granted to Company employees during 2009, 2008 and 2007 were $7, $10 and $15 respectively. The total intrinsic value of Tyco options exercised by Company employees during 2009, 2008 and 2007 was nil, nil, and $6 million, respectively. The related excess cash tax benefit classified as a financing cash inflow for 2009 and 2008 was not significant and was $2 million for 2007.

        Share Options—Options are granted to purchase Tyco common shares at prices that are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2004 Plan. Options are generally exercisable in equal annual installments over a period of three or four years and will generally expire 10 years after the date of grant.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Share Plans (Continued)

        Share option activity for Company employees under all Tyco plans as of September 25, 2009, and changes during the year then ended are presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding—September 26, 2008	868,078	$53.09
Granted	136,840	28.56
Exercised	(7,862)	22.67
Expired	(110,634)	60.80
Forfeited	(6,439)	52.34
Net transfers	2,374	54.07

Outstanding—September 25, 2009	882,357	$48.59	5.0	$1

Vested and unvested expected to vest—September 25, 2009	862,634	$48.97	4.9	$1
Exercisable—September 25, 2009	673,398	$52.51	3.9	$1

        As of September 25, 2009, there was $1 million of total unrecognized compensation cost related to nonvested Tyco share options granted to Company employees under Tyco share option plans. The cost is expected to be recognized over a period of 2.2 years.

        Restricted Share Awards—Restricted share awards are granted by Tyco subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. All restrictions on the award will lapse upon normal retirement, death, or disability of the employee.

        For grants that vest based on certain specified performance criteria of Tyco, the fair market value of the shares or units is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards has been determined based on the market value of Tyco's shares on the grant date. Restricted share awards generally vest after a period of three or four years, as determined by Tyco's Compensation Committee or upon attainment of various levels of performance that equal or exceed targeted levels of Tyco, if applicable. The compensation expense recognized for restricted share awards is net of estimated forfeitures.

        Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Share Plans (Continued)

        A summary of the status of Tyco restricted share and performance share awards granted to Company employees as of September 25, 2009, and changes during the year then ended are presented below:

Non-vested Restricted Share and Performance Awards	Shares	Weighted Average Grant-Date Fair Value
Nonvested—September 26, 2008	152,706	$50.25
Granted	122,893	26.96
Vested	(63,403)	48.65
Forfeited	(9,688)	49.64
Net Transfers	2,922	35.23

Nonvested—September 25, 2009	205,430	$36.95

        As of September 25, 2009, there was $4 million of total unrecognized compensation cost related to nonvested Tyco restricted share awards and performance shares granted to Company employees. That cost is expected to be recognized over a weighted-average period of 2.2 years.

        The weighted-average grant-date fair value of Tyco restricted share and performance share awards granted to Company employees during 2009, 2008 and 2007 was $27, $41, and $52, respectively. The total fair value of restricted share and performance share awards vested for Company employees during 2009, 2008, and 2007 was $3 million, $1 million, and $1 million, respectively.

        Impact of the Spin-off—Prior to the Spin-off, the Company's Board of Directors is expected to adopt, with the approval of Tyco as its sole shareholder, the establishment of stock incentive plans providing for future awards to employees of the Company.

        Following the Spin-off, restricted share awards are expected to be converted into shares of the spun-off company. In addition, employee share options and performance units outstanding as of the completion of the Spin-off are expected to be converted at equivalent value into equity awards of the newly formed company at the time of the Spin-off. All other provisions are expected to remain in effect.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Accumulated Other Comprehensive (Loss) Income

        The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation	Retirement Plans	Accumulated Other Comprehensive Income
Balance as of September 29, 2006	$22	$(8)	$14
Cumulative effect of adopting a new accounting principle (see Note 1)		(10)	(10)
Pre-tax current period change	20	7	27
Income tax benefit, net	—	1	1

Balance as of September 28, 2007	42	(10)	32
Pre-tax current period change	(3)	—	(3)

Balance as of September 26, 2008	39	(10)	29
Cumulative effect of adopting a new accounting principle (see Note 14)		2	2
Pre-tax current period change	(2)	(16)	(18)
Income tax benefit, net		5	5

Balance as of September 25, 2009	$37	$(19)	$18

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Segment and Geographic Data

        Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Selected information by business segment is presented in the following tables ($ in millions):

	2009	2008	2007
Net sales(1):
Electrical and Infrastructure	$805	$1,214	$1,107
Pipe and Tube	628	1,104	920

	$1,433	$2,318	$2,027

Operating (loss)/ income(2):
Electrical and Infrastructure	$(625)	$196	$108
Pipe and Tube	(278)	187	72
Corporate and Other	(60)	(72)	(50)

	$(963)	$311	$130

Total assets:
Electrical and Infrastructure	$282	$1,220	$1,223
Pipe and Tube	340	770	774
Corporate and Other(3)	619	778	533

	$1,241	$2,768	$2,530

Depreciation:
Electrical and Infrastructure	$10	$13	$7
Pipe and Tube	21	23	19
Corporate and Other(4)	—	—	—

	$31	$36	$26

Capital expenditures:
Electrical and Infrastructure	$11	$13	$14
Pipe and Tube	32	17	16
Corporate and Other	2	1	—

	$45	$31	$30

(1)
Amounts represent sales to external customers and related parties (see Note 8). No single customer represented 10% or more of the Company's total net sales in any period presented.

(2)
The operating loss in 2009 includes a goodwill impairment charge of $940 million.

(3)
Includes cash and cash equivalents, receivables due from Tyco and affiliates and shared manufacturing facilities.

(4)
Depreciation and amortization for Corporate and Other rounds to zero

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Segment and Geographic Data (Continued)

        Selected information by geographic area is as follows ($ in millions):

	2009	2008	2007
Net revenue(1):
United States	$1,168	$1,948	$1,740
Other Americas	182	260	182
Europe	53	77	75
Asia—Pacific	30	33	30

	$1,433	$2,318	$2,027

Long-lived assets(2):
United States	$174	$152	$161
Other Americas	18	16	15
Europe	6	7	7
Asia—Pacific	2	2	3

	$200	$177	$186

(1)
Revenue from external customers is attributed to individual countries based on the reporting entity that records the transaction.

(2)
Long-lived assets comprise primarily of property, plant and equipment and exclude goodwill, receivables due from Tyco and deferred taxes.

17. Subsequent Events

        The Company has evaluated subsequent events through the time it issued its financial statements on August 2, 2010.

        On November 13, 2009, the Company completed the acquisition of certain assets of a business within its Pipe and Tube segment for $39 million.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

Description	Balance at Beginning of Year	Additions Charged to Income	Divestitures and Other	Deductions	Balance at End of Year
Accounts Receivable:
Year Ended September 28, 2007	$13	$(1)	$1	$(1)	$12
Year Ended September 26, 2008	12	4	0	0	16
Year Ended September 25, 2009	16	1	0	(6)	11

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

($ in millions)

(Unaudited)

	For the Nine Months Ended
	June 25, 2010	June 26, 2009
Net sales	$1,047	$1,097
Cost of sales	856	1,002
Selling, general and administrative expenses	126	118
Goodwill impairment (see Note 7)	—	940
Restructuring and asset impairment charges (see Note 3)	4	8

Operating income(loss)	61	(971)
Interest expense, net	35	25

Income (loss) before income taxes	26	(996)
Income tax expense (benefit)	14	(35)

Net income(loss)	12	$(961)

See Notes to Unaudited Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

($ in millions)

(Unaudited)

	June 25, 2010	September 25, 2009
Assets
Current Assets:
Cash and cash equivalents	$13	$31
Accounts receivable trade, less allowance for doubtful accounts of $13 and $11, respectively	229	206
Inventories	293	177
Prepaid expenses and other current assets	28	26
Deferred income taxes	27	27

Total current assets	590	467
Receivables due from Tyco and affiliates (see Note 9)	423	501
Property, plant and equipment, net	239	196
Deferred income taxes	43	54
Other assets	27	23

Total Assets	$1,322	$1,241

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including due to Tyco and affiliates of $311 and $60, respectively (see Note 10)	$311	$61
Accounts payable	138	86
Payable due to Tyco and affiliates (see Note 9)	7	16
Accrued and other current liabilities	73	74

Total current liabilities	529	237
Long-term debt, net including due to Tyco and affiliates of $410 and $651, respectively (see Note 10)	411	652
Income taxes payable	24	23
Other liabilities	41	37

Total Liabilities	1,005	949

Commitments and contingencies (see Note 13)
Parent Company Equity:
Parent company investment	298	274
Accumulated other comprehensive income	19	18

Total Parent Company Equity	317	292

Total Liabilities and Parent Company Equity	$1,322	$1,241

See Notes to Unaudited Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Nine Months Ended June 25, 2010 and June 26, 2009

($ in millions)

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
Balance as of September 26, 2008	$1,744	$29	$1,773
Comprehensive income:
Net loss	(961)	—	(961)
Currency translation	—	(19)	(19)
Retirement plans, net of income tax	—	1	1

Total comprehensive loss			(979)
Net transfers to Parent	(45)	—	(45)
Cumulative effect of adopting a new accounting principal, net of income tax of $1 (see note 14)	—	1	1

Balance as of June 26, 2009	$738	$12	$750

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
Balance as of September 25, 2009	$274	$18	$292
Comprehensive income:
Net income	12	—	12
Retirement plans, net of income tax of $1	—	1	1

Total comprehensive income			13
Net transfers to Parent	12	—	12

Balance as of June 25, 2010	$298	$19	$317

See Notes to Unaudited Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited)

	For the Nine Months Ended
	June 25, 2010	June 26, 2009
Cash Flows From Operating Activities:
Net income (loss)	12	(961)
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation	21	24
Goodwill impairment	—	940
Deferred income taxes	11	(53)
Provision for losses on accounts receivable and inventory	5	6
Other non-cash items	(1)	(7)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(24)	116
Prepaid expenses and other current assets	(1)	(1)
Inventories	(113)	144
Accounts payable	53	(54)
Income taxes payable	3	2
Accrued and other liabilities	(1)	(21)
Other	—	2

Net cash (used in) provided by operating activities	(35)	137

Cash Flows From Investing Activities:
Capital expenditures	(40)	(33)
Change in due to (from) Tyco and affiliates	68	(98)
Acquisition of a business, net of cash acquired	(39)	—
Other investing activities	3	1

Net cash used in investing activities	(8)	(130)

Cash Flows From Financing Activities:
Proceeds from long-term debt due to Tyco and affiliates	11	—
Change in parent company investment	14	30

Net cash provided by financing activities	25	30

Effect of currency translation on cash	—	(8)
Net (decrease) increase in cash and cash equivalents	(18)	29
Cash and cash equivalents at beginning of year	31	7

Cash and cash equivalents at end of year	13	36

Supplementary Cash Flow Information:
Income taxes paid, net of refunds	3	15

See Notes to Unaudited Combined Financial Statements.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Summary of Significant Accounting Policies

        Spin-off—On April 27, 2010, Tyco International Ltd. ("Tyco" or "Parent") announced its plan to spin-off its Electrical and Metal Products Business (the "Company") into an independent, publicly traded company (the "Spin-off"). Upon the Spin-off, Electrical and Metal Products will own the electrical and metal products businesses as of the Spin-off date and its shares will be Distributed to Tyco shareholders. The Company as presented herein represents a combined reporting entity comprising the assets and liabilities used in managing and operating the Tyco electrical and metal products business. Tyco intends to accomplish the Spin-off through a distribution of the Company's common stock to Tyco shareholders (the "Distribution"). Immediately following the Distribution, Tyco's shareholders will own 100% of the equity of the Company. The Spin-off is subject to approval by the Board of Directors of Tyco and the approval of Tyco shareholders.

        Basis of Presentation—The Combined Financial Statements have been prepared in United States dollars, in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company's financial position, results of operations and cash flows for the interim period. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company's audited Annual Combined Financial Statements included elsewhere in this registration statement.

        Additionally, the Combined Financial Statements may not be indicative of the Company's future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly-traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. Certain general corporate overhead and other expenses have been allocated by Tyco to the Company. See Note 9. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent, publicly-traded company for the periods presented, nor are they indicative of the costs that will be incurred in the future as an independent, publicly-traded company.

        Recently Adopted Accounting Pronouncements—In December 2007, the FASB revised the authoritative guidance for business combinations. The revised guidance retains the underlying concepts of the existing guidance in that business combinations are still accounted for at fair value. However, the accounting for certain other aspects of business combinations will be affected. Acquisition costs will generally be expensed as incurred. Restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date. In-process research and development will be recorded at fair value as an indefinite-lived intangible at the acquisition date until it is completed or abandoned and its useful life can be determined. Changes in deferred tax asset valuation allowances and uncertain tax positions after the acquisition date will generally impact income tax expense. The revised guidance also expands required disclosures surrounding the nature and financial effects of business combinations. The revised guidance was adopted by the Company in the first quarter of fiscal 2010, which did not have a material impact on the Company's financial position, results of operations or cash flows. The revised guidance is primarily effective for all business combinations beginning in the first quarter of fiscal 2010 and thereafter.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        Recently Issued Accounting Pronouncements—In June 2009, the FASB issued authoritative guidance which amended the existing guidance for the consolidation of variable interest entities, to address the elimination of the concept of a qualifying special purpose entity. The guidance also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity, and the obligation to absorb losses of the entity or the right to receive benefits from the entity. Additionally, the guidance requires any enterprise that holds a variable interest in a variable interest entity to provide enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The guidance is effective for the Company in the first quarter of fiscal 2011. The Company is currently assessing what impact, if any, that the guidance will have on its financial position, results of operations or cash flows.

        In December 2008, the FASB issued authoritative guidance for employers' disclosures about postretirement benefit plan assets. The guidance requires additional disclosures about plan assets related to an employer's defined benefit pension or other post-retirement plans to enable investors to better understand how investment decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period, and the significant concentrations of risk within plan assets. The disclosure provisions of the guidance are effective for the Company in fiscal 2010 and will be adopted concurrently with the pension disclosures associated with the Company's annual valuation process during the fourth quarter of fiscal 2010.

2. Acquisitions

        On November 13, 2009, the Company completed an acquisition from Barzel Industries of substantially all of the assets related to the business of Novamerican Steel for $39 million in cash. This business is included within the Company's Pipe and Tube segment. The acquisition is not material to the combined financial statements.

3. Restructuring and Asset Impairment Charges

2009 Program

        During fiscal 2009 and 2010, the Company identified and pursued opportunities for cost savings through restructuring activities and workforce reductions to improve operating efficiencies across all of the Company's segments (the "2009 Program"). The Company expects such actions to be substantially completed by the end of fiscal 2010.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

3. Restructuring and Asset Impairment Charges (Continued)

        Restructuring and asset impairment charges during the nine months ended June 25, 2010 and June 26, 2009 related to the 2009 Program are as follows ($ in millions):

	For the Nine Months Ended June 25, 2010
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges reflected in Cost of Sales	Total
Electrical and Infrastructure	$—	$2	$—	$2
Pipe and Tube	1	—	—	1

Restructuring and asset impairment charges	$1	$2	$—	$3

	For the Nine Months Ended June 26, 2009
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges reflected in Cost of Sales	Total
Electrical and Infrastructure	$1	$—	$1	$2
Pipe and Tube	2	1	—	3
Corporate and Other	—	—	6	6

Restructuring and asset impairment charges	$3	$1	$7	$11

        Restructuring and asset impairment charges incurred cumulative to date from initiation the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges reflected in Cost of Sales	Total
Electrical and Infrastructure	$1	$3	$1	$5
Pipe and Tube	3	1	—	4
Corporate and Other	7	1	6	14

Restructuring and asset impairment charges	$11	$5	$7	$23

        The rollforward of the reserves related to the 2009 Program from September 25, 2009 to June 25, 2010 is as follows ($ in millions):

2009 Program
Balance as of September 25, 2009	$8
Charges	3
Utilization	(5)

Balance as of June 25, 2010	$6

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

3. Restructuring and Asset Impairment Charges (Continued)

2007 Program

        During fiscal 2007 and 2008, the Company launched a restructuring program to streamline some of the businesses and reduce the operational footprint (the "2007 Program"). As of December 26, 2008, the Company had substantially completed this program. The Company maintained a restructuring reserve related to the 2007 Program of $7 million and $8 million as of June 25, 2010 and September 25, 2009, respectively. The Company utilized $2 million of the restructuring reserve balance during the nine months ended June 25, 2010. The aggregate remaining reserves relate to employee severance and benefits as well as facility exit costs for long-term non-cancelable lease obligations. The Company incurred $1 million and $4 million of charges related to the 2007 Program actions for the nine months ended June 25, 2010 and June 26, 2009, respectively.

Restructuring reserves

        As of June 25, 2010 and September 25, 2009, restructuring reserves related to the 2009 Program and the 2007 Program, were included in the Company's Combined Balance Sheets as follows ($ in millions):

	June 25, 2010	September 25, 2009
Accrued and other current liabilities	$7	$10
Other liabilities	6	6

	$13	$16

4. Income Taxes

        The Company did not have a significant change to its unrecognized tax benefits during the nine months ended June 25, 2010.

        Many of the Company's uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2005 - 2009
Brazil	2005 - 2009
Canada	2001 - 2009
United Kingdom	2008 - 2009
United States	1997 - 2009

        Based on the current status of its income tax audits, the Company does not anticipate a significant change to its unrecognized tax benefits in the next twelve months.

        At each balance sheet date, management evaluates whether it is more likely than not that the Company's deferred tax assets will be realized and if sufficient future taxable income will be available by assessing current period and project operating results and other pertinent data. As of June 25, 2010, the Company had recorded deferred tax assets of $70 million, net of valuation allowances of

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

$27 million. Depending on prevailing economic conditions future taxable income of entities with deferred tax assets may be negatively impacted, which may require additional valuation allowances to be recorded in future reporting periods related to the Company's deferred tax assets

Other Income Tax Matters

        Except for earnings that are currently Distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are Distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across its global operations. The Company records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company's current estimate of the tax liabilities. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when the Company determines the liabilities are no longer necessary. All of these potential tax liabilities are recorded in other liabilities in the Combined Balance Sheets as payment is not expected within one year.

5. Inventories

        As of June 25, 2010 and September 25, 2009, inventories were comprised of ($ in millions):

	June 25, 2010	September 25, 2009
Purchased materials and manufactured parts	$134	$65
Work in process	29	20
Finished goods	130	92

Inventories	$293	$177

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

6. Property, plant and equipment

        As of June 25, 2010 and September 25, 2009, property, plant and equipment at cost and accumulated depreciation were ($ in millions):

	June 25, 2010	September 25, 2009
Land	$18	$16
Buildings and related improvements	153	120
Machinery and equipment	324	288
Leasehold improvements	6	5
Construction in progress	26	45

Property, plant and equipment	527	474
Accumulated depreciation	(288)	(278)

Property, plant and equipment, net	$239	$196

7. Goodwill

        The Company experienced a decline in revenue during 2009 due mainly to the downturn in the non-residential construction market. This decline in revenue, along with downward revisions to forecasted results, restructuring actions and weaker industry outlooks, caused the Company to conclude that sufficient indicators of impairment existed for all of its reporting units. The Company determined that these underlying events and circumstances constituted triggering events for all of its reporting units where such events would more-likely-than-not reduce the fair value below their respective carrying amounts. As a result of the triggering events, the Company assessed the recoverability of the reporting unit's long-lived assets and concluded that the carrying amounts were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units.

        To perform the first step of the goodwill impairment test for the reporting units, the Company compared the carrying amounts of these reporting units to their estimated fair values. The Company utilized a discounted cash flow analysis for determining the fair value of each of its reporting units. Based on the factors described above, actual and anticipated reductions in demand for the reporting unit's products and services as well as increased risk due to general economic uncertainty, the estimates of future cash flows used in the 2009 discounted cash flow analysis were revised downward from the Company's tests conducted during the fourth quarter of 2008.

        The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in each of the reporting units, as the carrying amounts of the reporting units exceeded their respective fair values. As a result, the Company performed the second step of the goodwill impairment test for these reporting units. The implied fair values of goodwill were determined by allocating the fair values of each reporting unit to all of the assets and liabilities of the applicable reporting unit including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for each of the reporting units. As a result, the Company recorded an aggregate non-cash impairment charge of $940 million ($921 million after-tax). The non-cash impairment charge was recorded as goodwill impairments in the Company's Combined Statements of Operations during second quarter of fiscal 2009. Specifically, the

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

7. Goodwill (Continued)

Company recorded the following non-cash goodwill impairment charges at the following reporting units ($ in millions):

Reporting Unit	Pre-tax Charge	After-tax Charge
Standard Mechanical, Pipe and Structural Shapes	$291	$280
Unistrut and Cable Management	101	101
Electrical and Conduit	548	540

Total	$940	$921

8. Accrued Other Current Liabilities ($ in millions)

	June 25, 2010	September 25, 2009
Accrued payroll and payroll related	$26	$26
Accrued transportation costs	14	14
Accrued restructuring costs	7	10
Other	26	24

Accrued other current liabilities	$73	$74

9. Related Party Transactions

        Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company's cash was available for use and was regularly "swept" by Tyco at its discretion.

        Trade Activity—Accounts payable includes $7 million and $2 million of payables to Tyco affiliates as of June 25, 2010 and September 25, 2009, respectively. These amounts primarily relate to the purchase of certain raw materials, components and finished goods from Tyco affiliates which totaled $4 million and $6 million for the periods ended June 25, 2010 and September 25, 2009, respectively. Accounts receivable includes $7 million and $7 million of receivables from Tyco affiliates as of June 25, 2010 and September 25, 2009, respectively. These amounts primarily relate to sales of certain products which totaled $17 million and $27 million for the nine months ended June 25, 2010 and June 26, 2009, respectively, and associated cost of sales of $16 million and $24 million for the nine months ended June 25, 2010 and June 26, 2009, respectively.

        Balances due from (to) Tyco and affiliates—Balances due from (to) Tyco and affiliates presented in the Combined Balance Sheets as of June 25, 2010 and September 25, 2009 primarily relate to cash to be transferred to or from Tyco's cash management system. These balances were reflected as "Receivables due from Tyco and affiliates" in the Combined Balance Sheets. Although the receivables due from Tyco and affiliates are classified as a non-current asset, the Company would be able to utilize a portion of such to satisfy its current maturities of long-term debt due to Tyco and affiliates to the extent the Company did not have enough available cash on hand to service its current debt maturities. Prior to the Spin-off, the Company will settle the amounts due from (to) Tyco.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

9. Related Party Transactions (Continued)

        Debt—See Note 10 for further information relating to the amounts due to Tyco and affiliates.

        Parent Company Investment—This account includes transactions with the Company's parent for items such as tax payments, dividends and capital contributions.

        Interest expense, net—The Company recognized $38 million and $29 million of interest expense associated with the debt due to Tyco and affiliates during the nine months ended June 25, 2010 and June 26, 2009, respectively. The Company recognized interest income of $— million and $2 million associated with cash to be transferred from Tyco's cash management system during the nine months ended June 25, 2010 and June 26, 2009, respectively.

        Insurable Liabilities—From fiscal 2007 through fiscal 2009, the Company was insured for worker's compensation, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $4 million and $4 million for the nine months ended June 25, 2010 and June 26, 2009, respectively, and are included in the selling, general and administrative expenses in the Combined Statements of Operations.

        The Company maintains liabilities related to workers' compensation, general and auto liabilities. As of June 25, 2010 and September 25, 2009, the Company maintained liabilities reflected in the Combined Balance Sheets of $8 million and $9 million, respectively, with an offsetting insurance asset of the same amount due from the Parent's captive insurance company.

        Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on a pro-rata percentage of the Company's net revenue to Tyco's consolidated net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. During the nine months ended June 25, 2010 and June 26, 2009, the Company was allocated $13 million and $14 million, respectively, of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Combined Statements of Operations.

        The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

10. Debt

        Debt as of June 25, 2010 and September 25, 2009 is as follows ($ in millions):

	June 25, 2010	September 25, 2009
Due to Tyco and affiliates	$721	$711
Other	1	2

Total debt	722	713
Less current portion	311	61

Long-term debt	$411	$652

        Amounts due to Tyco International and affiliates as of June 25, 2010 and September 25, 2009 are as follows ($ in millions):

	June 25, 2010	September 25, 2009
7.50% due fiscal 2010	$50	$50
8.57% due fiscal 2010	10	10
16.30% due fiscal 2010	11	—
7.59% due fiscal 2011	240	240
6.44% due fiscal 2012	98	98
AUS LIBOR + 1.5% due fiscal 2013	22	21
17.88% due fiscal 2014	17	18
7.60% due fiscal 2015	80	80
7.35% due fiscal 2017	20	20
5.65% due fiscal 2018	15	15
7.75% due fiscal 2020	135	135
Other(1)	23	24

Total	$721	$711

(1)
The other amounts consist primarily of various loans between the Company and other Tyco International subsidiaries.

        The carrying amount of the Company's short-term and long-term debt reported in the combined balance sheet as of June 25, 2010 was $311 million and $411 million, respectively. The carrying amount of the Company's short-term and long-term debt reported in the combined balance sheet as of September 25, 2009 was $61 million and $652 million, respectively. The fair value of the short-term debt approximated its carrying amount as of June 25, 2010 and September 25, 2009 based on the short-term nature of such debt. The fair value of the Company's long-term debt was $398 million and $632 million as of June 25, 2010 and September 25, 2009, respectively. In determining the fair value of its long-term debt, the Company utilized a discounted cash flow technique that incorporated a market interest yield curve with adjustments for duration, optionality and risk profile. In determining the market interest yield curve, the Company assumed it had a B credit rating.

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

10. Debt (Continued)

        The agreements underlying the amounts due to Tyco International and affiliates contain a provision which allows Tyco International, at its sole discretion, to immediately call the debt upon the occurrence of a change in control triggering event.

        The amount of debt that is presented in the Company's Combined Balance Sheet is not necessarily indicative of the amount of debt that will exist following the Spin-off. Prior to, or in connection with, the Spin-off, the Company expects to alter its capital structure by refinancing its existing indebtedness. The amount of debt which may exist following the Spin-off may be materially different from the amounts presented herein.

11. Guarantees

        Tyco International has guaranteed the performance to third-parties and provided financial guarantees for financial commitments on behalf of the Company. Tyco International intends to obtain releases from the guarantees related to the Company upon divestiture from Tyco International.

        In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations or cash flows.

        In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations or cash flows.

        The Company records estimated product warranty costs at the time of sale, which were not material to the Combined Balance Sheets as of June 25, 2010 and September 25, 2009.

12. Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and forward foreign currency exchange contracts. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of June 25, 2010. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 10 for the fair value of the Company's debt.

13. Commitments and Contingencies

        Legal Contingencies—From time to time, the Company is subject to a number of disputes, administrative proceedings and other claims arising out of the conduct of the Company's business. These matters generally relate to disputes arising out of the use or installation of the Company's products, product liability litigation, contract disputes, employment matters and similar matters. Included among such maters are several lawsuits claiming that our ABF II anti-microbial coated sprinkler pipe allegedly causes environmental stress cracking in polyvinyl chloride pipe. On the basis of information currently available to the Company, it does not believe that existing proceedings and claims

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

13. Commitments and Contingencies (Continued)

will have a material impact on its financial position or results of operations. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial position or results of operations in a particular period.

        The Company accounts for loss contingencies in accordance with GAAP. Estimated loss contingencies are accrued only if the loss is probable and the amount of the loss can be reasonably estimated. With respect to a particular loss contingency, it may be probable that a loss has occurred but the estimate of the loss is a wide range. If the Company deems some amount within the range to be a better estimate than any other amount within the range, that amount is accrued. However, if no amount within the range is a better estimate than any other amount, the minimum amount of the range is accrued. While the Company believes that none of these claims, disputes, administrative, and legal matters will have a material adverse effect on its financial position, these matters are uncertain and the Company cannot at this time determine whether the financial impact, if any, of these matters will be material to its results of operations in the period in which such matters are resolved or a better estimate becomes available.

14. Retirement Plans

        The Company sponsors a number of pension plans. The Company measures its pension plans as of its fiscal year end. The following disclosures exclude the impact of plans which are immaterial individually and in the aggregate.

        The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on local regulations and the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation. The defined benefit pension plans are presented combined as the non-U.S. plans are not material to the total of all plans to warrant separate disclosure.

        The net periodic benefit cost for nine months ended June 25, 2010 and June 26, 2009 are as follows ($ in millions):

	For the Nine Months Ended
	June 25, 2010	June 26, 2009
Service cost	2	2
Interest cost	3	3
Expected return on plan assets	(3)	(3)
Amortization of prior service cost	1	1
Amortization of net actuarial loss	1	—

Net periodic benefit cost	4	3

THE ELECTRICAL AND METAL PRODUCTS BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS (Continued)

14. Retirement Plans (Continued)

        The estimated net actuarial loss and prior service cost for pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are expected to be $2 million and $1 million, respectively.

        The Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in fiscal year 2010, which is less than $1 million.

        During the nine months ended June 25, 2010, the Company contributed less than $1 million to its pension plans.

15. Segment Data

        Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Selected information by business segment is presented in the following tables ($ in millions):

	For the Nine Months Ended
	June 25, 2010	June 26, 2009
Net sales(1):
Electrical and Infrastructure	577	620
Pipe and Tube	470	477

	1,047	1,097

Operating (loss)/income(2):
Electrical and Infrastructure	48	(633)
Pipe and Tube	47	(300)
Corporate and Other	(34)	(38)

	61	(971)

(1)
Amounts represent sales to external customers and related parties (see Note 9). No single customer represented 10% or more of the Company's total net sales in any period presented.

(2)
The operating loss in 2009 includes a goodwill impairment charge of $940 million.

16. Subsequent Events

        The Company has evaluated subsequent events through the time it issued its interim financial statements on September 14, 2010.

        On August 11, 2010, the Company paid a cash dividend of $69 million to Tyco.